    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1999

                                                       REGISTRATION NO 333-82713
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   AMENDMENT


                                    NO. 3 TO


                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                          CHEROKEE INTERNATIONAL, LLC

             (Exact name of registrant as specified in its charter)

           CALIFORNIA                           3679                           33-0696451
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

                           --------------------------

                                2841 DOW AVENUE
                            TUSTIN, CALIFORNIA 92780
                           TELEPHONE: (714) 544-6665

    (Address, Including Zip Code, and Telephone Number, Including Area Code
                  of Registrant's Principal Executive Offices)

                            R. VAN NESS HOLLAND, JR.
                            CHIEF FINANCIAL OFFICER
                                2841 DOW AVENUE
                            TUSTIN, CALIFORNIA 92780
                           TELEPHONE: (714) 544-6665

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of
                               Agent for Service)
                           --------------------------

                                   COPIES TO:

                             JEFFREY H. COHEN, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                       300 SOUTH GRAND AVENUE, SUITE 3400
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000
                           --------------------------

                                     JURISDICTION        PRIMARY STANDARD         I.R.S. EMPLOYER
                                          OF                INDUSTRIAL             IDENTIFICATION
                                     INCORPORATION    CLASSIFICATION NUMBER            NUMBER
                                     -------------  --------------------------  --------------------
  NAME OF ADDITIONAL REGISTRANT*
-----------------------------------
  Cherokee International Finance,      Delaware                3679                  95-4745032
               Inc.

------------------------------

* Address and telephone number of principal executive offices are the same as those of Cherokee International, LLC.

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
October 28, 1999


                               OFFER TO EXCHANGE
            10 1/2% SERIES A SENIOR SUBORDINATED NOTES DUE 2009 FOR
              10 1/2% SERIES B SENIOR SUBORDINATED NOTES DUE 2009
                                       OF

                          CHEROKEE INTERNATIONAL, LLC
                      CHEROKEE INTERNATIONAL FINANCE, INC.
                                ---------------


       THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON DECEMBER 6, 1999, UNLESS EXTENDED,
                          TERMS OF THE EXCHANGE OFFER


    - We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

    - You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

    - The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes, but you should see the section entitled "Material United States Federal Income Tax Consequences" on page 106 for more information.

    - The terms of the exchange notes to be issued are substantially identical to the terms of the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

    - There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange.
                            ------------------------

    A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OUTSTANDING NOTES IS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 12.
                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                            ------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                             -----------
Where You Can Find Additional Information..................................................................           1
Prospectus Summary.........................................................................................           2
Risk Factors...............................................................................................          12
Forward-Looking Statements.................................................................................          19
Our History................................................................................................          20
The Transactions...........................................................................................          21
Use of Proceeds............................................................................................          22
Capitalization.............................................................................................          23
Pro Forma Financial Information............................................................................          24
Selected Consolidated Financial Information................................................................          28
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          30
The Exchange Offer.........................................................................................          40
Business...................................................................................................          49
Management.................................................................................................          58
Compensation of Named Executive Officers...................................................................          61
Security Ownership of Certain Beneficial Owners and Management.............................................          63
Description of Certain Other Indebtedness..................................................................          65
Description of the Notes...................................................................................          67
Certain Relationships and Related Transactions.............................................................         106
Material United States Federal Income Tax Consequences.....................................................         106
Backup Withholding And Information Reporting...............................................................         107
Plan of Distribution.......................................................................................         108
Legal Matters..............................................................................................         109
Experts....................................................................................................         109
Future Additional Information..............................................................................         109
Index to Financial Statements..............................................................................         F-1
Independent Auditors' Report...............................................................................         F-2

                            ------------------------

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The issuers have agreed that, for a period of 180 days after the expiration date of the exchange offer (or such shorter period during which such broker-dealers are required by law to deliver this prospectus), they will make this prospectus available to any broker-dealer for use in connection with any such resale. For more details, see the section "Plan of Distribution."

     This Prospectus references certain trademarks and trade names of other companies.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a Registration Statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to our offering of the exchange notes in the exchange offer. This prospectus does not contain all of the information in the Registration Statement. You will find additional information about us and the exchange notes in the Registration Statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the Registration Statement.


    WE WILL PROVIDE THESE DOCUMENTS WITHOUT CHARGE UPON ORAL OR WRITTEN REQUEST TO SECRETARY, CHEROKEE INTERNATIONAL, LLC, 2841 DOW AVENUE, TUSTIN, CALIFORNIA 92780, (714) 544-6665. TO ENSURE THE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST MUST BE MADE BY NOVEMBER 25, 1999.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THIS SUMMARY ALONG WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THE FINANCIAL STATEMENTS, APPEARING ELSEWHERE IN THIS PROSPECTUS. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT. YOU SHOULD PAY SPECIAL ATTENTION TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12 OF THIS PROSPECTUS TO DETERMINE WHETHER TO EXCHANGE YOUR OUTSTANDING NOTES FOR EXCHANGE NOTES.

    CHEROKEE INTERNATIONAL FINANCE, INC. WAS RECENTLY INCORPORATED AS OUR WHOLLY-OWNED SUBSIDIARY WITH THE SOLE PURPOSE OF SERVING AS CO-ISSUER OF THE NOTES IN ORDER TO FACILITATE THE OFFERING OF THE NOTES. ALL REFERENCES TO "CHEROKEE," "WE," "US" OR "OUR" REFER TO CHEROKEE INTERNATIONAL, LLC AND OUR CONSOLIDATED SUBSIDIARIES (INCLUDING CHEROKEE FINANCE), EXCEPT WHERE IT IS CLEAR THAT SUCH TERMS MEAN ONLY CHEROKEE INTERNATIONAL, LLC.

                          CHEROKEE INTERNATIONAL, LLC

    We are a leading designer and manufacturer of a broad range of switch mode power supplies for original equipment manufacturers, or OEMs, in the telecommunications, networking, high-end workstation and other electronic equipment industries. Power supplies perform many essential functions relating to the supply, distribution and regulation of electric power and are used in virtually all electric equipment. Basic power supplies convert alternating power, or AC, from a utility source such as a wall outlet, into the stable direct power, or DC, required for electronic systems.

    We believe we are well positioned to take advantage of the growth in our target markets, which includes the telecommunications, networking and high-end workstation markets. Our sophisticated engineering capabilities, highly automated manufacturing processes and state of the art testing equipment enable us to differentiate ourselves from our competition by enhancing the quality of our products and decreasing our "time to market," the time it takes us to get our products to our customers.

    Our customers include several industry leaders, many of whom we have been doing business with for over 10 years. Further, because our customers incorporate our products into their end products, they generally use our products for the entire life cycle of their end products. As a result, we enjoy a strong base of recurring sales from year to year.

    Our principal executive offices are located at 2841 Dow Avenue, Tustin, California 92780 and our telephone number is (714) 544-6665.

                        CHEROKEE INVESTOR PARTNERS, LLC

    The proceeds of the offering of the outstanding notes was used to finance, in part, the acquisition of 60% of our membership units by Cherokee Investor Partners, LLC, an entity owned by investors including an affiliate of Oaktree Capital Management, LLC, an affiliate of GFI Energy Ventures LLC, RIT Capital Partners plc (also known as "Rothschild"), and an affiliate of the initial purchaser of the outstanding notes. For a detailed description of this transaction, see the Section "The Transactions."

    Oaktree is a Los Angeles based investment management company with approximately $12 billion of assets under or committed for management. Oaktree manages money on behalf of private and state pension plans, private foundations, educational endowment funds and high net worth individuals in various asset classes including private equities, high yield bonds, convertible securities (domestic and international), real estate, distressed opportunities, and emerging markets. Oaktree is the general partner of the OCM Principal Opportunities Fund, L.P., or the Fund, which provides capital primarily to sponsor management buyouts and other private equity investments. The Fund is managed by Oaktree's Principal Activities Group, which manages approximately $1 billion in committed capital for the purpose of investing in well-run companies that are in need of growth capital, recapitalization, or financial restructuring.

    GFI is a Los Angeles based firm specializing exclusively in investments in the power industry. Since 1995, GFI, including its predecessor entities under common control, has completed 19 transactions totaling over $180 million in this sector. GFI's three principals possess 56 years experience investing in, consulting to, and directing companies in the power industry. For the past 13 years, the GFI principals have worked together in businesses they founded and/or directed which were focused exclusively on anticipating and capitalizing on the changes in the way power is generated, transmitted, distributed, traded, marketed, priced, measured, stored, and consumed.

    Rothschild is a publicly-traded investment trust in the United Kingdom chaired by Lord Rothschild. Rothschild invests in quoted securities, unquoted holdings, and specialist funds.

    The Transactions (as defined in the section "The Transactions") represent the fifth opportunity in which Oaktree and GFI have coinvested.

                             ABOUT THIS TRANSACTION

    On April 30, 1999, we privately placed $100 million of 10 1/2% Senior Subordinated Notes due 2009.

    Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchaser of the outstanding notes, in which we agreed to initially file the Registration Statement on or before July 14, 1999 and to use our best efforts to have the Registration Statement declared effective on or before December 27, 1999. If we do not, we must pay additional interest until we accomplish the specified task. In this exchange offer, you may exchange your outstanding notes for exchange notes which have substantially the same terms. You should read the discussion under the heading "The Exchange Offer" and "Description of Notes" for further information regarding the exchange notes.

    We issued the outstanding notes to facilitate the acquisition of a 60% equity interest in Cherokee International, LLC by Cherokee Investors from our existing Members. For more details concerning the acquisition, read the discussion in the section "The Transactions."

                            ABOUT THE EXCHANGE OFFER

Securities Offered.......................  $100 million in principal amount of new 10 1/2%
                                           Series B Senior Subordinated Notes due 2009,
                                           which have been registered under the Securities
                                           Act. The terms of the exchange notes are
                                           substantially identical to those of the
                                           outstanding notes, except that certain transfer
                                           restrictions, registration rights and additional
                                           interest provisions relating to the outstanding
                                           notes do not apply to the exchange notes.

The Exchange Offer.......................  We are offering to issue registered exchange notes in exchange for a like principal amount of
                                           our outstanding notes. We are offering to issue
                                           these registered exchange notes to satisfy our
                                           obligations under a registration rights
                                           agreement that we entered into with the initial
                                           purchaser of the outstanding notes when we sold
                                           them in a transaction exempt from the
                                           registration requirements of the Securities Act.
                                           You may tender your outstanding notes for
                                           exchange by following the procedures described
                                           in the section "The Exchange Offer."

Tenders; Expiration Date; Withdrawal.....  The exchange offer will expire at 5:00 p.m., New
                                           York City time, on December 6, 1999, unless we
                                           extend it. If you decide to exchange your
                                           outstanding notes for exchange notes, you must
                                           acknowledge that you are not engaging in, and do
                                           not intend to engage in, a distribution of the
                                           exchange notes. You may withdraw any outstanding
                                           notes that you tender for exchange at any time
                                           prior to December 6, 1999. If we decide for any
                                           reason not to accept any outstanding notes you
                                           have tendered for exchange, those notes will be
                                           returned to you without cost promptly after the
                                           expiration or termination of the exchange offer.
                                           See the section "The Exchange Offer" under the
                                           heading "Terms of the Exchange Offer" for a more
                                           complete description of the tender and
                                           withdrawal provisions.

Certain Conditions to the Exchange         The Exchange Offer is subject to customary
Offer....................................  conditions, which we may waive. Please read the section "The Exchange Offer" under the heading
                                           "Certain Conditions to the Exchange Offer" for
                                           more information regarding conditions to the
                                           Exchange Offer.

Material United States Federal Income Tax
Consequences.............................  Your exchange of outstanding notes for exchange notes will not result in any gain or loss to you
                                           for United States federal income tax purposes.
                                           For more details, see the section "Material
                                           United States Federal Income Tax Consequences"
                                           for a general summary of the material United
                                           States federal income tax consequences
                                           associated with the exchange of outstanding
                                           notes for the exchange notes and the ownership
                                           and disposition of those notes.

Use of Proceeds..........................  We will not receive any cash proceeds from the exchange offer.

Exchange Agent...........................  Firstar Bank of Minnesota, N.A.


             CONSEQUENCES OF NOT EXCHANGING YOUR OUTSTANDING NOTES

    If you do not exchange your outstanding notes in the exchange offer, they will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to file a registration statement covering resales of outstanding notes under the Securities Act, other than pursuant to the exchange offer.

    If outstanding notes are tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have resales of those outstanding notes registered under the Securities Act.

               CONSEQUENCES OF EXCHANGING YOUR OUTSTANDING NOTES

    Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

    - you acquire the exchange notes in the ordinary course of your business;

    - you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes; and

    - you are not an "affiliate" of Cherokee, as defined in Rule 405 of the Securities Act.

    If any of these conditions are not satisfied and you transfer any exchange notes without registration and delivery of a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

    Any broker-dealer that acquires exchange notes for its own account in exchange for outstanding notes, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any exchange notes. See the section "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                                ABOUT THE NOTES

    The terms of the exchange notes and the outstanding notes are identical in all material respects, except:

    (1) the issuance of the exchange notes will have been registered under the Securities Act;

    (2) the exchange notes will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

    (3) the exchange notes will not contain provisions relating to the payment of additional interest to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

    A brief description of the material terms of the outstanding notes and the exchange notes offered hereby, referred to in this prospectus collectively as the notes, follows:

Outstanding Notes...............  $100,000,000 aggregate principal amount of 10 1/2%
                                  Series A Senior Subordinated Notes due 2009.

Exchange Notes..................  $100,000,000 aggregate principal amount of 10 1/2%
                                  Series B Senior Subordinated Notes due 2009.

Issuers.........................  Cherokee International, LLC and Cherokee International
                                  Finance, Inc.

Maturity........................  May 1, 2009.

Interest Rate...................  10 1/2% per year.

Interest Payment Dates..........  May 1 and November 1 of each year, beginning November 1,
                                  1999.

Ranking.........................  The notes are unsecured senior subordinated obligations and rank junior to our existing and future Senior
                                  Indebtedness. The notes rank equally with our existing and future Senior Subordinated Indebtedness and rank senior to our subordinated indebtedness. The notes effectively rank
                                  junior to all liabilities of our subsidiaries. The terms
                                  "Senior Indebtedness" and "Senior Subordinated
                                  Indebtedness" are defined in the section "Description of
                                  the Notes" under the heading "Certain Definitions." As of
                                  June 30, 1999, we had outstanding approximately
                                  $55.2 million of Senior Indebtedness.

Future Guarantees...............  Our subsidiaries that guarantee certain of our other debt will be required to guarantee the notes with unconditional guarantees of payment that will rank below their senior
                                  debt, but will rank equal to their other senior
                                  subordinated debt in right of payment. As of the date of
                                  this prospectus, the notes are not guaranteed.

Optional Redemption.............  We cannot redeem the notes until May 1, 2004, except as described immediately below. Thereafter, we can redeem
                                  some or all of the notes at the redemption prices listed
                                  in the section "Description of the Notes" under the
                                  heading "Optional Redemption" plus accrued interest.

Optional Redemption after Public
  Equity Offerings..............  At any time (which may be more than once) before May 1,
                                  2002, we can choose to redeem up to 35% of the original
                                  principal amount of the notes (including the original
                                  principal amount of any additional notes issued under the
                                  indenture) with money that we raise in certain equity
                                  offerings, as long as:

                                  -  we pay to holders of the notes a redemption price of
                                  110.500% on the face amount of the notes we redeem, plus
                                     accrued interest;

                                  -  we redeem the notes within 120 days of completing such
                                  equity offering; and

                                  -  at least 65% of the original aggregate principal amount of notes (including the original principal amount of any
                                     additional notes issued under the indenture) issued
                                     remains outstanding afterwards.

Change of Control Offer.........  If we experience a Change of Control, we must give holders of the notes the opportunity to sell to us their notes at
                                  a purchase price of 101% of their face amount, plus
                                  accrued interest. The term Change of Control is defined in the Section "Description of the Notes" under the heading
                                  "Change of Control."

Certain Covenants...............  The indenture governing the notes contains covenants that limit our ability and that of certain of our subsidiaries
                                  to:

                                  -  incur additional indebtedness;

                                  -  pay dividends or distributions on, or redeem or
                                  repurchase, our capital stock;

                                  -  make investments;

                                  -  engage in transactions with affiliates;

                                  -  transfer or sell assets;

                                  -  guarantee indebtedness;

                                  -  restrict dividend or other payments to us;

                                  -  consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries; and

                                  -  engage in unrelated businesses.

                                  These covenants are subject to important exceptions and
                                  qualifications, which are described in the Section
                                  "Description of the Notes" under the heading "Certain
                                  Covenants."

                                  RISK FACTORS

    You should carefully consider all of the information set forth in this prospectus and, in particular, the information under "Risk Factors" before deciding to tender your outstanding notes in the exchange offer.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    You should read the following summary unaudited pro forma consolidated financial information in conjunction with our consolidated financial statements and other financial information included elsewhere in this prospectus. We derived the following information from our consolidated financial information, which we adjusted to give effect to the Transactions. Our audited historical consolidated balance sheet, as of June 30, 1999, gives effect to the Transactions, as the Transactions were consummated prior to that date. Our historical statement of income and other financial data are adjusted as if the Transactions had occurred on the first day of the applicable period presented. We do not represent that the information presented below indicates what our results of operations or financial condition would actually have been had the Transactions in fact occurred on the assumed dates or our results of operations or financial condition for any future period or date.

                                                                             YEAR ENDED      SIX MONTHS ENDED
                                                                          DECEMBER 31, 1998   JUNE 30, 1999
                                                                          -----------------  ----------------
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                                      UNIT DATA)
STATEMENT OF INCOME DATA:
Net sales...............................................................    $      87,553     $       66,496
Cost of sales...........................................................           54,824             41,499
                                                                            -------------     --------------
Gross profit............................................................           32,729             24,997
Operating expenses......................................................            8,794              5,239
Special bonus distribution..............................................               --              5,330
                                                                            -------------     --------------
Operating income........................................................           23,935             14,428
Interest expense........................................................          (15,655)            (7,867)
Other income (expense)..................................................              338               (519)
                                                                            -------------     --------------
Pretax income...........................................................    $       8,618     $        6,042
                                                                            =============     ==============

Pro forma basic and diluted income per unit.............................    $         .29     $          .20
Weighted average units outstanding......................................       30,000,000         30,000,000

BALANCE SHEET DATA (END OF PERIOD):
Working capital.........................................................                      $       24,979
Total assets............................................................                              52,850
Total debt..............................................................                             155,200
Total members' deficit..................................................                            (110,783)

OTHER FINANCIAL DATA:
EBITDA(a)...............................................................    $      25,606     $       20,882
EBITDA margin(b)........................................................            29.2%              31.4%
Depreciation and amortization...........................................    $       1,671     $        1,124
Capital expenditures....................................................            1,898                483
Ratio of total debt to EBITDA(c)........................................               --               4.4x
Ratio of EBITDA to cash interest expense(d).............................             1.7x               2.8x
Ratio of earnings to fixed charges(e)...................................             1.5x               1.7x

------------------------

(a) EBITDA represents operating income plus depreciation and amortization and, for the six months ended June 30, 1999, plus a special bonus of $5,330,000 made by Cherokee in connection with the

    Transactions. We consider EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and is neither a measurement required, nor represents cash flow from operations as defined, by generally accepted accounting principles. You should not consider EBITDA to be an alternative to net income, an indicator of operating performance or an alternative to cash flow as a measure of liquidity.

(b) EBITDA Margin represents EBITDA as a percentage of net sales.

(c) For purposes of computing the ratio of total debt to EBITDA, EBITDA is for the twelve months ended June 30, 1999.

(d) Cash interest expense represents total interest expense less amortization of issuance costs of the notes and of Senior Indebtedness.

(e) For purposes of computing the ratio of earnings to fixed charges, earnings include income before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of lease expense considered to represent interest cost (assumed to be one-third).

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    You should read the following summary historical consolidated financial information in conjunction with our consolidated financial statements and the other financial information included elsewhere in this prospectus. We derived the summary historical consolidated financial information as of December 31, 1996, 1997 and 1998 and as of June 30, 1999 and for the nine months ended December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 from our audited consolidated financial statements. Effective March 29, 1996, we entered into an asset purchase agreement with Cherokee International, Inc., a wholly-owned subsidiary of Core Industries, and an asset transfer agreement with Bikor Corporation whereby we purchased assets and assumed liabilities for a total purchase price of $26,536,888. The acquisition was accounted for under the purchase method of accounting with the total purchase price allocated to net tangible assets. No goodwill was recorded as the fair market value of assets acquired and liabilities assumed approximated historical cost. We continued the businesses of Cherokee International, Inc. and Bikor Corporation subsequent to the acquisitions and incurred a significant increase in interest expense in 1996 and 1997 due to additional borrowings incurred as a result of the acquisitions. We derived the summary historical consolidated financial information for the year ended December 31, 1996 by combining financial information from our audited consolidated financial statements for the nine months ended December 31, 1996 with such financial information from our unaudited consolidated financial statements for the three months ended March 31, 1996. We derived the summary historical consolidated financial information for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1998 from our unaudited consolidated financial statements which, along with the unaudited consolidated financial statements for the three months ended March 31, 1996, have been prepared by us on a basis consistent with our audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of our results of operations for such periods and financial condition as of the date presented. Results of interim periods are not necessarily indicative of results for the full year.

    Our fiscal quarters end on the Sunday that results in a thirteen week quarter. For presentation purposes, each fiscal period is referred to by reference to the nearest calender month end.

                                                                                                     SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                        JUNE 30,
                                        ---------------------------------------------------------  --------------------
                                          1994       1995        1996(A)      1997(A)    1998(A)    1998(A)    1999(A)
                                        ---------  ---------  -------------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS EXCEPT PER UNIT DATA)
STATEMENT OF INCOME DATA:
  Net sales...........................  $  41,548  $  38,074    $  62,372    $  77,022  $  87,553  $  38,102  $  66,496
  Cost of sales.......................     33,957     30,552       43,488       48,990     54,824     23,531     41,499
                                        ---------  ---------    ---------    ---------  ---------  ---------  ---------
  Gross profit........................      7,591      7,522       18,884       28,032     32,729     14,571     24,997
  Operating expenses..................      5,705      6,680        9,012        9,520      8,794      4,096      5,239
  Special bonus distribution..........         --         --           --           --         --         --      5,330
                                        ---------  ---------    ---------    ---------  ---------  ---------  ---------
  Operating income....................      1,886        842        9,872       18,512     23,935     10,475     14,428
  Interest expense....................       (465)      (509)      (1,790)      (1,065)      (373)      (210)    (2,911)
  Other income (expense)..............         21        195          176          377        338         10       (519)
                                        ---------  ---------    ---------    ---------  ---------  ---------  ---------
  Income before extraordinary item....      1,442        528        8,258       17,824     23,900     10,275     10,998
  Extraordinary gain on early
    extinguishment of debt............         --         --           --          714         --         --         --
                                        ---------  ---------    ---------    ---------  ---------  ---------  ---------
  Pretax income(b)....................  $   1,442  $     528    $   8,258    $  18,538  $  23,900  $  10,275  $  10,998
                                        =========  =========    =========    =========  =========  =========  =========
Basic and Diluted Income Per Unit:
  Income before extraordinary item....                                       $     .59  $     .80  $     .34  $     .37
  Net income..........................                                       $     .62  $     .80  $     .34  $     .37
                                                                             =========  =========  =========  =========
Weighted average units outstanding....                                          30,000     30,000     30,000     30,000
BALANCE SHEET DATA:
  (AT PERIOD END)
  Working capital.....................  $   5,414  $  10,202    $  16,445    $  14,398  $  23,698  $  14,682  $  24,979
  Total assets........................     23,275     26,065       28,756       30,654     40,846     31,940     52,850
  Total debt..........................      5,340      6,307       15,520        4,463      2,042     12,387    155,200
OTHER FINANCIAL DATA:
EBITDA(c).............................  $   2,894  $   1,890    $  11,661    $  20,015  $  25,606  $  11,265  $  20,882
EBITDA margin(d)......................        7.0%       5.0%        18.7%        26.0%      29.2%      29.6%      31.4%
Depreciation and amortization.........  $   1,008  $   1,048    $   1,789    $   1,503  $   1,671  $     790  $   1,124
Capital expenditures..................        575        718        2,013        1,355      1,898        545        483
Ratio of earnings to fixed
  charges(e)..........................       3.1x       1.7x         4.1x        13.3x      28.8x      23.5x       4.4x
                                        ---------  ---------    ---------    ---------  ---------  ---------  ---------

------------------------------

(a) Includes financial statements of Bikor, the assets of which we acquired on March 29, 1996. The financial statements of Bikor are not included for periods prior to such acquisition. For more details, see the section "Our History."

(b) For the years ended December 31, 1994 and 1995 and the period ended
    March 31, 1996, the income of our predecessor was subject to tax on a consolidated basis with its parent which amounted to $714,000, $248,000 and $232,000, respectively. For subsequent periods, pretax income represents net income for a limited liability company that is not subject to income tax.

(c) EBITDA represents operating income plus depreciation and, for the six months ended June 30, 1999, plus a special bonus of $5,330,000 made by Cherokee in connection with the Transactions. We consider EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business, however, EBITDA is not calculated in the same way by all companies and is neither a measurement required, nor represents cash flow from operations as defined by generally accepted accounting principles. You should not consider EBITDA to be an alternative to net income, an indicator of operating performance or an alternative to cash flow as a measure of liquidity.

(d) EBITDA Margin represents EBITDA as a percentage of net sales.

(e) For purposes of computing the ratio of earnings to fixed charges, earnings include income before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of lease expense considered to represent interest cost (assumed to be one-third).

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING TO TENDER YOUR OUTSTANDING NOTES IN THE EXCHANGE OFFER.

OUR SUBSTANTIAL INDEBTEDNESS AND DEBT SERVICE OBLIGATIONS COULD IMPEDE OUR
  OPERATIONS AND FLEXIBILITY

    We have a large amount of outstanding debt compared to the net book value of our assets and we have substantial repayment obligations and interest expense. As of June 30, 1999, which reflects the consummation of the Transactions, we had:

    - total consolidated debt of approximately $155.2 million; and

    - members' deficit of approximately $110.8 million.

    Our level of debt and the limitations imposed on us by our debt agreements could have other important consequences to you, including the following (for more details, see the sections "Description of Certain Other Indebtedness" and "Description of the Notes"):

    - we have less ability to satisfy our obligations with respect to the notes;

    - we have to use a substantial portion of our cash flow from operations for debt service rather than for our operations;

    - we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes;

    - some or all of the debt under our new credit agreement may be at a variable interest rate, making us vulnerable to increases in interest rates;

    - we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and react to changes in market or industry conditions;

    - we are more vulnerable to general adverse economic and industry conditions; and

    - we are disadvantaged compared to competitors with lower levels of outstanding debt compared to net book value of assets.

OUR BUSINESS OPERATIONS ARE RESTRICTED BY PROVISIONS OF THE INDENTURE AND OUR
  NEW CREDIT AGREEMENT; FAILURE TO COMPLY COULD RESULT IN ACCELERATION OF THAT INDEBTEDNESS

    The indenture and our New Credit Agreement (as defined below in the section "The Transactions") contain a number of covenants that significantly restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into capital leases, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with subsidiaries and affiliates and otherwise restrict business operations. In addition, under the New Credit Agreement, we are required to meet a number of financial ratios and tests.

    Our ability to comply with these agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants or restrictions could result in an event of default under the New Credit Agreement or the indenture. In either case, certain lenders could declare all amounts borrowed under those agreements to be immediately due and payable, together with accrued and unpaid interest. Additionally, the senior lenders could terminate their commitments to make further extensions of credit under the New Credit Agreement. If we are unable to repay indebtedness to our senior lenders, they can proceed against the collateral securing indebtedness under the New Credit Agreement.

THE LOSS OF ONE OR MORE MAJOR CUSTOMERS COULD MATERIALLY AND ADVERSELY AFFECT
  OUR RESULTS OF OPERATIONS

    During 1998 and 1997, our top ten customers accounted for approximately 71% and 70%, respectively, of our sales, including IBM and Silicon Graphics each of which accounted for more than 10% of our sales. The loss of any of our major customers could have a material adverse effect on our financial condition or results of operations. We do not have long-term contracts with our customers. As a result, we cannot assure that a customer will not transfer, reduce the volume of, or cancel a purchase order, each of which could adversely affect our financial condition or results of operations. In addition, as a provider of power supplies to OEMs, our sales are dependent upon the success of the underlying products of which our power supplies are a component.

WE COULD LOSE BUSINESS IF WE FAIL TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE IN
  THE ELECTRONIC EQUIPMENT INDUSTRY

    Many of our existing customers are in the electronic equipment industry, especially telecommunications and networking, and produce products that are subject to rapid technological change, obsolescence and large fluctuations in world-wide product demand. These industries are characterized by intense competition and end-user demand for increased product performance at lower prices. Our customers make similar demands on us. We cannot assure that we will properly assess developments in the electronic equipment industries and identify product groups and customers with the potential for continued and future growth. Factors affecting the electronic equipment industries, in general, or any of our major customers or their products, in particular, could have a material adverse effect on our financial condition or results of operations. For more details, see the section "Business" under the heading "Customers and Applications."

    The markets for our products are characterized by:

    - rapidly changing technologies;

    - increasing customer demands;

    - evolving industry standards;

    - frequent new product introductions; and

    - in some cases, shortening product life cycles.

Generally, our customers purchase power supplies from us for the life cycle of a product. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and cost, as well as the accurate anticipation of technological and market trends. As the life cycle of our customers' products shorten, we will be required to bid on contracts for replacement or next generation products to replace revenues generated from discontinued products more frequently. We cannot assure that we will successfully develop, introduce or manage the transition of new products. The failure of or the delay in anticipating technological advances or developing and marketing product enhancements or new products that respond to any significant technological change or change in customer demand could have a material adverse effect on our financial condition or results of operations.

WE FACE SIGNIFICANT COMPETITION; OUR FAILURE TO EFFECTIVELY COMPETE COULD
  MATERIALLY AND ADVERSELY AFFECT RESULTS OF OPERATIONS AND MARKET SHARE

    The design, manufacture and sale of power supplies is highly competitive. Our competition includes numerous companies located throughout the world, some of which have advantages over us in terms of labor and component costs and technology. Many of our competitors have substantially greater resources and geographic presence than we do. We cannot assure that competition from existing competitors or new market entrants will not increase. We also face competition from current and prospective customers that may design and manufacture their own power supplies. In times of an economic downturn, or when dealing with high-volume orders, price may become an increasingly important competitive factor, which could cause us to reduce prices and thereby adversely affect our results of operations. Some of our major competitors have also been engaged in merger and acquisition transactions. Such consolidations by competitors are likely to create entities with increased market share, customer bases, technology and marketing expertise, and/or sales force size. These developments may adversely affect our ability to compete. We cannot assure that we will continue to be able to compete successfully against current or future competitors in the market. For more details, see the section "Business" under the heading "Competition."

OUR DEPENDENCE ON INTERNATIONAL OPERATIONS SUBJECTS US TO VARIOUS RISKS
  ASSOCIATED WITH, AMONG OTHER THINGS, FOREIGN LAWS, POLICIES, ECONOMIES AND EXCHANGE RATE FLUCTUATIONS

    We have manufacturing operations located in Mexico and India. These operations are subject to inherent risks, including variations in tariffs, quotas, taxes and other market barriers, political and economic instability, work stoppages or strikes, unexpected changes in regulatory requirements, restrictions on the export or import of technology, and difficulties in staffing and managing international operations, which could have a material adverse effect on our financial condition or results of operations. In addition, while we transact business predominantly in United States dollars and most of our revenues are generated in the United States and collected in United States dollars, a portion of our labor costs are denominated in the Mexican peso and the Indian rupee. Fluctuations in the value of the U.S. dollar relative to these foreign currencies, or increased import duties, the imposition of tariffs or import quotas or interruptions in transportation, will affect our costs of goods sold and operating margins and could result in exchange losses or delays in shipments. Historically, we have not actively engaged in substantial exchange rate hedging activities and do not intend to do so in the future.

AN INTERRUPTION IN DELIVERY OF COMPONENT SUPPLIES COULD LEAD TO SUPPLY SHORTAGES
  OR A SIGNIFICANT INCREASE IN PRICES OF COMPONENT SUPPLIES, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS

    We are dependent on our suppliers for timely shipments of components. We typically use a primary source of supply for each component used in our products. Establishing alternate primary sources of supply, if needed, could take a significant period of time which could result in supply shortages and could result in increased prices. In some cases components are sourced from only one manufacturer and an interruption in supply could materially adversely affect our operations. Any shortages of particular components, including components manufactured in our India Facilities, could increase product delivery times and/or costs associated with manufacturing, reducing gross margins. For more details, see the heading "Our Dependence on International Operations Subjects us to Various Risks Associated With, Among Other Things, Foreign Laws, Policies, Economies and Exchange Rate Fluctuations" above. Additionally, such shortages could cause a substantial loss of business due to shipment delays. Any significant shortages or price increases of components could have a material adverse effect on our financial condition or results of operations. For more details, see the section "Business" under the heading "Suppliers."

OUR QUARTERLY SALES MAY FLUCTUATE WHILE OUR EXPENDITURES REMAIN RELATIVELY
  FIXED, POTENTIALLY RESULTING IN LOWER GROSS MARGINS

    Our quarterly results of operations have fluctuated in the past and may continue to fluctuate in the future. Variations in volume production orders and in the mix of products sold by us have significantly affected sales and gross profit. Sales generally may also be affected by other factors. These factors include:

    - the receipt and shipment of large orders;

    - raw material availability and pricing;

    - product and price competition; and

    - the length of sales cycles and economic conditions in the electronics industry.

    Many of these factors are outside our control.

    We do not obtain long term purchase orders or commitments from our customers, and a substantial portion of sales in a given quarter may depend on obtaining orders for products to be manufactured and shipped in the same quarter in which those orders are received. Sales for future quarters may be difficult to predict. We rely on our estimates of anticipated future volumes when making commitments regarding the level of business that we will seek and accept, the mix of products that we intend to manufacture, the timing of production schedules and the levels and utilization of personnel, inventory and other resources.

    A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. At any time, a significant portion of our backlog may be subject to cancellation or postponement without penalty. We cannot assure that we will be able to timely replace cancelled, delayed or reduced orders. Significant or numerous cancellations, as well as reductions or delays in orders by a customer or group of customers, could materially adversely affect our financial condition or results of operations.

    Our expense levels are relatively fixed and are based, in part, on expectations of future revenues. Consequently, if revenue levels are below expectations, our financial condition or results of operations could be materially adversely affected. Due to all of the preceding factors, in some future quarter or quarters our financial condition or results of operations may be below our expectations and our gross margins may decrease. For details concerning our financial condition, see the section "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR ABILITY TO MAINTAIN AND ENHANCE PRODUCT AND MANUFACTURING TECHNOLOGIES AND
  TO SUCCESSFULLY OPERATE OUR BUSINESS IS DEPENDENT UPON OUR CONTINUED ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL

    Our success depends to a significant degree on the efforts of Mr. Pat Patel, our Chief Executive Officer, and the other members of our senior management team. We have no employment agreements with our key management executives and do not maintain key person life insurance for any of our officers or Management Committee members other than Mr. Patel. We believe that the loss of service of any of these executives could have a material adverse effect on our business.

    Our ability to maintain and enhance product and manufacturing technologies and to manage any future growth will also depend on our success in attracting and retaining personnel with highly technical skills. The competition for these qualified technical personnel may be intense if the relatively limited number of qualified and available power engineers continues. We cannot assure that we will be able to attract and retain qualified management or other highly technical personnel. For more details, see the section "Management."

IF WE ARE UNABLE TO SUSTAIN OUR RAPID GROWTH OR EFFECTIVELY INTEGRATE ACQUIRED
  BUSINESSES OUR LONG TERM COMPETITIVE POSITION MAY SUFFER

    We believe that our long-term competitive position depends in part on our ability to continue to increase manufacturing capacity, and we cannot assure that we will be able to acquire or build sufficient capacity or successfully integrate and manage such expanded facilities. The failure to obtain sufficient capacity or to successfully integrate and manage additional or expanded manufacturing facilities could adversely impact our relationships with customers and suppliers and materially adversely affect our financial condition or results of operations.

    The growth of our business, through acquisition or otherwise, requires substantial additional capital, and we cannot assure that such capital will be available on acceptable terms, or at all. In addition, such growth is expected to place significant demands on our financial and management resources, including:

    - diversion of management's attention from day to day operations;

    - requiring us to develop further the management skills of our managers and supervisors; and

    - requiring additional personnel at all levels, including highly technical personnel and management.

    Moreover, our ability to make successful acquisitions depends on numerous other factors, including our ability to identify acceptable acquisition opportunities and consummate acquisition transactions. We cannot assure that we will be successful in making future acquisitions or, once one or more acquisitions have been completed, that we will be able to effectively manage expansion of our operations and attract and retain necessary personnel. Failure to effectively integrate acquired businesses could adversely affect our financial condition or results of operations. For more details, see the section "Business" under the heading "Business Strategy."

THE FAILURE OF OUR COMPUTER SYSTEMS OR THOSE OF OUR CUSTOMERS OR SUPPLIERS TO
  RECOGNIZE THE YEAR 2000 COULD ADVERSELY AFFECT OUR OPERATIONS

    The Year 2000 issue refers to the potential problems arising from computer programs written to store and identify years in only two digits instead of four. As a result, any of our computerized equipment or that of our customers or our suppliers which is date sensitive may be unable to distinguish between the year 1900 and 2000. This may potentially result in system failures or errors that may produce disruptions in our normal business operations and those of our suppliers and customers. We continue to monitor our own systems and to contact our customers and suppliers to ensure that our and their systems are Year 2000 compliant. However, we cannot assure you that our systems or those of our customers and suppliers will be Year 2000 compliant. Our failure or the failure of any of our customers or suppliers to become Year 2000 compliant may have an adverse effect on our operations.

CHANGES IN GOVERNMENT REGULATIONS OR PRODUCT CERTIFICATION COULD RESULT IN
  DELAYS IN SHIPMENT OR IN LOST SALES, THEREBY MATERIALLY AND ADVERSELY AFFECTING OUR RESULTS OF OPERATIONS

    Our operations are subject to general laws, regulations and government policies in the United States and abroad relating to items such as minimum wage, employee safety and other health and welfare regulations. Additionally, our product standards are certified by agencies in various countries including the United States, Canada, Germany and the United Kingdom among others. As many customers will not order uncertified products, changes in such certification standards could negatively affect the demand for our products, result in the need to modify our existing products or affect the development of new products, each of which may involve substantial costs or delays in sales and could have a material adverse effect on our financial condition or results of operations.

ENVIRONMENTAL COMPLIANCE COULD REQUIRE SIGNIFICANT EXPENDITURES, THEREBY
  MATERIALLY AND ADVERSELY AFFECTING OUR RESULTS OF OPERATIONS

    We are subject to federal, state and local environmental laws and regulations (in both the United States and abroad) that govern the handling, transportation and discharge of materials into the environment, including into the air, water and soil. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violation. Should there be an environmental occurrence, incident or violation, our financial condition or results of operations may be adversely affected. We could be held liable for significant damages for violation of environmental laws and could also be subject to a revocation of licenses or permits, thereby materially and adversely affecting our financial condition or results of operations.

A CHANGE IN CONTROL WOULD REQUIRE US TO MAKE AN OFFER TO REPURCHASE THE NOTES,
  WHICH WE MAY NOT HAVE THE RESOURCES TO SATISFY, AND COULD RESULT IN OUR DEFAULT UNDER THE INDENTURE AND THE NEW CREDIT AGREEMENT

    The indenture provides that, upon the occurrence of a change in control of Cherokee, we will be required to make an offer to purchase all of the notes at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest. Events involving a change in control could result in acceleration of, or a similar repurchase obligation with respect to, the New Credit Agreement or other indebtedness of ours. We cannot assure that in the event of a change in control, we would have sufficient funds to purchase all notes tendered.

    The New Credit Agreement also prohibits us from repurchasing any notes until the indebtedness under the New Credit Agreement is paid in full. Our failure to purchase notes would result in a default under the indenture and the New Credit Agreement which would permit our lenders to accelerate our obligations under the notes and the New Credit Agreement.

    Likewise, the failure to repay the indebtedness under the New Credit Agreement, if accelerated, would also constitute an event of default under the indenture, which could cause an acceleration of our indebtedness under the indenture. In the event of a change in control, we cannot assure that we would have the ability to refinance the New Credit Agreement or have sufficient assets to satisfy all of our obligations under the New Credit Agreement and the notes. The provisions relating to a change in control included in the indenture may increase the difficulty of a potential acquirer to obtain control of us. For more details, see the sections "Description of Certain Other Indebtedness" and "Description of the Notes" under the heading "Change of Control."

CLAIMS BY HOLDERS OF THE NOTES WILL BE SUBORDINATED TO CLAIMS BY HOLDERS OF
  SENIOR INDEBTEDNESS

    The notes rank behind all of our existing and future Senior Indebtedness and effectively all existing and future liabilities (including trade payables) of our subsidiaries. As a result, if we declare bankruptcy, liquidate, reorganize, dissolve or otherwise wind up our affairs or are subjected to similar proceedings, we must repay all Senior Indebtedness before we will be able to make any payments on the notes. Likewise, upon a default in payment with respect to any of our indebtedness or an event of default with respect to this indebtedness resulting in its acceleration, our assets will be available to pay the amounts due on the notes only after all Senior Indebtedness has been paid in full. For more details, see the section "Description of the Notes." At June 30, 1999, we had outstanding $55.2 million of Senior Indebtedness.

IF YOU DO NOT EXCHANGE OUTSTANDING NOTES, YOU WILL CONTINUE TO BE SUBJECT TO
  TRANSFER RESTRICTIONS

    The outstanding notes have not been registered under the Securities Act or any other securities laws of any jurisdiction and, therefore, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to exemptions from, or in transactions not subject to, those requirements and, in each case, in compliance with certain other conditions and restrictions. Holders of outstanding notes who do not exchange their outstanding notes for exchange notes will continue to be subject to such restrictions on transfer of such outstanding notes as set forth in the legend thereon. In addition, upon consummation of the exchange offer, holders of outstanding notes which remain outstanding will not be entitled to any rights to have resales of those outstanding notes registered under the Securities Act or to any similar rights under the registration rights agreement (subject to certain limited exceptions). We do not currently anticipate that we will register or qualify the resale of any outstanding notes which remain outstanding after consummation of the exchange offer for offer or sale in any jurisdiction (subject to limited exceptions, if applicable). As a result of these factors, to the extent that outstanding notes are not tendered and accepted in the exchange offer, a holder's ability to sell such outstanding notes could be adversely affected.

    The exchange notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the indenture.

    Upon consummation of the exchange offer, holders of outstanding notes will not be entitled to any additional interest or any further registration rights under the registration rights agreement, except under limited circumstances. See the section "Description of the Notes" under the heading "Registered Exchange Offer; Registration Rights."

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NOTES ISSUED IN THIS EXCHANGE
  OFFER.

    While the outstanding notes are eligible for trading in PORTAL, the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., a screen based automated market for trading securities for qualified institutional buyers, there is no public market for the exchange notes. The initial purchaser has informed us that it intends to make a market in the exchange notes, but it may cease its market-making at any time.

    We do not intend to apply for a listing of any of the notes on any securities exchange. We do not know if an active public market will develop for the notes or, if developed, will continue. If an active market is not developed or maintained, the market price and the liquidity of the notes may be adversely affected.

    In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry. As a result, you cannot be sure that an active trading market will develop for these notes.

FRAUDULENT TRANSFER CONSIDERATIONS

    If we become a debtor in a case under the United States Bankruptcy Code or encounter other financial difficulty, under federal or state fraudulent transfer law a court might cancel our obligations under the notes. The court might do so if it found that when we issued the notes and consummated the Transactions:

    - we were or were rendered insolvent;

    - we were left with inadequate capital to conduct our business; or

    - we believed or should have believed that we would incur debts beyond our ability to pay as they became due.

The court might also avoid our obligations, without regard to the factors above, if it found that we issued the notes with actual intent to hinder, delay, or defraud creditors.

    If a court avoided our obligations under the notes, you would no longer have a claim against us for repayment of the notes. In addition, the court might direct you to repay any amounts already received under the notes to us or to a fund for the benefit of our other creditors.

    The test for determining solvency for purposes of the foregoing may vary depending on the law of the jurisdiction being applied. In general, a court would consider us insolvent either if the sum of our existing debts exceeded the fair value of all our property, or if our assets' present fair saleable value was less than the amount required to pay the probable liability on our existing debts as they become due. In the preceding sentence, "debts" includes an allowance for contingent and unliquidated debts.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. These statements relate to, among other things, analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

    In some cases you can identify forward-looking statements by words like "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" or the negative of these and similar terms.

    Our forward-looking statements in this prospectus include, among others:

    - expectations regarding future sales based on current backlog;

    - expectations regarding sales growth, sales mix, gross margins, manufacturing productivity, capital expenditures and effective tax rates;

    - expectations regarding industry trends;

    - expectations regarding our financial condition and liquidity, as well as future cash flows and earnings; and

    - the impact of the Year 2000 issue, the estimated costs associated with becoming Year 2000 compliant and the estimated target date for substantial completion of remediation.

    Our forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, among others, the risk and other factors set forth in the section "Risk Factors" as well as the following:

    - restrictions imposed by our substantial leverage and restrictive covenants;

    - changes in general economic and business conditions;

    - changes in current pricing levels;

    - changes in political, social and economic conditions and local regulations;

    - foreign currency fluctuations;

    - reductions in sales to any of our significant customers or in customer capacity generally;

    - changes in our sales mix to lower margin products;

    - increased competition;

    - our ability to keep up with technological change and changes in customer demands;

    - disruptions of our established supply channels;

    - limitations of our manufacturing capacity;

    - the availability, terms and deployment of capital; and

    - our ability to accurately estimate the cost of successful systems preparation and implementation for Year 2000 compliance.

    If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Because of these uncertainties, you should not place undue reliance on forward-looking statements.

    We will not update forward-looking statements or risk factors, whether as a result of new information, future events or otherwise.

                                  OUR HISTORY

    Over the 20 year period since Cherokee's founding, we have evolved from a small manufacturing entity serving local California markets and operating from a home-office into a company serving customers worldwide with annual sales of approximately $116 million for the 12 month period ended June 30, 1999.

    Mr. Pat Patel founded Cherokee International, Inc., or Cherokee Corporation, in 1978 to manufacture made to order power supplies for local California customers. In September 1982, Ken King, previously the President of one of Cherokee Corporation's customers, joined Mr. Patel, taking a one third interest in Cherokee Corporation. In January 1984 and August 1988 we opened our facilities in India and Mexico, respectively. In November of 1987, Cherokee moved into its current main office and principal manufacturing facility in Tustin, California.

    In 1986, after having built Cherokee Corporation into a successful power supply manufacturer, Mr. Patel and Mr. King sold the company to Core Industries, Inc., or Core. Mr. Patel and Mr. King retained their senior management positions with Cherokee Corporation after the sale. On March 28, 1996, Mr. Patel formed Cherokee International, LLC and purchased substantially all of the assets of Cherokee Corporation from a subsidiary of Core. Concurrently, Bikor Corporation, or Bikor, the principals of which had formerly worked for Cherokee Corporation, contributed substantially all of its assets to us in exchange for a 25% ownership interest.

    On April 30, 1999, we consummated the Transactions, including the sale of 60% of Cherokee to Cherokee Investors. Mr. Patel and Mr. King still retain their senior management positions.

                                THE TRANSACTIONS

    Pursuant to the Unit Purchase Agreement, dated as of March 31, 1999, on April 30, 1999, Cherokee Investors acquired 60% of our issued and outstanding membership units from our then existing investors who held all of our outstanding membership units. The aggregate consideration paid by Cherokee Investors pursuant to the Unit Purchase Agreement was $180.0 million. Of the $180.0 million, $160.0 million was paid in cash and $20.0 million was in the form of promissory notes. Using the proceeds of the offering and the Term Loan Facility referred to below, we then made a distribution on the date of the offering of $150.0 million to all of the holders of our membership units, including $90 million to Cherokee Investors.

    In total, as a result of the Transactions, our existing investors received $220 million in cash and $20.0 million in promissory notes from Cherokee Investors and retained a 40% ownership interest in the Company. The
$220 million was funded from our borrowing of $150 million and payment of $70 million by Cherokee Investors.

    Concurrently with the closing of the sale of the outstanding notes, we entered into a new Credit Agreement with Heller Financial, Inc., Bank Austria Creditanstalt Corporate Finance, Inc., Fleet Capital Corporation, Finova Capital Corporation, Key Corporate Capital Inc., and U.S. Bank. The New Credit Agreement included a Term Loan Facility providing for $50.0 million of term loan borrowings and a $25.0 million Revolving Credit Facility of which approximately $4.6 million was initially drawn in connection with the Transactions. For a description of the New Credit Agreement, see the section "Description of Certain Other Indebtedness."

    For ease of reference, we will sometimes refer to the Acquisition, the offering of the outstanding notes, the execution of the New Credit Agreement and drawdown of the Term Loan Facility and a portion of the Revolving Credit Facility, and the payment of the distribution referred to above, collectively, as the "Transactions."

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange offer. All outstanding notes that are tendered in the exchange offer will be retired and cancelled. Accordingly, the issuance of the exchange notes will not result in any proceeds to us. We used the aggregate net proceeds from the offering of the outstanding notes (approximately $96.4 million after deducting fees and expenses), together with the net proceeds of our $50.0 million borrowing under the Term Loan Facility and a drawdown of approximately $4.6 million under our Revolving Credit Facility, to make a $150 million distribution to our members. For more details, see the section "The Transactions."

    The following table sets forth the sources and uses of the funds that were used to consummate the Transactions:

                                              SOURCES
                                            -----------
                                            (DOLLARS IN
                                             MILLIONS)
Sources of Funds:

Existing Cash.............................   $     1.6
Revolving Credit Facility.................         4.6
Term Loan Facility........................        50.0
Notes.....................................       100.0
Equity Contribution from Cherokee
 Investors(1)(2)..........................        90.0
                                             ---------
Total Sources.............................   $   246.2
                                             =========

                                               USES
                                             ---------
                                            (DOLLARS IN
                                             MILLIONS)
Uses of Funds:

Distribution to Our Existing
 Investors(3).............................   $   150.0
Cash from Cherokee Investors to Our
 Existing Investors.......................        70.0
Repayment of Existing Debt................         0.7
Promissory Notes to Existing
 Investors(2).............................        20.0
Fees and Expenses.........................         5.5
                                             ---------
Total Uses................................   $   246.2
                                             =========

------------------------

(1) Includes $70.0 million in cash and $20.0 million of deferred payment notes issued by Cherokee Investors to our existing investors.

(2) The promissory notes, which are the obligations of Cherokee Investors and not our obligations, represent an additional equity contribution from Cherokee Investors to the existing investors, and are payable two years after the close of the Transactions.

(3) Represents a $60.0 million distribution by us to our existing investors and a $90.0 million distribution by us to Cherokee Investors that was immediately paid by Cherokee Investors to our existing investors as part of the purchase price for the Acquisition.

                                 CAPITALIZATION

    The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 1999, which reflects the consummation of the Transactions. You should read this table in conjunction with our consolidated financial statements and the other financial information included elsewhere in this prospectus.

                                                                                                       JUNE 30,
                                                                                                         1999
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
Cash and cash equivalents.........................................................................   $      1,348
                                                                                                     ============
Debt (including current portion):
  Senior Indebtedness:
    New Credit Agreement..........................................................................   $     52,000
    Capital lease obligations.....................................................................          3,200
    Other.........................................................................................             --
                                                                                                     ------------
      Total Senior Indebtedness...................................................................         55,200
  Senior Subordinated Notes Due 2009..............................................................        100,000
                                                                                                     ------------
Total debt........................................................................................        155,200
Members' equity (deficit):
  Class A Membership Units........................................................................             14
  Class B Membership Units........................................................................          1,386
  Paid-in capital.................................................................................          5,330
  Accumulated deficit.............................................................................       (117,513)
                                                                                                     ------------
Total members' deficit............................................................................       (110,783)
                                                                                                     ------------
Total capitalization..............................................................................   $     44,417
                                                                                                     ============

                        PRO FORMA FINANCIAL INFORMATION

    You should read the following unaudited pro forma consolidated financial information in conjunction with our consolidated financial statements and other financial information included elsewhere in this prospectus. We derived the following information from our consolidated financial information which we adjusted to give effect to some of the Transactions including the offering of the outstanding notes, the execution of the New Credit Agreement and drawdown of the $50 million term loan facility and a portion of the $25 million revolving credit facility, and payment of a $150 million distribution to holders of our membership units. See the section "The Transactions" for further discussion. Our audited historical consolidated balance sheet, as of June 30, 1999, as included herein, gives effect to the Transactions, as the Transactions were consummated prior to that date. We adjusted our historical statement of income and other financial data as if the Transactions had occurred on the first day of the applicable period presented. We do not represent that the information presented below indicates what our results of operations or financial condition would actually have been had the Transactions in fact occurred on the assumed dates or our results of operations or financial condition for any future period or date.

             PRO FORMA STATEMENT OF INCOME AND OTHER FINANCIAL DATA
                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                                                     SIX MONTHS
                                                                                      YEAR ENDED        ENDED
                                                                                     DECEMBER 31,     JUNE 30,
                                                                                         1998           1999
                                                                                     -------------  -------------
STATEMENT OF INCOME DATA:
Net sales..........................................................................  $      87,553  $      66,496
Cost of sales......................................................................         54,824         41,499
                                                                                     -------------  -------------
Gross profit.......................................................................         32,729         24,997
Operating expenses.................................................................          8,794          5,239
Special bonus distribution.........................................................             --          5,330
                                                                                     -------------  -------------
Operating income...................................................................         23,935         14,428
Interest expense(a)................................................................        (15,655)        (7,867)
Other income (expense).............................................................            338           (519)
                                                                                     -------------  -------------
Pretax income......................................................................  $       8,618  $       6,042
                                                                                     =============  =============
Pro forma basic and diluted income per unit........................................  $         .29  $         .20
Weighted average units outstanding.................................................     30,000,000     30,000,000

OTHER FINANCIAL DATA:
EBITDA(b)..........................................................................  $      25,606  $      20,882
EBITDA margin(c)...................................................................          29.2%          31.4%
Depreciation and amortization......................................................  $       1,671  $       1,124
Capital expenditures...............................................................          1,898            483
Ratio of total debt to EBITDA(d)...................................................             --           4.4x
Ratio of EBITDA to cash interest expense(e)........................................           1.7x           2.8x
Ratio of earnings to fixed charges(f)..............................................           1.5x           1.7x

------------------------

(a) Represents historical consolidated interest expense related to ongoing capital lease obligations adjusted by interest expense related to the Transactions as if the Transactions had occurred on the first day of the applicable period presented as follows:

                                                                         YEAR      SIX MONTHS
                                                                        ENDED         ENDED
                                                                     DECEMBER 31,   JUNE 30,
                                                                         1998         1999
                                                                     ------------  -----------
                                                                          (IN THOUSANDS)
Ongoing capital lease obligations..................................   $       58    $      70
Issuance of the $100.0 million notes (at an interest rate of
  10.50%)..........................................................       10,500        5,250
$50.0 million drawn under Term Loan Facility (at an assumed
  interest rate of 7.75%) (1)......................................        3,827        1,913
$4.6 million drawn under the $25.0 million Revolving Credit
  Facility (at an assumed interest rate of 7.75% plus .50% unused
  line fee) (1)....................................................          457          228
Amortization of issuance costs of the $100.0 million notes (2).....          568          284
Amortization of issuance costs of Senior Indebtedness (3)..........          245          122
                                                                      ----------    ---------
Pro forma interest expense.........................................   $   15,655    $   7,867
                                                                      ==========    =========

------------------------

    (1) Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at our option) to: (i) the reserve-adjusted LIBOR rate as determined by the agent in accordance with the New Credit Agreement or
       (ii) a base rate equal to the prime rate, in each case plus an applicable margin. Initially, the applicable margin was 2.75% per annum for LIBOR loans and 1.50% per annum for base rate loans. The applicable margins are subject to change based on our leverage ratio. The pro forma interest expense assumed an estimated interest rate of 7.75% based on the initial interest rate information. A change in the interest rate of 0.125% would result in an adjustment to 1998 interest expense of approximately $62,000 and $6,000 for the Term Loan Facility and Revolving Credit Facility, respectively.

    (2) Issuance costs of the $100.0 million notes consists of a 3% fee and other direct costs of approximately $0.4 million. The costs of approximately $3.4 million are amortized on a straight-line basis over 6 years.

    (3) Issuance costs of the Senior Indebtedness consists of a 1.75% fee on $75.0 million of debt and other direct costs of approximately
       $0.2 million. These costs of approximately $1.5 million are amortized on a straight-line basis over the 6 year term of the senior indebtedness.

(b) EBITDA represents operating income plus depreciation and amortization and, for the six months ended June 30, 1999, plus a special bonus of $5,330,000 made by Cherokee in connection with the Transactions. We consider EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and is neither a measurement required, nor represents cash flow from operations as defined, by generally accepted accounting principles. You should not consider EBITDA to be an alternative to net income, an indicator of operating performance or an alternative to cash flow as a measure of liquidity.

(c) EBITDA Margin represents EBITDA as a percentage of net sales.

(d) For purposes of computing the ratio of total debt to EBITDA, EBITDA is for the twelve months ended June 30, 1999.

(e) Cash interest expense represents total interest expense less amortization of issuance costs of the notes and of Senior Indebtedness.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings include income before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of lease expense considered to represent interest cost (assumed to be one-third).

                  HISTORICAL BALANCE SHEET AS OF JUNE 30, 1999

                             (DOLLARS IN THOUSANDS)

ASSETS
Current Assets:
Cash and cash equivalents........................................................  $   1,348
Accounts receivable, net.........................................................     17,689
Inventories, net.................................................................     19,562
Prepaid expenses and other current assets........................................        148
                                                                                   ---------
  Total current assets...........................................................     38,747
Property and equipment, net......................................................      9,127
Deposits.........................................................................        261
Deferred financing costs, net....................................................      4,715
                                                                                   ---------
                                                                                   $  52,850
                                                                                   =========

CURRENT LIABILITIES:
Accounts payable.................................................................  $   3,954
Accrued liabilities..............................................................      4,478
Current portion of long-term debt................................................      4,500
Current portion of capital lease obligations.....................................        836
                                                                                   ---------
  Total current liabilities......................................................     13,768
Long-term debt, net of current portion...........................................    147,500
Capital lease obligations, net of current portion................................      2,365
                                                                                   ---------
Total debt, net of current portion...............................................    149,865
Members' equity (deficit):
Membership units.................................................................      1,400
Retained earnings (deficit) (a)..................................................   (112,183)
                                                                                   ---------
  Total members' equity (deficit)................................................   (110,783)
                                                                                   ---------
                                                                                   $  52,850
                                                                                   =========

------------------------

(a) Reflects a $150 million distribution to members made in connection with the Transactions.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    You should read the following selected historical consolidated financial information in conjunction with our consolidated financial statements and the other financial information included elsewhere in this prospectus. We derived our selected historical consolidated financial information as of December 31, 1997 and 1998 and as of June 30, 1999 and for the nine months ended
December 31, 1996, the years ended December 31, 1997 and 1998, and the six months ended June 30, 1999 from our consolidated financial statements, which were audited by Deloitte & Touche LLP, our independent auditors. Effective
March 29, 1996 we entered into an asset purchase agreement with Cherokee International, Inc. a wholly-owned subsidiary of Core Industries and an asset transfer agreement with Bikor Corporation whereby we purchased assets and assumed liabilities for a total purchase price of $26,536,888. The acquisition was accounted for under the purchase method of accounting with the total purchase price allocated to net tangible assets. No goodwill was recorded as the fair market value of assets acquired and liabilities assumed approximated historical cost. We continued the businesses of Cherokee International, Inc. and Bikor Corporation subsequent to the acquisitions and incurred a significant increase in interest in 1996 and 1997 due to additional borrowings incurred as a result of the acquisitions. We derived our selected historical consolidated financial information for the years ended December 31, 1994 and 1995, and for the three months ended March 31, 1996 and the six months ended June 30, 1998 from our unaudited consolidated financial statements which have been prepared by us on a basis consistent with our audited financial statements and, in our opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of our results of operations for such periods and financial condition as of the dates presented. Results of interim periods are not necessarily indicative of results for the full year.

                                                          PREDECESSOR                    CHEROKEE INTERNATIONAL, LLC
                                             -------------------------------------  -------------------------------------
                                                                        3 MONTHS     9 MONTHS
                                                    YEAR ENDED            ENDED        ENDED            YEAR ENDED
                                              DEC. 31      DEC. 31      MAR. 31      DEC. 31      DEC. 31      DEC. 31
                                                1994         1995         1996        1996(A)      1997(A)      1998(A)
                                             -----------  -----------  -----------  -----------  -----------  -----------
                                                                                    (IN THOUSANDS, EXCEPT PER UNIT DATA)
STATEMENT OF INCOME DATA:
Net sales..................................   $  41,548    $  38,074    $  12,175    $  50,197    $  77,022    $  87,553
Cost of sales..............................      33,957       30,552        9,587       33,901       48,990       54,824
                                              ---------    ---------    ---------    ---------    ---------    ---------
Gross profit...............................       7,591        7,522        2,588       16,296       28,032       32,729
Operating expenses.........................       5,705        6,680        1,927        7,085        9,520        8,794
Special bonus distribution.................          --           --           --           --           --           --
                                              ---------    ---------    ---------    ---------    ---------    ---------
Operating income...........................       1,886          842          661        9,211       18,512       23,935
Interest expense...........................        (465)        (509)        (152)      (1,638)      (1,065)        (373)
Other income (expense).....................          21          195          135           41          377          338
                                              ---------    ---------    ---------    ---------    ---------    ---------
Income before extraordinary item...........       1,442          528          644        7,614       17,824       23,900
Extraordinary gain on early extinguishment
  of debt..................................          --           --           --           --          714           --
                                              ---------    ---------    ---------    ---------    ---------    ---------
Pretax income(b)...........................   $   1,442    $     528    $     644    $   7,614    $  18,538    $  23,900
                                              =========    =========    =========    =========    =========    =========
Basic and diluted income per unit:
Income before extraordinary item...........          --           --           --    $     .25    $     .59    $     .80
Net income.................................          --           --           --    $     .25    $     .62    $     .80
                                                                                     =========    =========    =========
Weighted average units outstanding.........          --           --           --       30,000       30,000       30,000

BALANCE SHEET DATA (AT PERIOD END):
Working capital............................   $   5,414    $  10,202    $   5,671    $  16,445    $  14,398    $  23,698
Total assets...............................      23,275       26,065       27,611       28,756       30,654       40,846
Total debt.................................       5,340        6,307        6,784       15,520        4,463        2,042
Shareholder's equity/members' equity
  (deficit)(c).............................      15,594       15,874       16,287        8,654       19,118       30,029

OTHER FINANCIAL DATA:
EBITDA(d)..................................   $   2,894    $   1,890    $   1,086    $  10,575    $  20,015    $  25,606
EBITDA margin(e)...........................        7.0%         5.0%         8.9%        21.1%        26.0%        29.2%
Cash flow provided by (used in) operating
  activities...............................   $   4,506    $    (119)   $  (1,675)   $   9,839    $  20,078    $  20,066
Cash flow used in investing activities.....        (575)        (718)         (78)     (17,199)      (1,355)      (1,898)
Cash flow provided by (used in) financing
  activities...............................      (4,259)         719          246        6,927      (18,416)     (16,256)
Depreciation and amortization..............   $   1,008    $   1,048    $     425    $   1,364    $   1,503    $   1,671
Capital expenditures.......................         575          718           78        1,935        1,355        1,898
Ratio of earnings to fixed charges(f)......        3.1x         1.7x         4.1x         4.9x        13.3x        28.8x

                                                 6 MONTHS ENDED
                                              JUNE 30     JUNE 30
                                               1998(A)     1999(A)
                                             -----------  ---------
STATEMENT OF INCOME DATA:
Net sales..................................   $  38,102   $  66,496
Cost of sales..............................      23,531      41,499
                                              ---------   ---------
Gross profit...............................      14,571      24,997
Operating expenses.........................       4,096       5,239
Special bonus distribution.................          --       5,330
                                              ---------   ---------
Operating income...........................      10,475      14,428
Interest expense...........................        (210)     (2,911)
Other income (expense).....................          10        (519)
                                              ---------   ---------
Income before extraordinary item...........      10,275      10,998
Extraordinary gain on early extinguishment
  of debt..................................          --          --
                                              ---------   ---------
Pretax income(b)...........................   $  10,275   $  10,998
                                              =========   =========
Basic and diluted income per unit:
Income before extraordinary item...........   $     .34   $     .37
Net income.................................   $     .34   $     .37
                                              =========   =========
Weighted average units outstanding.........      30,000      30,000
BALANCE SHEET DATA (AT PERIOD END):
Working capital............................   $  14,682   $  24,979
Total assets...............................      31,940      52,850
Total debt.................................      12,387     155,200
Shareholder's equity/members' equity
  (deficit)(c).............................      19,553    (110,783)
OTHER FINANCIAL DATA:
EBITDA(d)..................................   $  11,265   $  20,882
EBITDA margin(e)...........................       29.6%       31.4%
Cash flow provided by (used in) operating
  activities...............................   $   4,580   $   4,886
Cash flow used in investing activities.....        (545)       (483)
Cash flow provided by (used in) financing
  activities...............................      (7,103)     (5,840)
Depreciation and amortization..............   $     790   $   1,124
Capital expenditures.......................         545         483
Ratio of earnings to fixed charges(f)......       23.5x        4.4x

----------------------------------

(a) Includes financial statements of Bikor, the assets of which we acquired on March 29, 1996. The financial statements of Bikor are not included for periods prior to such acquisition. For more details, see the section "Our History."

(b) For the years ended December 31, 1994 and 1995 and the period ended
    March 31, 1996, the income of our predecessor was subject to tax on a consolidated basis with its parent which amounted to $714,000, $248,000 and $232,000, respectively. For subsequent periods, pretax income represents net income for a limited liability company that is not subject to income tax.

(c) For the years ended December 31, 1994 and 1995, and for the three months ended March 31, 1996, the term "Shareholders' Equity" applies. For the nine months ended December 31, 1996, the years ended December 31, 1997 and 1998, and the six months ended June 30, 1998 and 1999 the term "Members' Equity" applies.

(d) EBITDA represents operating income plus depreciation and amortization and, for the six months ended June 30, 1999, plus a special bonus of $5,330,000 made by Cherokee in connection with the Transactions. We consider EBITDA to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and is neither a measurement required, nor represents cash flow from operations as defined, by generally accepted accounting principles. You should not consider EBITDA to be an alternative to net income, an indicator of operating performance or an alternative to cash flow as a measure of liquidity.

(e) EBITDA Margin represents EBITDA as a percentage of net sales.

(f) For purposes of computing the ratio of earnings to fixed charges, earnings include income before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of lease expense considered to represent interest cost (assumed to be one-third).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    You should read the following discussion and analysis of our results of operations, financial condition and liquidity in conjunction with the consolidated financial statements contained elsewhere in this prospectus.

OVERVIEW

    We are a leading designer and manufacturer of a broad range of switch mode power supplies for OEMs primarily in the high growth telecommunications, networking and high-end workstation industries. We produce our products and related components in four sophisticated manufacturing facilities located in Tustin, California, Irvine, California, Guadalajara, Mexico and Bombay, India.

    Our net sales are principally driven by growth in our customers' industries. The telecommunications, networking and high-end workstation markets are benefitting from the proliferation of internet/intranet, wireless and other communications.

    The principal elements comprising cost of sales are raw materials, labor and manufacturing overhead. During 1998 and 1999, raw materials accounted for a large majority of cost of sales. Raw materials include magnetic subassemblies, sheet metal, electronic and other components, mechanical parts and electrical wires. Labor costs include employee costs of salaried and hourly employees. Manufacturing overhead includes lease costs, depreciation on property, plant and equipment, utilities, property taxes and repairs and maintenance.

    Operating expenses include engineering costs, selling and marketing costs and administrative expenses. Engineering costs primarily include salaries and benefits of engineering personnel, safety approval and quality certification fees, depreciation on equipment and subcontract costs for third party contracting services. Selling and marketing expenses primarily include salaries and benefits to account managers and commissions to independent sales representatives. Administrative expenses primarily include salaries and benefits for certain management and administrative personnel, professional fees and information system costs.

    Our backlog consists of purchase orders received from customers with delivery dates usually scheduled within approximately four months of the receipt of the order. Our backlog has grown significantly over the last three years which we believe demonstrates strong momentum within the business. Our backlog at June 30, 1999 was approximately $37.3 million. We believe that our backlog is a strong indication of growth in our targeted markets and, more specifically, our future revenue. The number of new engineering and design projects has also served as a good indicator of demand for our products and services and future backlog.

    Cherokee is organized as a California limited liability company and treated as partnership for United States federal income tax purposes. Under this treatment, Cherokee is not itself subject to United States federal income taxation. Each member of Cherokee, however, is subject to tax on its allocable share of Cherokee's income. In general, Cherokee makes distributions to its members in an amount sufficient to pay their United States federal and state income taxes resulting from their allocable share of Cherokee's income.

    In addition to statement of income data in accordance with generally accepted accounting principles (GAAP), this Management's Discussion and Analysis of Financial Condition and Results of Operations includes a discussion of the Company's EBITDA, which is defined as operating income plus depreciation and amortization and, for the six months ended June 30, 1999, plus a special bonus of $5,330,000 made by Cherokee in connection with the Transactions. We have provided information regarding EBITDA because we believe that it assists in understanding our operating results. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an alternative to cash flow as a measure of liquidity or as an alternative to net earnings as an indicator of operating performance.

RESULTS OF OPERATIONS

                            THREE MONTHS     NINE MONTHS
                                ENDED           ENDED
                             MARCH 31,      DECEMBER 31,                        YEAR ENDED DECEMBER 31,
                            -------------  ---------------  ----------------------------------------------------------------
                                1996            1996                1996                  1997                  1998
                            -------------  ---------------  --------------------  --------------------  --------------------
                                                                 (DOLLARS IN MILLIONS)
Net sales.................    $    12.2       $    50.2     $    62.4      100.0% $    77.0      100.0% $    87.6      100.0%
Cost of sales.............          9.6            33.9          43.5       69.7       49.0       63.6       54.8       62.6
                              ---------       ---------     ---------  ---------  ---------  ---------  ---------  ---------
Gross profit..............          2.6            16.3          18.9       30.3       28.0       36.4       32.8       37.4
Operating expenses........          1.9             7.1           9.0       14.4        9.5       12.4        8.8       10.0
                              ---------       ---------     ---------  ---------  ---------  ---------  ---------  ---------
Special bonus distribution           --              --            --         --         --         --         --         --
Operating income..........          0.7             9.2           9.9       15.9       18.5       24.0       24.0       27.4
Interest expense..........         (0.2)           (1.6)         (1.8)      (2.9)      (1.1)      (1.4)      (0.4)      (0.4)
Other income (expense)....          0.1             0.1           0.2        0.3        0.4        0.5        0.3        0.3
                              ---------       ---------     ---------  ---------  ---------  ---------  ---------  ---------
Income before
  extraordinary item......          0.6             7.7           8.3       13.3%      17.8       23.1  $    23.9       27.3%
                              ---------       ---------     ---------  ---------  ---------  ---------  ---------  ---------
Extraordinary gain on
  early extinguishment of
  debt....................           --              --            --         --        0.7        0.9         --         --
Pretax income.............    $     0.6       $     7.7     $     8.3       13.3%      18.5       24.0% $    23.9       27.3%
                              =========       =========     =========  =========  =========  =========  =========  =========
EBITDA(1).................    $     1.1       $    10.6     $    11.7       18.7% $    20.0       26.0% $    25.6       29.2%

                                    SIX MONTHS ENDED JUNE 30,
                            ------------------------------------------
                                    1998                  1999
                            --------------------  --------------------
Net sales.................  $    38.1        100% $    66.5        100%
Cost of sales.............       23.5       61.7%      41.5       62.4%
                            ---------  ---------  ---------  ---------
Gross profit..............       14.6       38.3%      25.0       37.6%
Operating expenses........        4.1       10.8%       5.3        8.0%
                            ---------  ---------  ---------  ---------
Special bonus distribution         --         --        5.3        6.0%
Operating income..........       10.5       27.5%      14.4       21.6%
Interest expense..........       (0.2)      (0.5%)      (2.9)      (4.4%)
Other income (expense)....         --         --       (0.5)      (0.7%)
                            ---------  ---------  ---------  ---------
Income before
  extraordinary item......  $    10.3       27.0% $    11.0       16.5%
                            ---------  ---------  ---------  ---------
Extraordinary gain on
  early extinguishment of
  debt....................         --         --         --         --
Pretax income.............  $    10.3       27.0% $    11.0       16.5%
                            =========  =========  =========  =========
EBITDA(1).................  $    11.3       29.6% $    20.9       31.4%

------------------------------
(1) For more details regarding the components of EBITDA, see footnote "d" to our "Selected Consolidated Financial Information."

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

NET SALES

    Net sales increased by approximately 74.5% or $28.4 million to $66.5 million for the six months ended June 30, 1999 from $38.1 million for the six months ended June 30, 1998.

    This increase in net sales was primarily attributable to:

    - broadening of our customer base resulting in additional sales from projects with new customers; and

    - growth in business with existing customers.

GROSS PROFIT

    Gross Profit increased by approximately 71.6% or $10.4 million to $25.0 million for the six months ended June 30, 1999 from $14.6 million for the six months ended June 30, 1998. Gross margin for the six-month period decreased to 37.6% from 38.2% in the prior year.

    The increase in gross profit was primarily due to the increase in sales. The decrease in gross margin compared to the prior year was primarily due to:

    - increased pricing pressure from certain key existing customers; and

    - a change in product mix.

    This decrease was partially offset by:

    - improved operating leverage due to higher sales volume; and

    - improved operating efficiencies due to increased automation.

OPERATING EXPENSES

    Operating expenses for the six months ended June 30, 1999 of $10.6 million included a $5.3 million special bonus distribution. This bonus payment was in addition to our discretionary annual management bonus plan and was funded by capital contributions made by the Existing Members. No such special bonus distribution was made in the prior year.

    Operating expenses, excluding the special bonus distribution, increased by approximately 27.9% or $1.1 million to $5.2 million for the six months ended June 30, 1999 from $4.1 million for the six months ended June 30, 1998. As a percentage of sales, operating expenses, before the special bonus distribution, declined to 7.9% from 10.8% in the prior year.

    The increase in operating expenses was primarily due to the increased costs to support the higher sales volume. The decline in operating expenses as a percentage of net sales was primarily attributable to increased operating leverage as a result of the higher sales volume.

OPERATING INCOME

    Operating income for the six months ended June 30, 1999 of $14.4 million includes the $5.3 million special bonus distribution. Excluding the effect of the special bonus distribution, operating income increased by approximately 88.6% or $9.3 million to $19.8 million for the six months ended June 30, 1999 from $10.5 million for the six months ended June 30, 1998. Operating margin for the six months ended June 30, 1999, before the special bonus distribution, improved to 29.7% from 27.5% in the prior year.

    The increase in operating income and operating margin was primarily due to the same factors contributing to our increase in gross profit as discussed above and improved operating leverage due to increased sales volume.

INTEREST EXPENSE

    Interest expense for the six months ended June 30, 1999 was $2.9 million compared to $0.2 million for the six months ended June 30, 1998. This substantial increase was primarily due to the issuance of $100 million of 10 1/2% senior subordinated notes and a new $50 million term loan, all of which occurred in April 1999 in connection with the Transactions.

PRETAX INCOME

    Pretax income for the six months ended June 30, 1999 was $11.0 million, which includes the effect of the $5.3 million special bonus distribution. Excluding the effect of the special bonus distribution, pretax income increased by approximately 58.9% or $6.1 million to $16.3 million for the six months ended June 30, 1999 from $10.3 million for the six months ended June 30, 1998. Pretax income margin for the current six-month period, before the special bonus distribution, was 24.6% compared to 27.0% in the prior period.

    The increase in pretax income was primarily due to the same factors contributing to the increase in operating income as discussed above, partially offset by the substantially higher interest expense discussed above.

EBITDA

    EBITDA increased by approximately 85.4% or $9.6 million to $20.9 million for the six months ended June 30, 1999 from $11.3 million for the six months ended June 30, 1998. EBITDA margin improved to 31.4% from 29.6% in the prior year.

    The increases in EBITDA and EBITDA margin were attributable to the same factors that contributed to the improvement in operating income and operating margin.

FISCAL 1998 COMPARED TO FISCAL 1997

NET SALES

    Net sales increased approximately 13.8% or $10.6 million to $87.6 million in fiscal 1998 from $77.0 million in fiscal 1997.

    This increase in net sales was primarily attributable to:

    - projects with new customers;

    - new projects with existing customers;

    - growth in recurring business with existing customers; and

    - a shift in product mix to higher margin products.

The average price of power supplies sold increased by 34%. Our shipment per employee in 1998 for our domestic operations was at a record level of $206,625 compared to $179,979 per employee in 1997. In addition, our target markets, in particular the telecommunications and networking markets, experienced significant growth due to the increased use of internet/intranet, wireless and other communications. The increase in sales discussed herein was partially offset by price reductions to certain existing customers.

GROSS PROFIT

    Gross profit increased by approximately 17.1% or $4.8 million to $32.8 million for fiscal 1998 from $28.0 million in fiscal 1997. Gross margin for this period increased to 37.4% from 36.4%.

    The increase in gross profit and gross margin was primarily attributable to:

    - increased sales volume;

    - decrease in material costs due to increased purchasing power and better negotiation of volume discounts;

    - continued automation contributing to a reduction in labor costs; and

    - lower manufacturing overhead due to increased operating leverage.

OPERATING EXPENSES

    Operating expenses decreased by approximately 7.4% or $0.7 million to $8.8 million in fiscal 1998 from $9.5 million in fiscal 1997. Operating expenses as a percentage of net sales declined to 10.0% in fiscal 1998 from 12.4% in fiscal 1997.

    The decrease in operating expenses was primarily attributable to lower commission expense due to (a) a change in the commission structure in 1998 to a flat commission from a sliding scale in 1997 and (b) increased sales to certain existing customers. Also, our improved operating leverage due to higher sales volume contributed to the decline in operating expenses as a percentage of sales.

OPERATING INCOME

    Operating income increased by approximately 29.7% or $5.5 million to $24.0 million in fiscal 1998 from $18.5 million in fiscal 1997. Operating margin improved to 27.4% in 1998 from 24.0% in 1997.

    The increases in operating income and operating margin were attributable to the same factors contributing to the increase in gross profit and the reduction in operating expenses as discussed above.

INTEREST EXPENSE

    Interest expense decreased by approximately 63.6% or $0.7 million to $0.4 million in fiscal 1998 from $1.1 million in fiscal 1997 as we continued to repay our outstanding indebtedness.

OTHER INCOME

    Other income decreased by approximately 25.0% or $0.1 million to $0.3 million in fiscal 1998 from $0.4 million in fiscal 1997. Other income in 1997 included $0.4 million relating to a contract cancellation fee received from a customer.

EXTRAORDINARY GAIN

    The extraordinary gain in 1997 included $0.7 million relating to a gain from early repayment of a subordinated note due to Core Industries.

PRETAX INCOME

    Pretax income increased by approximately 29.2% or $5.4 million to $23.9 million in fiscal 1998 from $18.5 million in fiscal 1997. Pretax income margin improved to 27.3% from 24.0%.

    The increases in pretax income and pretax income margin were primarily due to the same factors that contributed to the improvement in operating income and operating margin and the decline in interest expense, partially offset by the decrease in other income in 1998, all as discussed above.

EBITDA

    EBITDA increased by approximately 28.0% or $5.6 million to $25.6 million in fiscal 1998 from $20.0 million in fiscal 1997. EBITDA margin improved to 29.2% from 26.0%.

    The increases in EBITDA and EBITDA margin were attributable to the same factors that contributed to the increase in operating income and operating margin as discussed above.

FISCAL 1997 COMPARED TO FISCAL 1996

    Effective March 29, 1996 the Company entered into an asset purchase agreement with Cherokee International, Inc., a wholly-owned subsidiary of Core Industries, and an asset transfer agreement with Bikor Corporation whereby the Company purchased certain assets and assumed certain liabilities for a total purchase price of $26,536,888. The acquisition was accounted for under the purchase method of accounting with the total purchase price allocated to net tangible assets. No goodwill was recorded as the fair market value of assets acquired and liabilities assumed approximated historical cost. The Company continued the businesses of Cherokee International, Inc. and Bikor Corporation subsequent to the acquisitions and incurred a significant increase in interest expense in 1996 and 1997 due to additional borrowings incurred as a result of the acquisitions.

NET SALES

    Net sales increased by approximately 23.4% or $14.6 million to $77.0 million in fiscal 1997 from $62.4 million in fiscal 1996.

    This increase in net sales was primarily attributable to:

    - broadening of the customer base resulting in additional sales from projects with new customers;

    - new projects with existing customers; and

    - growth in recurring business from existing customers.

Also, 1997 was the first full year of operations after Mr. Pat Patel acquired Cherokee Corporation from Core Industries in March 1996 and combined Bikor Corporation with Cherokee. This resulted in the following benefits:
(a) increased liquidity for making additional investments in the business which was a constraint under Core; and (b) greater engineering resources to service increased demands from customers.

GROSS PROFIT

    Gross profit increased by approximately 48.1% or $9.1 million to $28.0 million in 1997 from $18.9 million in 1996. Gross margin improved to 36.4% from 30.3%.

    The increase in gross margin was primarily attributable to:

    - increased orders for new and existing products and a shift in product mix to higher margin products;

    - a decrease in labor costs due to increased automation (we operated two surface mount technology, or SMT, lines for the full year in 1997 compared to one SMT line for nine months in 1996); and

    - a decrease in factory overhead due to improved operating leverage and production efficiencies. Material costs as a percentage of sales were approximately the same in both years.

    For a description of SMT, see the section "Business" under the heading "Manufacturing Process and Quality Control."

OPERATING EXPENSES

    Operating expenses increased by approximately 5.6% or $0.5 million to $9.5 million in fiscal 1997 from $9.0 million in fiscal 1996. Operating expenses as a percentage of net sales decreased to 12.4% from 14.4%.

    Operating expenses increased as a result of an increase in net sales. The decline in operating expenses as percentage of net sales was primarily due to improved operating leverage. Engineering and selling expenses as a percentage of net sales were approximately the same in both years. However, administrative expenses as a percentage of net sales declined due to the higher sales volume in 1997.

OPERATING INCOME

    Operating income increased by approximately 86.9% or $8.6 million to $18.5 million in fiscal 1997 from $9.9 million in fiscal 1996. Operating margin improved to 24.0% from 15.9%.

    The improvement in operating income and operating margin was due to the factors that contributed to the increase in gross margin as discussed above and our improved operating leverage due to higher sales volume in 1997.

INTEREST EXPENSE

    Interest expense decreased by approximately 38.9% to $1.1 million in fiscal 1997 from $1.8 million in fiscal 1996 due to the continued repayment of outstanding indebtedness.

OTHER INCOME

    Other income increased by $0.2 million to $0.4 million in fiscal 1997 from $0.2 million in fiscal 1996. The increase in 1997 was primarily due to $0.4 million relating to a contract cancellation fee received from a customer in 1997 partially offset by $0.2 million in other income in 1996 that did not recur in 1997.

EXTRAORDINARY GAIN

    The extraordinary gain in 1997 included $0.7 million relating to a gain from early repayment of a subordinated note due to Core Industries.

PRETAX INCOME

    Pretax income more than doubled to $18.5 million in fiscal 1997 from $8.3 million in fiscal 1996 and pretax income margins improved to 24.0% from 13.3%.

    The improvement in pretax income was primarily due to the factors that contributed to the increase in operating income, other income and decrease in interest expense as discussed above.

EBITDA

    EBITDA increased by 70.9% or $8.3 million to $20.0 million in fiscal 1997 from $11.7 million in fiscal 1996. EBITDA margin improved to 26.0% in 1997 from 18.7% in 1996.

    The increases in EBITDA and EBITDA margin were attributable to the same factors that contributed to the increase in operating income and operating margin as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

    Net cash provided by operating activities was $4.9 million for the six months ended June 30, 1999 compared to $4.6 million for the six months ended June 30, 1998. The amount for 1999 includes the negative cash flow effect of a $5.3 million special bonus distribution which was funded by a capital contribution made by the existing members. Excluding the effect of the special bonus distribution, cash provided by operating activities was $10.2 million for the six months ended June 30, 1999, which increased 123.0% or $5.6 million from the same period in the prior year. This increase was primarily the result of higher net income in the current year's period, after excluding the effect of the special bonus. The aggregate net changes in operating assets and liabilities did not vary significantly between periods.

    Net cash used in financing activities was $5.8 million for the six months ended June 30, 1999 compared to $7.1 million for the six months ended June 30, 1998. The amount for 1999 includes the favorable cash flow effect of a $5.3 million capital contribution made by the existing members to fund the special bonus distribution discussed above. This was partially offset by payment in 1999 of $4.9 million of deferred financing costs.

FISCAL 1998 COMPARED TO FISCAL 1997

    Net cash provided by operating activities was $20.1 million for fiscal 1998 and 1997. Cash earnings from operations (net income plus depreciation and amortization) in 1998 were $25.6 million compared to

$20.0 million in 1997. Net cash used in working capital increased in 1998 by $5.5 million primarily attributable to an increase in accounts receivable and inventories by $5.4 million due to 43.0% higher sales in the fourth quarter of 1998 compared to 1997.

    Net cash used in investing activities was $2.7 million for fiscal 1998 compared to $1.4 million for fiscal 1997. This increase of $1.3 million was primarily attributable to additional purchases of equipment.

    Net cash used in financing activities was $15.4 million for fiscal 1998 compared to $18.4 million for fiscal 1997. This decrease of $3.0 million was attributable to a net decrease on long term debt, term loans and revolving credit facility by $7.1 million and a net decrease in payment on capital leases by $0.8 million offset by an increase of $4.9 million in equity distributions to members for the purpose of paying income taxes on earnings.

FISCAL 1997 COMPARED TO FISCAL 1996

    Net cash provided by operating activities was $20.1 million for fiscal 1997 compared to $8.2 million for fiscal 1996. The increase of $11.9 million was attributable to an increase in cash earnings from operations of $9.3 million and net cash provided by working capital of $2.6 million. The increase in cash earnings from operations and net cash provided by working capital was primarily attributable to expanded operating activities resulting from the acquisition of assets from Bikor.

    Net cash used in investing activities was $1.4 million for fiscal 1997 compared to $17.3 million for fiscal 1996. This decrease of $15.9 million was primarily attributable to cash paid for the acquisition of Cherokee Corporation in 1996.

    Net cash used in financing activities was $18.4 million for fiscal 1997 compared to net cash provided by financing activities of $7.2 million for fiscal 1996. This increase of $25.6 million was attributable to $7.7 million of additional distributions to members for tax payments and a $17.9 million net decrease in borrowings under long-term debt and our revolving credit facility.

LIQUIDITY

    Historically, we have financed our operations with cash from operations supplemented by borrowings from our credit facilities. Now that we have consummated the Transactions, our liquidity needs primarily arise from debt service on our indebtedness, working capital requirements, capital expenditures and distributions to our members so that they may satisfy their obligations to pay taxes on our income. As of June 30, 1999, our borrowings consisted of $100 million of senior subordinated notes and $52 million of borrowings under the New Credit Agreement, including $50 million under the Term Loan Facility and $2 million drawn under the $25 million Revolving Credit Facility. Interest expense will have a greater proportionate impact on net income in subsequent periods in comparison with the periods before these transactions. We are not subject to any amortization requirements under the notes prior to maturity but we are required to make scheduled repayments under the Term Loan Facility. For more details, see the section "Description of Certain Other Indebtedness."

    We believe that cash flow from operations and available borrowing capacity will be adequate to meet our anticipated cash requirements, including operating requirements, planned capital expenditures, debt service and distributions to pay taxes, for the next twelve months.

    Our historical capital expenditures have substantially resulted from investments in equipment to increase our manufacturing capacity and improve manufacturing efficiencies. Our capital expenditures were $2.0 million, $1.4 million and $1.9 million for fiscal 1996, 1997 and 1998, respectively. Capital expenditures for the six months ended June 30, 1999 were $0.5 million. For fiscal 1999, we expect capital expenditures to be approximately
$1.0 million. We expect capital expenditures for fiscal 1999 to relate principally to continuing investments in equipment to expand manufacturing capacity as well as automation and test equipment to lower production costs.

    We expensed approximately $0.2 million annually for plant and equipment maintenance for the years ended December 31, 1998 and 1997. These maintenance costs are not treated as capital expenditures.

    We are organized as a California limited liability company and treated as a partnership for United States federal income tax purposes. Under this treatment, we are not subject to United States federal income taxation. Each of our members, however, is subject to tax on its allocable share of our income. In general, we make distributions to our members in an amount sufficient to pay their United States federal and state income taxes resulting from their allocable share of our income. During 1996, 1997, 1998, and the six months ended June 30, 1999, we made distributions to our members of $360,000, $8,074,000, $12,990,000 and $157,140,000. The 1999 distribution included the $150 million distribution made in connection with the Transactions.

YEAR 2000 COMPLIANCE

    The "Year 2000" issue is the result of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, software or hardware may recognize a date using "00" as the year 1900 rather than the year 2000. Use of non-Year 2000 compliant programs could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions and invoices or an inability to engage in similar normal business activities.

    CHEROKEE INTERNATIONAL, LLC INITIATIVES PROGRAM. Essentially all of our locations have operated on separate information systems, using different software platforms. In calendar 1997, we analyzed our systems, for Year 2000 compliance with a view to replacing non-compliant systems and creating an integrated Year 2000 compliant system. In addition, we have developed a comprehensive program to address the Year 2000 issue with respect to the following non-system areas: (1) network switching; (2) our non-information technology systems (such as buildings, plant, equipment and other infrastructure systems that may contain embedded microprocessor technology); and (3) the status of major vendors, third-party network service providers and other material service providers (insofar as they relate to our business). As explained below, our effort to assess our systems as well as non-system areas related to Year 2000 compliance involve: (1) a wide-ranging assessment of the Year 2000 problems that may affect us, (2) the development of remedies to address the problems discovered in the assessment phase and (3) testing of the remedies.

    ASSESSMENT PHASE. We have identified substantially all of our major hardware and software platforms in use as well as the relevant non-system areas described above. We have determined our system requirements on a company-wide basis and begun the implementation of an enterprise resource planning ("ERP") system, which is intended to be a single system database onto which all of our individual systems will be migrated. In relation thereto, we have obtained written verification from the hardware, software and other equipment vendors and third-party network service providers relating to Year 2000 compliance.

    REMEDIATION AND TESTING PHASE. In implementing the ERP system, we undertook and completed a remediation and testing phase of all internal systems, LANs, WANs, and PBXs. This phase was intended to address potential Year 2000 problems of the ERP system in relation to both information technology and non-information technology systems and then to demonstrate that the ERP software was Year 2000 compliant. ERP system software was selected and applications implemented by a team of internal users and outside ERP application experts. The ERP system was tested from July 1998 to present by this team of experts. We have fully implemented the ERP system at all four of our locations.

    PROGRAM TO ASSESS AND MONITOR PROGRESS OF THIRD PARTIES. As noted above, we have also undertaken an action plan to assess and monitor the progress of third-party vendors in resolving Year 2000 issues. To date, we have sent a "Y2K" questionnaire to our vendors and are currently following up on non-responsive vendors. We believe that the majority of the required compliance and remediation with respect to these vendors will be completed prior to January 1, 2000.

    CONTINGENCY PLANS. We have begun to analyze contingency plans to handle the worst-case Year 2000 scenarios that we reasonably believe could occur and, if necessary, intend to develop a timetable for completing such contingency plans.

    COSTS RELATED TO THE YEAR 2000 ISSUE. Through June 30, 1999, we have incurred approximately $180,000 in costs related to the implementation of the ERP system. We currently estimate the total ERP implementation will cost approximately $200,000 and a portion of the costs have and will be capitalized to the extent permitted under generally accepted accounting principles.

    RISKS RELATED TO THE YEAR 2000 ISSUE. Although our efforts to be Year 2000 compliant are intended to minimize the adverse effects of the Year 2000 issue on our business and operations, the actual effects of the issue will not be known until the Year 2000. Failure of our major vendors, third-party network service providers and other material service providers and customers to adequately address their respective Year 2000 issues in a timely manner could have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors--The Failure of Our Computer Systems or Those of Our Customers or Suppliers to Recognize the Year 2000 Could Adversely Effect Our Operations."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    When we sold the outstanding notes in April 1999, we entered into a registration rights agreement with the initial purchaser of those notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the outstanding notes for notes which are registered under the Securities Act of 1933. We also agreed to use our best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement is declared effective. We will use our best efforts to keep this registration statement effective until the exchange offer is completed. The registration rights agreement provides that we will be required to pay additional interest to the holders of the outstanding notes if:

    (1) the registration statement is not filed by July 14, 1999; or

    (2) the exchange offer has not been completed by December 27, 1999.

A copy of the registration rights agreement is filed as an exhibit to the registration statement to which this prospectus is a part.

    Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any sale of those exchange notes. For more details, see the section "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER


    This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on December 6, 1999, or such later date and time to which we, in our sole discretion, extend the exchange offer.


    The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that:

        (1) the issuance of the exchange notes will have been registered under the Securities Act;

        (2) the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

        (3) the exchange notes will not contain the registration rights and additional interest provisions contained in the outstanding notes.

    Notes tendered in the exchange offer must be in the denominations of the principal amount of $1,000 and any integral multiple thereof.

    We expressly reserve the right, in our sole discretion:

        (1) to extend the expiration date;

        (2) to delay accepting any outstanding notes;

        (3) if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; or

        (4) to amend the exchange offer in any manner.

    We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

HOW TO TENDER NOTES FOR EXCHANGE

    When a holder of outstanding notes tenders, and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must on or prior to the expiration date:

        (1) transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to Firstar Bank of Minnesota, N.A., or the exchange agent, at the address set forth below under the heading "Exchange Agent"; or

        (2) if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "Exchange Agent."

In addition, either:

        (1) the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

        (2) the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at The Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

        (3) the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer (a "book-entry confirmation"), which states that the DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

    THE METHOD OF DELIVERY OF THE OUTSTANDING NOTES, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT DIRECTLY TO US.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

        (1) by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on a letter of transmittal; or

        (2) for the account of an eligible institution.

An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

    If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

    If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

    If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

    We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

        (1) reject any and all tenders of any outstanding note improperly tendered;

        (2) refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

        (3) waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within a reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

    By tendering, each holder will represent to us that, among other things, the person acquiring exchange notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not that person is the holder, and that neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of Cherokee, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in the exchange offer, such holder or any such other person:

        (1) may not rely on the applicable interpretations of the staff of the SEC; and

        (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more details, see the section "Plan of Distribution."

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES ISSUED
  IN THE EXCHANGE OFFER

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "--Conditions to the Exchange Offer" below for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

    For each outstanding note accepted for exchange, the holder will receive an exchange note having a principal amount equal to that of the surrendered outstanding note. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the outstanding notes, from April 30, 1999. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the outstanding notes under circumstances relating to the time of the exchange offer.

    In all cases, we will issue exchange notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

        (1) certificates for outstanding notes or a timely book-entry confirmation of those outstanding notes into the exchange agent's account at DTC;

        (2) a properly completed and duly executed letter of transmittal or an agent's message; and

        (3) all other required documents.

    If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged notes without cost to the tendering holder. In the case of notes tendered by book-entry transfer into the exchange agent's account at DTC, the non-exchanged notes will be credited to an account maintained with DTC. We will return the notes or have them credited to the exchange agent's account at DTC as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFERS

    The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within 2 business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Each participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

        (1) be transmitted to and received by the exchange agent at the address set forth below under "--Exchange Agent" on or prior to the expiration date; or

        (2) comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

        (1) the holder tenders the outstanding notes through an eligible institution;

        (2) prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

        (3) the exchange agent receives the certificates for all physically tendered outstanding notes, in proper from for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within 3 New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

    You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

    For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under the heading "--Exchange Agent." Any such notice or withdrawal must:

        (1) specify the name of a person having tendered the outstanding notes to be withdrawn;

        (2) identify the outstanding notes to be withdrawn, including the principal amount of those outstanding notes; and

        (3) where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of those notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to that holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to the exchange agent's account at DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described above under the heading "--How to Tender Notes for Exchange" at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, if at any time before the acceptance of outstanding notes for exchange or the exchange of exchange notes for such outstanding notes, any of the following events shall occur:

    - there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of those transactions, or (2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the outstanding notes pursuant to the exchange offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government, governmental authority, agency or court, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holder of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

    - there shall have occurred:

    (1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

    (2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;

    (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit;

    (4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening of those calamities; or

    (5) a change in the current interpretation by staff of the SEC which permits the exchange notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by the holders, other than broker-dealers and any holder which is an "affiliate" of Cherokee within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that exchange notes acquired in the exchange offer are acquired in the ordinary course of the holder's business and that holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer; or

    - any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and those of our subsidiaries taken as a whole that, in our sole judgment, is or may be adverse to us, or we shall have become aware of facts that, in our sole judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes; which in our sole judgment in any case, and regardless of the circumstances, including any action by us, giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with the acceptance of outstanding notes for exchange or with the exchange.

    In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any such outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement or the qualification of the indenture under the Trust Indenture Act of 1939.

    The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

THE EXCHANGE AGENT

    Firstar Bank of Minnesota, N.A. has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

                          Firstar Bank of Minnesota, N.A.

By mail, hand or overnight courier to:     By Facsimile (for eligible institutions
                                           only):
                                           (651) 229-6415
Firstar Bank of Minnesota, N.A.
101 East Fifth Street                      Confirm by telephone:
Saint Paul, Minnesota 55101                (651) 229-2600
Attn: Frank Leslie

    DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THE LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

    We estimate cash expenses to be incurred in connection with the exchange offer to be paid by us are, in the aggregate, approximately $350,000.

TRANSFER TAXES

    Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OUTSTANDING NOTES

    Holders who desire to tender their outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Cherokee is under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

    Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular, dated April 27, 1999, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of resales of their outstanding notes. In general, outstanding notes may not be offered or sold except pursuant to a registration statement or an exemption from registration or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register resales of the outstanding notes under the Securities Act or under any state securities laws.

    Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

    Holders of the exchange notes issued in the exchange offer and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

    Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes, other than by any holder which is an "affiliate" of Cherokee within the meaning of Rule 405 under the Securities Act. Exchange notes held by persons who are not affiliates may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

    (1) the exchange notes are acquired in the ordinary course of the holder's business; and

    (2) the holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

    However, the SEC has not considered the exchange offer in the context of a no action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in those other circumstances.

    Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

    - any exchange notes received by that holder will be acquired in the ordinary course of business;

    - the holder will have no arrangements or understanding with any person to participate in the distribution of outstanding notes or the exchange notes within the meaning of the Securities Act;

    - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of Cherokee or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

    - the holder is not a broker-dealer, and is not engaged in, and does not intend to engage in, the distribution of the exchange notes.

    Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that its outstanding notes were acquired by it as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of exchange notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealer in connection with the exchange offer.

    In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have agreed in the registration rights agreement that, prior to any public offering of the notes, we will register or qualify, or cooperate with the holders of notes in connection with the registration or qualification of, the notes for offer and sale under the securities laws of such states of the United States as any holder of notes reasonably requests in writing. Unless a holder requests, we currently do not intend to register or qualify the sale of the notes in any state where an exemption from registration or qualification is required and not available.

                                    BUSINESS

OVERVIEW

    We are a leading designer and manufacturer of a broad range of switch mode power supplies for OEMs in the telecommunications, networking, high-end workstation and other electronic equipment industries. Power supplies perform many essential functions relating to the supply, distribution and regulation of electrical power and are used in virtually all electronic equipment. Basic power supplies convert AC from a utility source such as a wall outlet, into the DC required for electronic systems.

STRATEGIC ADVANTAGES

    We believe that our strategic advantages include the following:

- TIME TO MARKET: A critical factor in a customer's selection of a power supply manufacturer is the time to market of the power supply. Time to market is the time required to design, engineer, manufacture and deliver the product to a customer. We have established a track record of consistently providing high quality products with short times to market. We streamline the design and production processes by employing experienced personnel, providing them with sophisticated state of the art equipment and tools and encouraging our engineers to communicate directly with our customers' engineers throughout the design and manufacturing process. In addition, we are one of the few companies in the industry with the ability to self certify our products for virtually all safety agencies. Our unique design and production methodologies and North American based operations increase production efficiency, enhance our customer relationships and avoid delays in communication and the exchange of designs and prototypes that burden many of our overseas competitors.

- STRONG PARTNERSHIPS WITH BLUE CHIP CUSTOMER BASE: We provide products to leading OEMs such as IBM, Cisco, Hewlett-Packard, Motorola, Lucent, Alcatel, Nortel, Silicon Graphics and Honeywell. We have been doing business with many of our customers for over 10 years. We believe that our customers continue to seek long-term partnerships with a small number of core suppliers like Cherokee. Our relationships are strengthened by the fact that we work jointly with many of our customers in the design and development of new products, which our customers partially fund. We believe that as a result of these factors we have been successful in building our share with many of these customers over the last several years.

- RECURRING SALES: Our products are generally used for the entire life cycle of a customer's end products, providing a base of recurring sales from year to year. We have found that OEMs generally prefer not to change suppliers once a power supply has been designed into a product, due to the fact that such a change often requires time-consuming and costly re-testing and re-certification by the customer and one or more regulatory agencies. It is also very difficult for another manufacturer to precisely and economically replicate a power supply unit which is already incorporated into a product. The life cycle of our customers' products range from approximately 2 to 10 years.

- LOW COST STATE OF THE ART OPERATIONS: Our sophisticated engineering capabilities, in-house production of certain critical components, highly automated manufacturing processes and state of the art testing equipment enable us to operate extremely efficiently, thereby enhancing profitability, flexibility and competitiveness. The following initiatives have lowered our overall cost of production and enhanced profit margins:

    - in-house manufacturing of labor intensive magnetic sub-assemblies at our facilities in India;

    - use of common componentry in our product designs, including in our highly customized products, thereby reducing development and production costs;

    - procurement of raw materials and components directly from manufacturers, rather than distributors;

    - use of continuous flow manufacturing lines and computer controlled surface mount assembly machines to improve quality and yield rates;

    - procurement and maintenance of state of the art equipment resulting in limited maintenance capital expenditures; and

    - refinement of our systems and processes to increase overall operational efficiency.

- COMMITMENT TO QUALITY AND SERVICE: We believe that in addition to short lead times and competitive prices, our commitment to provide consistent, high quality products and services forms the basis of our strong customer relationships. We manufacture high quality products using advanced testing methods to monitor our sophisticated design and manufacturing techniques (such as Computer Aided Design and Computer Aided Engineering). In addition to testing performed during the design and manufacturing process, we test 100% of our finished products using automated equipment and customer-approved tests. All of our facilities and manufacturing processes are ISO 9000 certified.

- EXPERIENCED MANAGEMENT AND STRONG EQUITY SPONSORSHIP: Mr. Pat Patel, our Chairman and Chief Executive Officer, founded Cherokee Corporation in 1978 and has over 30 years experience in the industry. Mr. Patel is supported by a senior management team including Ken King, Bud Patel (no relationship to Pat Patel), Dennis Pouliout and Howard Ribaudo, who have combined industry experience of over 100 years, and 8 other individuals, with an average of 22 years of industry experience, including an average of 7 years at Cherokee. Our equity sponsors include an affiliate of GFI and an affiliate of Oaktree. GFI specializes exclusively in investments in the power industry and since 1995 has completed 19 transactions totalling over $180 million. Oaktree is an investment management company founded in 1995 and has approximately $12 billion of assets under or committed for management.

BUSINESS STRATEGY

    Our objective is to be the supplier of choice to a targeted group of industry leading OEMs who require sophisticated power supply solutions and who are likely to have substantial volume requirements. To achieve this objective, our strategy is to continue to differentiate ourselves through advanced design and engineering, shorter time to market and superior product performance, quality and service. Our strategy focuses on maximizing profitability and expanding the business through:

- FOCUSING ON HIGH GROWTH, HIGH MARGIN, MARKETS: Approximately 88% of our 1998 sales were to the networking, telecommunications and high-end workstations markets, which are expected to grow primarily due to the tremendous increase in demand for internet/intranet, wireless and other communications. We achieve higher margins in these markets due to their highly sophisticated design and engineering requirements and the high demands for technical expertise required to serve them. Focusing on these high growth areas also allows us to work with the most sophisticated customers, which further improves our technological and knowledge base and enables us to create products that can form the basis for an expanding and more sophisticated product catalog.

- LEVERAGING CUSTOMER RELATIONSHIPS: We have strong relationships with industry leaders in the high growth networking, telecommunications and high-end workstations. We plan to leverage our in-depth knowledge of our customers and their needs and continue to increase our share of our customers' business. We believe that our long-standing customer relationships, coordinated engineering services and flexible manufacturing capabilities provide us with a significant advantage when bidding for new business.

- EXPANDING PRODUCT OFFERING AND MARKET APPLICATIONS: We plan to continue to broaden our existing product line to attract new customers and to capture a larger portion of our existing customers' business. Although we may at any time decide otherwise, products we presently plan to offer in the future include a larger catalog of higher margin product offerings for multiple applications, higher power range products for the increased requirements of internet/intranet, telecommunications and wireless and other applications and new DC to DC products to provide more complete power solutions for communication systems such as telecommunication switches.

- EXPANDING CUSTOMER BASE: We plan to leverage our reputation and success with our existing demanding blue chip customer base to attract new customers with significant growth prospects and high-margin product requirements. We plan to expand our customer base through increased marketing, heightened use of our network of independent sales representatives and further development of collaborative relationships in design and engineering. To help achieve this expansion, we compensate our independent sales representatives with valuable incentives to attract new customers and provide them with a significant level of support.

- CONTINUALLY REDUCING COSTS THROUGH DISCIPLINED DESIGN AND LOW COST
  PROCUREMENT: We seek to remain a low cost provider through continued disciplined design techniques that incorporate common componentry and circuitry and through the negotiation of long-term contracts for the procurement of raw materials and components directly with certain suppliers rather than purchasing through distributors. In addition, where appropriate we will continue to invest in new technologies to increase automation and lower costs.

- PURSUING SELECTED STRATEGIC ACQUISITIONS: The power supply industry is a highly fragmented industry according to industry sources. We intend to pursue strategic add-on acquisitions to add products and capabilities that are complementary to our existing operations.

POWER SUPPLY INDUSTRY

    OVERVIEW

    Power supplies perform many essential functions relating to the supply, regulation and distribution of electrical power in electronic equipment. Electronic systems require a precise and constant supply of electrical power at one or more voltage levels. Traditional AC/DC power supplies convert alternating current, or AC, from a primary power source, such as a utility company, into a precisely controlled direct current, or DC. Virtually every electronic device that plugs into an AC wall socket requires some type of AC/DC power supply. DC/DC converters modify one DC voltage level to other DC levels to meet the needs of various electronic subsystems and components. Power supplies are also used to regulate and monitor voltages to protect the electronic components from surges or drops in voltage, to perform functions that prevent electronic equipment from being damaged by their own malfunction, or to provide back-up power in the event that a primary power source fails.

    The most prevalent technology now used in power supplies is switch mode technology. Switch mode power supplies, which comprise our entire product line, are preferred over linear power supplies, with comparable power outputs, due to their higher energy efficiency, considerably smaller size and lighter weight. The market for switch mode power supplies is the fastest growing segment of the overall external power conversion product market, according to industry sources.

    CAPTIVE VERSUS MERCHANT MANUFACTURERS

    Captive power supply manufacturers design and manufacture power supplies for in-house use for their own products. Merchant power supply manufacturers design and manufacture power supplies for use by third parties. According to industry sources, the merchant segment of the market is expected to grow faster than the captive segment as OEMs increasingly focus on core competencies and outsource power supply products to more efficient suppliers. As a leading merchant manufacturer, we expect to significantly benefit from this shift.

    PRODUCT TYPES--CUSTOM, STANDARD AND MODIFIED STANDARD

    Custom power supplies are designed for a specific customer to meet the exact form, fit and function for a specific application. Custom products are characterized by (1) lead times of 4 to 12 months from initial prototype to full production; (2) up-front engineering costs; and (3) relatively high volume production requirements. They are attractive to OEMs because they provide maximum design flexibility and allow the use of special features. Standard "off-the-shelf" power supplies are products designed to appeal to a wide range of customers for use in a variety of different applications. Standard power supplies offer benefits to the OEM because there are no up-front engineering charges or minimum order quantities and the product is readily available, which allows the OEM to reduce its time-to-market for new products. In addition, standard products have lower risks associated with technology, production ramps, and customer product qualification. Modified standard power supplies are standard products that have been altered in a way that does not change the basic product architecture. Modified standard products, as compared with custom products, are characterized by (1) shorter lead times; (2) lower up-front engineering costs; and (3) smaller minimum order quantities.

    PRODUCT TYPES--POWER RANGES, CHARACTERISTICS AND END USERS

    The power supply market can be segmented by power supply output range as demonstrated in the table below:

  POWER              TYPICAL                  % OF                                             REPRESENTATIVE
  RANGE          CHARACTERISTICS            MARKET(1)            CUSTOMER TYPES                 APPLICATIONS
---------  ----------------------------  ---------------  ----------------------------  ----------------------------
   Low     - Less than 150 Watts                 28.8%    - PC Companies                - PCs
           - Lower Technology                             - Consumer Electronics        - Consumer Electronics
           - Higher Volume                                                              - Desk Top Printers
           - Lower Margin

   Mid     - 150-750 Watts                       56.4%    - Internet Companies          - Routers, Hubs
           - Higher Technology                            - Computer Companies          - Workstations
           - Moderate Volume                              - Medical Companies           - Blood Analyzers
           - Higher Margin

  High     - More than 750 Watts                 14.8%    - Computer Companies          - Main-frame
           - Higher Technology                            - Industrial Companies          Computers and
           - Lower Volume                                 - Internet Companies            High-end workstations
           - Higher Margin                                - Telecommunications          - Industrial Process Control
                                                            Companies                   - High-end Routers
                                                                                        - Communication
                                                                                          Switches

------------------------

(1) Source: Micro-Tech Consultants, North American Estimated Consumption of AC/DC Switches in 1998

KEY MARKET TRENDS

    Industry sources highlight the following trends:

    - THE MERCHANT MARKET IS GROWING FASTER THAN THE CAPTIVE MARKET GIVEN THE INCREASING TREND TOWARD OUTSOURCING BY CAPTIVE MANUFACTURERS. We expect to benefit from such outsourcing trends due to our reputation of providing low cost, high quality products.

    - THE MODIFIED STANDARD SEGMENT IS EXPECTED TO EXPERIENCE ACCELERATED GROWTH. The modified standard segment is expected to grow faster than the custom segment and the standard segment. One of the reasons for this growth is the shorter time to market that modified standard products generally offer. As most of the products we manufacture are modified standard, we expect to benefit from this trend.

    - THE HIGHLY FRAGMENTED POWER SUPPLIES INDUSTRY IS CONSOLIDATING. There are over 300 merchant power supply manufacturers in North America, of which approximately 200 had annual revenues of less than $5 million. Numerous opportunities exist for consolidation. We expect to pursue select acquisitions to add products and capabilities that are complementary to our existing operations.

PRODUCT LINE

    Over our 20-year history, we have developed an extensive range of switch mode power supply products. These products, containing magnetic assemblies, circuits and components, convert AC power to DC power and maintain voltage levels within specific limits. Our products cover a broad range of applications, from 10 to 14,000 watts for AC/DC power supplies, and from 20 to 1,000 watts for DC/DC converters. Our power supplies are self-contained units, range in weight from one half of a pound to thirty pounds and are normally incorporated inside our customers' end products.

    We plan to continue to broaden our existing product line to include a larger catalog of higher margin product offerings for multiple applications, higher power range products for the increased requirements of internet/intranet, wireless and other communications applications and new DC to DC products to provide more complete power solutions for telecommunication systems.

    Most of our power supplies are modified standard, although we produce some custom and standard products. We approach our custom and modified standard products differently than our competitors in that even in our customized products we incorporate our existing engineering and designs to expedite design and time to market.

CUSTOMERS AND APPLICATIONS

    Our base of OEM customers are in diverse markets such as telecommunications, networking, high-end workstations (excluding PCs), industrial process controls and other electronic equipment industries. Many of the OEMs are Fortune 500 companies and leaders in their respective industries.

    We are benefitting from the proliferation of electronic products and services, from the increasing demand for electronic equipment and from the shorter product life cycles brought about by today's changing technology. In many cases, our customers are experiencing rapid growth in their own markets, and this translates directly into increased sales opportunities for us. In the networking market, which encompasses power supplies for bridges, hubs, routers and similar products, our customers are benefitting from growth in internet/intranet traffic and from the convergence of voice, video and data communication. Dramatic reductions in the price of workstations are driving demand for new workstations and, in turn, power supply sales in the workstation segment. Because of the low margins and very high volumes associated with the PC market, we have elected not to target this market of the computing market. Over the past 3 years, we have actively pursued the telecommunications power supply segment. This market, encompassing switching products, cell sites, wireless communication towers and other telecommunications-related equipment, has experienced rapid growth from the increase in wireline and wireless communications.

    During 1998 and 1997, our top 10 customers accounted for approximately 71% and 70%, respectively, of our sales. During such periods, sales to each of IBM and Silicon Graphics represented more than 10% of our sales. For more details, see the section "Risk Factors" under the heading "The Loss of One or More Major Customers Could Materially Adversely Affect Our Business."

SALES AND MARKETING

    We market our products and services through an integrated sales approach involving account managers and independent sales representatives with active support from design, engineering and production personnel. Our in-house account managers supervise customer relationships and oversee a nation-wide network of commission-based independent sales representatives whose main purpose is to source new customers.

    We focus our efforts on expanding relationships with existing customers and aggressively targeting emerging OEM industry leaders with whom the opportunity exists to provide products and services across a number of product families and through successive product generations. We focus our resources on markets that are growing relatively quickly and have the potential for significant profit margins. Potential customers are assigned to our in-house account managers who evaluate the customer against our customer selection criteria.

    On an ongoing basis, our engineering personnel provide technical support to customers in the areas of product design changes, field performance and testing. Our collaborative relationships allow us to gain valuable knowledge about an existing customer and its processes, which we believe gives us an advantage in obtaining future business from that customer. Historically, we have had substantial recurring sales from existing customers.

BACKLOG

    Backlog consists of purchase orders on hand generally having delivery dates scheduled within the next four months. Our backlog was approximately
$37.3 million at June 30, 1999, $42.8 million at December 31, 1998,
$23.4 million at December 31, 1997 and $22.3 million at December 31, 1996. In addition, we are currently working on numerous customer initiated engineering and design projects, which we expect will result in increased future revenue.

    Although customers are generally able to cancel or reschedule deliveries without penalty, our backlog has historically been a reliable indicator of our future revenues.

MANUFACTURING PROCESS AND QUALITY CONTROL

    A typical power supply consists primarily of one or more printed circuit boards, electronic and electromagnetic components and a sheet metal chassis. The production of our power supplies entails the assembly of structural hardware combined with a sophisticated assembly of circuit boards encompassing highly automated SMT.

    In response to market demands for increased quality and reliability, design complexity, and sophisticated technology, we have automated many electronic assembly and testing processes which were traditionally performed manually and we have standardized our manufacturing processes to efficiently utilize our resources and optimize our capacities. Since the beginning of 1997, we have acquired three SMT lines, including our most recent purchase in January of 1999. SMT permits reduction in board size by eliminating the need for holes in the printed circuit boards and by allowing components to be placed on both sides of a board. Each SMT line places as many as 40,000 parts per hour, with each machine hour equating to approximately 55 labor hours. The new SMT lines have allowed us to significantly increase throughput and capacity which together with higher demand has resulted in increased sales.

    In addition to increasing automation of our facilities, we have standardized our operations to include 19 self-contained continuous flow manufacturing lines, which incorporate flow solder machines, in-circuit test machines, highly advanced computer controlled burn-in equipment, automated final test machines, ongoing reliability test equipment, standardized processes and measurements on all lines.

    Most of our customers require that their power supplies meet or exceed established international safety and quality standards. In response to this need, we design and manufacture power supplies in accordance with the certification requirements of many international agencies, including Underwriters Laboratories Incorporated (UL) in the United States; the Canadian Standards Association (CSA) in Canada; Technischer Uberwachungs-Verein (TUV) and Verband Deutscher Electrotechniker (VDE), both in Germany; the British Approval Board for Telecommunications (BABT) in the United Kingdom; and International Electrotechnical Committee (IEC), a European standards organization.

    Quality and reliability are emphasized in both the design and manufacture of our products. In addition to testing throughout the design and manufacturing process, we test and burn-in 100% of all products using automated equipment and customer-approved processes. An additional out-of-box test or pre-ship audit is performed on randomly selected units, which are ready for shipment, further ensuring manufacturing quality and integrity.

    Our four sophisticated manufacturing facilities in Tustin, California, Irvine, California, Guadalajara, Mexico and Bombay, India are ISO 9000 certified. Our facility in India manufactures labor-intensive magnetic sub-assemblies that are distributed to our other facilities for incorporation into many of our final products.

    We believe that the power supply manufacturing industry has remained fragmented partly because it traditionally has been a labor intensive, low investment industry. We believe that our high level of automation and advanced engineering provide us with one of the lowest cost structures in the industry.

SUPPLIERS

    Our high quality products and reduced time-to-market are the result of a well managed supply chain network. We typically design products using common components thereby increasing our purchasing power and reducing inventory risk. Most of our raw materials, including electronic and other components, sheet metal, transistors, mechanical parts and electrical wires, are readily available from several sources. Although some of our raw materials are sourced from only one manufacturer, they are generally available in large quantities from a number of different suppliers. For more details, see the section "Risk Factors" under the heading "An Interruption in Delivery of Component Supplies Could Lead to Supply Shortages or a Significant Increase in Prices of Component Supplies, Which Could Materially Adversely Affect Our Business."

    Through centralized purchasing, we have negotiated a number of discount volume purchase agreements to realize economies of scale at each facility. No supplier accounted for more than 4% of raw materials purchased. Also, we generally purchase raw materials and components directly from manufacturers and not from distributors to get the most current materials available at the lowest cost thereby further reducing our overall cost of production. We have never had a supply shortage that has materially adversely affected us.

COMPETITION

    The merchant power supply manufacturing industry is highly fragmented and characterized by intense competition. No single company dominates the overall power supplies market and our competitors vary depending upon the particular power conversion product category. Our competition includes companies located throughout the world, including Delta, Astec, Artesyn and Lucent Technologies. We also view as competitive threats the potential that our customers may decide to produce their own power supplies and that OEMs with captive manufacturing capabilities may compete in the merchant market. However, several large OEMs have divested their captive power supply manufacturing operations, including IBM, Nortel, NCR, TRW and Digital Equipment.

    We believe that the principal competitive factors in our targeted markets are time to market, manufacturing flexibility, technical knowledge, quality and cost. We believe that, compared to our competition, we sell products with comparable or better quality characteristics at the same or lower prices. For more details, see the section "Risk Factors" under the heading "We Face Significant Competition; Our Failure to Effectively Compete Could Materially Adversely Affect Our Results of Operations and Market Share."

ENGINEERING AND PRODUCT DEVELOPMENT

    Our engineering and product development activities are principally directed to the development of new power supplies to satisfy customer needs. As part of the collaborative relationships established by us with our key customers, we work closely with our customers to develop new products. Product development is performed by a group of 27 engineers located in Tustin, California and Irvine, California.

    Our total expenditures for engineering and product development were $3.4 million, $4.1 million and $3.8 million for the years ended December 31, 1996, 1997, and 1998, respectively.

INTELLECTUAL PROPERTY MATTERS

    We do not believe that intellectual property or branding is a significant competitive factor in the power supply industry. As a result, we do not rely upon proprietary rights in the conduct of our business.

LITIGATION

    We are subject to disputes and potential claims by third parties that are incidental to the conduct of our business. We do not believe that the outcome of any such matters will have a material adverse effect on our financial condition or results of operations.

EMPLOYEES

    At June 30, 1999, we employed approximately 981 full-time employees at our facilities in the following capacities:

                                                                           INDIVIDUALS
                                                                            EMPLOYED
                                                                          -------------
Manufacturing...........................................................          831
Engineering.............................................................           60
Quality.................................................................           30
Marketing...............................................................           10
General Administrative..................................................           50
                                                                            ---------
    Total...............................................................          981
                                                                            =========

    None of our domestic employees are represented by a labor organization. The approximately 130 employees who work in our Mexican Facility are represented by a union as required under Mexican law. We have never experienced a work stoppage or interruption due to a labor dispute. We believe that our relations with our employees, including in our Mexican facility, are excellent. Over the last several years, we have given annual bonuses to all of our employees.

FACILITIES

    The following table identifies our facilities.

                                                        APPROX.       OWNED
                                    PRIMARY             SQUARE         VS.                LEASE
       FACILITIES                  ACTIVITY             FOOTAGE      LEASED          EXPIRATION DATE
-------------------------  -------------------------  -----------  -----------  -------------------------
Tustin, CA                 Administrative,                86,000       Leased   April 30, 2009
                           Manufacturing,
                           Engineering

Tustin, CA                 Storage                        14,000       Leased   November 30, 2001

Irvine, CA                 Manufacturing,                 31,000       Leased   December 31, 2000
                           Engineering

Guadalajara, Mexico        Manufacturing                  35,000        Owned   --

Bombay, India              Manufacturing                  14,000       Leased   March 31, 2003

Bombay, India              Manufacturing                  17,000       Leased   April 15, 2004

                                   MANAGEMENT

EXECUTIVE OFFICERS AND MANAGEMENT COMMITTEE MEMBERS

    Pursuant to our second amended and restated operating agreement, we are managed by an eight-member Management Committee.

    Set forth below is certain information concerning our executive officers and members of our Management Committee.

NAME                                              AGE                 POSITION(S) WITH CHEROKEE
---------------------------------------------  ---------  --------------------------------------------------
Pat Patel....................................         54  Chairman, Chief Executive Officer and member of
                                                          Management Committee

Ken King.....................................         70  Executive Vice President and member of Management
                                                          Committee

Bud Patel....................................         63  Executive Vice President and member of Management
                                                          Committee

Dennis Pouliot...............................         51  Vice President of Marketing

Howard Ribaudo...............................         40  Vice President of Sales

Van Holland..................................         46  Chief Financial Officer

Ian Schapiro.................................         42  Vice President and member of Management Committee

Stephen Kaplan...............................         40  Member of Management Committee

Tony Bloom...................................         60  Member of Management Committee

Raymond Meyer................................         58  Member of Management Committee

Chris Brothers...............................         33  Member of Management Committee

    PAT PATEL founded Cherokee Corporation in 1978, and served as President of Cherokee and its successor since its inception. In connection with the Acquisition, he became Chairman of the Management Committee and Chief Executive Officer and resigned as President. Prior to founding Cherokee Corporation, Mr. Patel served as a Senior Project Engineer at Burroughs Corp. (now Unisys) for four years. Mr. Patel also serves as President and Chief Executive Officer of, and is a director of, Cherokee Finance.

    KEN KING has served as Executive Vice President of Cherokee and its predecessor since September 1982. Mr. King joined us after serving as the President of Delphi Communications Corp. from September 1972 until September 1982.

    BUD PATEL has served as our Executive Vice President since April 1996 and was a Vice President of Engineering of Cherokee Corporation from 1987 to 1993. Mr. Patel served as President of Bikor from June 1993 through March 1996 when we acquired substantially all of the assets of Bikor. Prior to joining the Company in 1987, Mr. Patel was a Director of Engineering at Leland Electro Systems for over 25 years. Mr. Patel also serves as a director of Cherokee Finance. Bud Patel is not related to Pat Patel.

    DENNIS POULIOT has served as Vice President of Marketing of Cherokee and its predecessor since March 1991. Prior to joining us, Mr. Pouliot was a sales manager at Lambda Qualidyne from June 1989 to March 1991 and a Director of International Sales and Marketing from September 1978 through June of 1989.

    HOWARD RIBAUDO has served as our Vice President of Sales since March 1996 and served us in various other marketing capacities for Cherokee Corporation from 1988 through September 1993. Mr. Ribaudo served as Vice President of Sales and Marketing for Bikor from September 1993 through March 1996.

    VAN HOLLAND became our Chief Financial Officer in August 1999. Prior to joining Cherokee, Mr. Holland served as Executive Vice President and Chief Financial Officer of Wyle Electronics, a $1.5 billion electronics distributor. From 1979 to May 1999, Mr. Holland served in various senior financial management positions at Wyle. Prior to that, Mr. Holland was an auditor with Arthur Andersen & Co.

    IAN SCHAPIRO became our Vice President and a member of our Management Committee upon consummation of the Transactions. Mr. Schapiro became a founding principal of GFI in June 1995. From November 1985 to June 1995 he was a partner of Venture Associates and of Arthur Andersen & Co. following that firm's acquisition of Venture Associates. From 1984 to 1985, Mr. Schapiro was Chief Financial Officer of a technology company, and before that, a commercial banker with The Bank of California whose portfolio was concentrated in the energy sector. Mr. Schapiro is a widely quoted author of numerous articles regarding the financial management of energy utilities. He is a member of the board of directors of Trace Holdings, LLC. Mr. Schapiro also serves as Vice President and Secretary of, and is a director of, Cherokee Finance.

    STEPHEN KAPLAN became a member of our Management Committee upon consummation of the Transactions. Mr. Kaplan is a principal of Oaktree. Prior to joining Oaktree in June 1995, Mr. Kaplan was a Managing Director of Trust Company of the West, or TCW. Prior to joining TCW in 1993, Mr. Kaplan was a partner in the law firm of Gibson, Dunn & Crutcher. Mr. Kaplan serves on the boards of directors of Acorn Products, Inc., Geologistics Corporation, KinderCare Learning
Centers, Inc., Roller Bearing Holding Company, Inc. and various other private companies.

    TONY BLOOM became a member of our Management Committee upon consummation of the Transactions. Mr. Bloom is an international investor now based in London. Prior to his relocation to London in July 1988, he lived in South Africa where he was the Chairman and Chief Executive of The Premier Group (a multi-billion dollar conglomerate involved in agribusiness, retail, and consumer products), and a member of the boards of directors of Barclays Bank, Liberty Life Assurance, and South African Breweries. Since moving to the United Kingdom, he has been a member of the board of directors of Rothschild, Deputy Chairman of Sketchley plc and is currently Chairman of Cine-UK Ltd. Mr. Bloom's association with GFI goes back to its inception in 1995.

    RAYMOND MEYER became a member of our Management Committee upon consummation of the Transactions. Mr. Meyer has served as a Group Executive of GFI since August 1998, providing experienced advice to select GFI portfolio companies which are active in the power supply, back-up power, and power measurement fields. From 1984 through 1997, Mr. Meyer was President of Deltec Corporation, a leading supplier of uninterruptible power systems primarily to the computer industry. Before joining Deltec, Mr. Meyer held executive management positions in the ACDC Division of Emerson Electric (OEM power supplies) and Intech/FMI (data acquisition products).

    CHRIS BROTHERS, CPA CFA, became a member of our Management Committee upon consummation of the Transactions. Mr. Brothers is a Senior Vice President of Oaktree. Prior to joining Oaktree in 1996, Mr. Brothers worked at the New York headquarters of Salomon Brothers Inc., where he served as a Vice President in the Mergers and Acquisitions group. Prior to 1992, Mr. Brothers was a Manager in the Valuation Services group of Price Waterhouse. Mr. Brothers serves on the boards of directors of National Mobile Television, Inc., Caminus LLC, Power Measurement, Ltd. and Trace Holdings, LLC.

    Our second amended and restated operating agreement provides that Cherokee Investors has the right to designate five members of our Management Committee and our other members as of April 30, 1999, have the right to designate three members of our Management Committee.

    The individuals serving as members of our Management Committee serve indefinite terms, and may be removed only by the members that appointed that individual to the Management Committee.

NON-COMPETITION AGREEMENTS

    In connection with the Acquisition, each of Messrs. Pat Patel, Bud Patel, Amrit Patel and Mukesh Patel entered into Non-Competition and Confidentiality Agreements. The Non-Competition Agreements are effective for the longer of five years or the period during which the executive directly or indirectly holds any equity interest in Cherokee.

    Each Non-Competition Agreement prohibits the applicable executive from directly or indirectly taking any action or encouraging others to take any action, which advances or is intended to advance the interest of any existing or potential competitor of ours or that would otherwise affect the Company's relationship with any existing or potential customer in a manner that is not in our interest. Each Non-Competition Agreement also contains confidentiality and non-solicitation provisions.

                    COMPENSATION OF NAMED EXECUTIVE OFFICERS

    The summary compensation table below sets forth information concerning compensation paid in the fiscal year ended December 31, 1998 to our Chief Executive Officer and our four other most highly compensated executive officers, referred to in this prospectus as our named executive officers.

SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION
                                         ---------------------------------------
                                                                    OTHER ANNUAL   ALL OTHER
                                          SALARY         BONUS      COMPENSATION(1) COMPENSATION(2)
NAME AND PRINCIPAL POSITION        YEAR     ($)           ($)         ($)            ($)
---------------------------------  ----  ----------     ---------   ------------   ------------
Pat Patel .......................  1998    276,216       125,000          --          5,000
  Chairman and President(3)
Bud Patel .......................  1998    186,829        72,376          --          5,000
  Executive Vice President
Dennis Pouliot ..................  1998    150,020        50,000          --          4,500
  Vice President of Marketing
Ken King ........................  1998    116,328        40,626          --          3,490
  Executive Vice President
Howard Ribaudo ..................  1998    109,999        30,000          --          3,300
  Vice President of Sales

------------------------

(1) For each named executive officer, the aggregate dollar amount of other annual compensation received during fiscal 1998 not properly categorized as salary or bonus did not exceed the lesser of (1) $50,000 and (2) 10% of the total salary and bonus reported by such named executive officer for such fiscal year.

(2) Represents matching contributions made by us on behalf of the named executive officers under our 401(k) plan.

(3) Pat Patel's title was changed to "Chief Executive Officer" in April 1999. We did not have a Chief Executive Officer during 1998.

UNIT OPTION PLAN

    1999 UNIT OPTION PLAN. The Management Committee adopted the 1999 Unit Option Plan (the "Plan") on June 28, 1999, which has been approved by a majority of our members holding Class A Units, for the benefit of our officers, Board members, employees, advisors and consultants. The Plan covers an aggregate of 2,970,000 non-voting Class B Units and provides for the issuance of unit options.

    The Plan may be administered by the Management Committee or a committee designated by the Management Committee (either such committee sometimes referred to as the "plan administrator"). The plan administrator may interpret the Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan. The Plan permits the plan administrator to select the officers, Management Committee representatives, employees, advisors and consultants of the Company (including Management Committee representatives who are also employees) who will receive unit options and generally to determine the terms and conditions of such unit options.

    The unit price of each unit option granted under the Plan may generally not be less than 85% of the fair market value of a Class B Unit on the date a unit option is granted. Unit options generally vest at the rate of 25% per year over four years.

    In the event that we (i) become incorporated (or merged into a corporation or transfer all or substantially all of our assets to a corporation) or
(ii) become a publicly traded corporation (each, a

"Conversion Transaction"), the plan administrator will, prior to such Conversion Transaction, take such action as it shall determine to be appropriate with respect to the Plan and the outstanding unit options granted, so as to equitably treat such options and the participants and to enable them to retain the benefits of the unit options following such Conversion Transaction. Such actions may, but need not, include adopting a new plan and converting the unit options into comparable awards under that plan.

    In connection with any proposed (i) liquidation or dissolution of us,
(ii) a sale of all or substantially all of our assets other than in the ordinary course of our business or (iii) a merger or consolidation involving us in which we are not the surviving entity or we become a subsidiary of another corporation, excluding, however, any Conversion Transaction, the plan administrator shall determine the appropriate treatment, if any, of outstanding unit options and may make such amendments to the Plan as are necessary to reflect such determination.

    Except as otherwise provided, in the event of any merger, reorganization, consolidation or other change in corporate structure affecting the Class B Units, an equitable substitution or proportionate adjustment, if any, as determined by the plan administrator, may be made in (i) the aggregate number of Class B Units reserved for issuance under the Plan, and (ii) the kind, number and exercise price of Class B Units subject to outstanding unit options granted under the Plan.

    Except as otherwise provided, in the event of any unit split, reverse unit split, distribution of units, recapitalization, combination or reclassification of units, an equitable substitution or proportionate adjustment, as determined by the plan administrator, shall be made in (i) the aggregate number of Class B Units reserved for issuance under the Plan, and (ii) the kind, number and exercise price of Class B Units subject to outstanding unit options granted under the Plan.

    In connection with any such event, the plan administrator may provide for the cancellation of any outstanding unit options that are vested but unexercised, or any portion thereof. In connection with any such cancellation, we will make a payment to the participant in cash or other property equal to the difference between the aggregate fair market value of the Class B Units subject to the cancelled unit options, or portion thereof, and the aggregate exercise price of the cancelled unit options, or portion thereof.

    The terms of the Plan provide that the plan administrator may amend, suspend or terminate the Plan at any time, provided, however, that certain amendments require approval of a majority of the members holding Class A Units. Further, no such action may be taken which adversely affects any rights under outstanding unit options without the holder's consent.

COMPENSATION OF DIRECTORS

    The individuals serving on the Management Committee will receive no compensation so long as they are affiliated with, or have a financial interest in, Cherokee. All of our Management Committee members currently do have these affiliations. The Management Committee has sole discretion to determine to what extent, if any, to compensate any individuals serving on the Management Committee.

    No director of Cherokee Finance receives any compensation with respect to his or her position as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Pat Patel and Bud Patel each participated in the determination of officers' compensation during 1998. After we completed the Transactions, our Management Committee formed a compensation committee comprised of Pat Patel, Ken King, Ian Schapiro and Chris Brothers. No member of the compensation committee will participate in the determination of his or her own compensation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of our outstanding membership units as of October 1, 1999 by:

    - each person who is known by us to own beneficially more than 5% of our outstanding Class A Units;

    - each of our Management Committee members and named executive officers; and

    - all of our Management Committee members and named executive officers as a group.

                                                                             MEMBERSHIP UNITS BENEFICIALLY OWNED(1)
                                                                        -------------------------------------------------
                                                                               CLASS A                  CLASS B
                                                                               (VOTING)               (NON-VOTING)
                                                                        ----------------------  -------------------------
NAME                                                                     NUMBER      PERCENT       NUMBER       PERCENT
----------------------------------------------------------------------  ---------  -----------  ------------  -----------
Cherokee Investor Partners, LLC(2)(3).................................    180,000        60.0%    17,820,000        59.4%
Bikor Corporation(4)..................................................     30,000        10.0%     2,970,000         9.9%
Manju Patel(4)(5).....................................................     90,000        30.0%     2,160,000         7.2%
Pat Patel(4)(6).......................................................     90,000        30.0%     2,160,000         7.2%
Ken King(4)...........................................................         --          --         12,500           *
Bud Patel(4)(7).......................................................     30,000        10.0%     2,970,000         9.9%
Dennis Pouliot(4).....................................................         --          --         50,000           *
Howard Ribaudo(4).....................................................         --          --         75,000           *
Ian Schapiro(3)(8)....................................................    180,000        60.0%    17,820,000        59.4%
Stephen Kaplan(9)(10).................................................    180,000        60.0%    17,820,000        59.4%
Tony Bloom(3)(11).....................................................    180,000        60.0%    17,820,000        59.4%
Raymond Meyer(3)......................................................         --          --             --          --
Chris Brothers(9).....................................................         --          --             --          --
All Management Committee members and named executive officers as a
  group (10 persons)..................................................    300,000       100.0%    23,087,500        77.0%

------------------------

*   Less than 1.0%

(1) The Class A Units and Class B Units are identical except that Class A Units have voting rights and Class B Units have no voting rights.

(2) The owners of Cherokee Investors include an affiliate of GFI, an affiliate of Oaktree, Rothschild and an affiliate of the initial purchaser of the outstanding notes. By virtue of their ownership of equity of Cherokee Investors, these entities may be deemed to share beneficial ownership of the membership units owned by Cherokee Investors. GFI, Oaktree, Rothschild and the initial purchaser, and their affiliates, if appropriate, expressly disclaim beneficial ownership of such units.

(3) c/o GFI Energy Ventures LLC, 11611 San Vicente Boulevard, Suite 710, Los Angeles, CA 90049.

(4) c/o Cherokee International, LLC, 2841 Dow Avenue, Tustin, California 92780.

(5) Consists entirely of membership units that Manju Patel holds jointly with her husband, Pat Patel, as trustees of the Patel Family Trust (see note 6). Manju Patel expressly disclaims beneficial ownership of any units beneficially owned by her as trustee of that trust.

(6) Consists entirely of membership units that Mr. Patel holds jointly with his wife, Manju Patel, as trustees of the Patel Family Trust (see note 5).
    Mr. Patel expressly disclaims beneficial ownership of any units beneficially owned by him as trustee of that trust.

(7) Bud Patel may be deemed to share beneficial ownership of the 30,000 Class A Units and 2,970,000 Class B Units owned by Bikor, by virtue of his ownership of Bikor's common stock. Bud Patel expressly disclaims beneficial ownership of any units beneficially owned by him by virtue of his ownership of Bikor's common stock.

(8) Ian Schapiro may be deemed to share beneficial ownership of the 180,000 Class A Units and 17,820,000 Class B Units owned by Cherokee Investors by virtue of his status as a principal of GFI, which, through an affiliate holds an equity interest in Cherokee Investors. Mr. Schapiro expressly disclaims beneficial ownership of any units beneficially owned by him by virtue of his status as a principal of GFI.

(9) c/o Oaktree Capital Management, LLC, 333 South Grand Avenue, Los Angeles, California 90071.

(10) Stephen Kaplan may be deemed to share beneficial ownership of the 180,000 Class A Units and 17,820,000 Class B Units owned by Cherokee Investors by virtue of his status as a principal of Oaktree, which, through an affiliate holds an equity interest in Cherokee Investors. Mr. Kaplan expressly disclaims beneficial ownership of any units beneficially owned by him by virtue of his status as a principal of Oaktree.

(11) Tony Bloom may be deemed to share beneficial ownership of the 180,000 Class A Units and 17,820,000 Class B Units owned by Cherokee Investors by virtue of his status as a principal of Rothschild, which holds an equity interest in Cherokee Investors. Mr. Bloom expressly disclaims beneficial ownership of any units beneficially owned by him by virtue of his status as a principal of Rothschild.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

    At the time of the offering of the outstanding notes, we entered into the New Credit Agreement among Cherokee, Heller Financial, Inc., as agent and the other lenders. The following is a summary description of the principal terms of the New Credit Agreement and the other loan documents related thereto. The following description is only a summary of the material provisions of the New Credit Agreement. We have filed the New Credit Agreement as an exhibit to the Registration Statement of which this prospectus is a part. You may obtain a copy of the New Credit Agreement by following any of the procedures described in the section "Where You Can Find More Information." Our obligations under the New Credit Agreement constitute Senior Indebtedness and Designated Senior Indebtedness with respect to the notes.

    STRUCTURE. The lenders have provided us with (i) a Term Loan Facility of $50.0 million and (ii) a Revolving Credit Facility of $25.0 million.

    We borrowed the full amount of the Term Loan on the date we consummated the Transactions to finance the distribution described above in the section "The Transactions." We may use the Revolving Credit Facility to fund our working capital requirements, including issuance of stand-by and trade letters of credit, and for other general corporate purposes and, to the extent permitted by the New Credit Agreement, to fund acquisitions. We drew down approximately $4.6 million under the Revolving Credit Facility at the closing of the offering of the outstanding notes to pay transaction fees and expenses related to the Transactions.

    The Term Loan Facility and Revolving Credit Facility each have a maturity of six years. The Term Loan Facility will amortize over its six-year term, with annual principal payments ranging from $2.5 million to $13.5 million. In addition, we are required to make annual prepayments on the Term Loan based on excess available cash flow. Loans and letters of credit under the Revolving Credit Facility are available, subject to a borrowing base, subject to the fulfillment of customary conditions precedent, including the absence of a default under the New Credit Agreement.

    SECURITY; GUARANTY. The New Credit Agreement is secured by a perfected first priority security interest in substantially all of our assets and the assets of our subsidiaries (other than foreign subsidiaries), including:
(1) all owned real property and (2) all accounts receivable, inventory and intangibles. The New Credit Agreement is also secured by a non-recourse pledge of 100% of the membership interests in Cherokee (other than those issued to certain of our employees upon exercise of options or other rights to purchase in the aggregate up to ten percent (10%) of our outstanding membership units).

    INTEREST, MATURITY. Borrowings under the New Credit Agreement bear interest at a rate per annum equal (at our option) to: (i) the reserve-adjusted LIBOR rate as determined by the agent in accordance with the New Credit Agreement or
(ii) a base rate equal to the prime rate, in each case plus an applicable margin. Initially, the applicable margin was 2.75% per annum for LIBOR loans and 1.50% per annum for base rate loans. The applicable margins are subject to change based on our leverage ratio.

    FEES. Cherokee is required to pay the lenders, quarterly in arrears, a commitment fee on the undrawn portion of the Revolving Credit Facility at a rate equal to 0.50% per annum. We are also obligated to pay customary agent and closing fees.

    COVENANTS. The New Credit Agreement contains a number of covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

    - dispose of assets;

    - incur additional indebtedness;

    - prepay other indebtedness (including the notes) or amend certain debt instruments (including the indenture);

    - pay distributions;

    - create liens on assets;

    - enter into sale and leaseback transactions;

    - make investments, loans or advances;

    - make acquisitions;

    - engage in mergers or consolidations;

    - make capital expenditures;

    - change the business conducted by us or our subsidiaries; or

    - engage in certain transactions with affiliates and otherwise restrict certain corporate activities.

In addition, under the New Credit Agreement, we are required to maintain specific financial ratios and satisfy specified financial tests, including a debt to EBITDA ratio, a fixed charge coverage ratio and an interest coverage ratio. See the section "Risk Factors" under the headings "Our Substantial Leverage and Debt Service Obligations Could Impede Our Operations and Flexibility" and "The Indenture and Our New Credit Agreement Will Contain Provisions That Could Materially Restrict Our Business" for a description of the impact of these covenants on Cherokee.

    EVENTS OF DEFAULT. The New Credit Agreement contains events of default customary for facilities of this nature, including:

    - nonpayment of principal, interest or fees;

    - material inaccuracy of representations and warranties;

    - violation of covenants;

    - cross-default to certain other indebtedness;

    - certain events of bankruptcy and insolvency;

    - material judgments against us and our subsidiaries;

    - invalidity of any guarantee or security interest; and

    - a change of control of Cherokee in certain circumstances.

                            DESCRIPTION OF THE NOTES

GENERAL

    The outstanding notes were, and the exchange notes will be, issued under an indenture, dated as of April 30, 1999, among Cherokee and Cherokee Finance, referred to in this section as the Issuers, and Firstar Bank of Minnesota, N.A., as trustee. A copy of the indenture is filed as an exhibit to the registration statement which includes this prospectus and is available to you upon request by following the procedures described in the section "Where You Can Find More Information."

    The terms of the outstanding notes and the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. You can find the definitions of some of the terms used in this description under the subheading "Definitions" below. Other terms that are not defined in this section are defined in the indenture. For purposes of this section, the word "Company" refers only to Cherokee International, LLC and not to any of its subsidiaries, including Cherokee International Finance, Inc.

    The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes. Any outstanding notes that remain outstanding after the exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture for voting purposes. When we refer to the term "note" or "notes" in this "Description of Notes" section, we are referring to both the outstanding notes and the exchange notes. When we refer to "holders" of the notes, we are referring to those persons who are registered holders of the notes on the books of the registrar appointed under the indenture.

    The indenture also contains provisions which would allow us to issue up to $150 million of additional notes having the same terms as the notes described in this section if we comply with the requirements contained in the indenture. Additional notes must be issued in an aggregate principal amount of not less than $25 million per series. If any additional notes are issued, they will be considered part of the same issue as the notes, and will vote on all matters with these notes. For purposes of this "Description of Notes" section, however, reference to the "notes" does not include the "additional notes."

    The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes.

BRIEF DESCRIPTION OF THE NOTES

    The notes:

    - are unsecured senior subordinated obligations of the Issuers;

    - are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers;

    - are senior in right of payment to any future Subordinated Obligations of the Issuers;

    - are effectively subordinated to all existing and future debts of our subsidiaries (other than Cherokee International Finance, Inc. and any future Guarantor), including trade payables; and

    - will entitle you to certain benefits pursuant to the registration rights agreement.

PRINCIPAL, MATURITY AND INTEREST

    We have issued outstanding notes in the aggregate principal amount of $100,000,000. Any notes that remain outstanding after the completion of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. The notes and any additional notes issued under the indenture are limited in aggregate principal amount to $250 million, $150 million of which can only be issued in compliance with the covenant described below under the heading "Certain Covenants--Limitation on Indebtedness." The Issuers have issued and will issue the notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on May 1, 2009.

    Interest on the notes will accrue at the rate of 10 1/2% per year and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 1999. The Issuers will make each interest payment to the holders of record of the notes on the immediately preceding April 15 and October 15.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

    Except as set forth below, we will not be entitled to redeem the notes at our option prior to May 1, 2004. On and after May 1, 2004, we will be entitled at our option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on May 1 in the years indicated below:

YEAR                                                                     PERCENTAGE
-----------------------------------------------------------------------  -----------
2004...................................................................      105.250%
2005...................................................................      103.500
2006...................................................................      101.750
2007 and thereafter....................................................      100.000

    In addition, before May 1, 2002, we may at our option on one or more occasions redeem up to 35% of the original principal amount of notes (including the original principal amount of any additional notes issued under the indenture) at a redemption price of 110.500% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Public Equity Offerings; PROVIDED that:

    (1) at least 65% of the aggregate principal amount of notes originally issued pursuant to the indenture (including the original principal amount of any additional notes issued under the indenture) remain outstanding immediately after the occurrence of each such redemption; and

    (2) each such redemption occurs within 120 days after the date of the related Public Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

    If we are redeeming less than all the notes at any time, the trustee will select notes on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate.

    We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. We will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

RANKING

    SENIOR INDEBTEDNESS VERSUS NOTES

    The payment of the principal of, premium, if any, and interest on the notes will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness, including our obligations under the New Credit Agreement.

    As of June 30, 1999 (following the consummation of the Transactions), the Issuers' Senior Indebtedness, on a consolidated basis, was $55.2 million. Although the indenture contains limitations on the amount of additional Indebtedness that the Issuers may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness" below.

    LIABILITIES OF SUBSIDIARIES VERSUS NOTES

    A portion of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Issuers, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of subsidiaries of the Issuers.

    At June 30, 1999 (following the consummation of the Transactions), the total liabilities of the Company's subsidiaries (other than Cherokee International Finance, Inc.) were approximately $0.4 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the indenture. For more details, see the covenant described below under the heading "Certain Covenants--Limitation on Indebtedness."

    OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

    Only Indebtedness of the Issuers that is Senior Indebtedness will rank senior to the notes in accordance with the provisions of the indenture. The notes will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of the Issuers. As of June 30, 1999, we had no outstanding Senior Subordinated Indebtedness other than the outstanding notes.

    We have agreed in the indenture that we will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to our Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

    PAYMENT OF NOTES

    We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described below under the heading "Defeasance" and may not repurchase, redeem or otherwise retire any notes (collectively, "pay the notes") if:

    (1) any Designated Senior Indebtedness is not paid when due; or

    (2) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. Regardless of the foregoing, we are permitted to pay the notes if we and the trustee receive written notice approving such payment from the Representative of any Designated Senior Indebtedness with respect to which either of the events set forth in clause
(1) or (2) above has occurred and is continuing.

    During the continuance of any default (other than a default described in clause (1) or (2) above) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the trustee and to us from the Person or Persons who gave such Blockage Notice;

    (2) because the default giving rise to such Blockage Notice is cured, waived or no longer continuing; or

    (3) because such Designated Senior Indebtedness has been discharged or paid in full.

    Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to pay all sums not paid to the holders of the notes during the Payment Blockage Period due to the foregoing prohibitions and to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period and no default that existed upon the commencement of a Payment Blockage Period (whether or not such event of default is on the same issue of Designated Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period.

    Upon any payment or distribution of the assets of the Issuers upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuers or their property:

    (1) the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

    (2) until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear; and

    (3) if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

    If payment of the notes is accelerated because of an Event of Default, the Issuers or the trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

    No provision contained in the indenture or the notes will affect our obligation, which is absolute and unconditional, to pay the notes when due. The subordination provisions of the indenture and the notes will not prevent the occurrence of any Default or Event of Default under the indenture or limit the rights of the trustee or any holder to pursue any other rights or remedies with respect to the notes.

    By reason of the subordination provisions contained in the indenture, in the event of a liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding, or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of the notes may recover less, ratably than our other creditors.

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    The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the trustee for the payment of principal of and interest on the notes pursuant to the provisions described below under "--Defeasance".

BOOK-ENTRY; DELIVERY AND FORM

    We initially issued the outstanding notes in fully registered global form without interest coupons (the "Global Note" which term, for purposes hereof, includes any notes issued in exchange therefor, including, in whole or in part, the exchange notes). The Global Note was deposited with the trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

    DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

    So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC and, if applicable, Morgan Guaranty Trust Company of New York, as operator of the Euroclear system ("Euroclear"). Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

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    We will make payments of principal of, premium, if any, and interest on the notes represented by the Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear will be effected in the ordinary way in accordance with its rules and operating procedures.

    DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the Global Note for certificated notes which it will distribute to its participants.

    DTC has further advised us that management of DTC is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades, within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

    Although DTC and Euroclear are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued

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at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC, Euroclear or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

CERTIFICATED SECURITIES

    Subject to certain conditions, the notes represented by the Global Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples if:

    (1) DTC or any successor depositary notifies us in writing that it is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act;

    (2) we in our discretion at any time determine not to have all the notes represented by the Global Note; or

    (3) a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

    Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of DTC or its nominee.

    Neither we nor the trustee will be liable for any delay by the related holder of a Global Note (a "Global Note Holder") or the Depositary in identifying the beneficial owners of the related notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from such Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes).

SAME DAY PAYMENT

    The indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

    The following description is a summary of the material provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement because it, and not this description, defines your rights as holders of the notes.

    We have agreed pursuant to the registration rights agreement that we will, at our cost:

    (1) within 75 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Registered Exchange Offer") to exchange the outstanding notes for the exchange notes having terms substantially identical in all material respects to the outstanding notes except that the notes will not contain terms with respect to transfer restrictions;

    (2) use all reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days after the Issue Date;

    (3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the "Effectiveness Date"), offer the exchange notes in exchange for surrender of the outstanding notes; and

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
    (4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the outstanding notes.

    This exchange offer is being made in compliance with the provisions of the registration rights agreement.

    Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of those notes represents to us in the Registered Exchange Offer that it is acquiring those notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of those notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; PROVIDED, HOWEVER, that broker-dealers ("Participating Broker-Dealers") receiving notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of those notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the Exchange Offer Registration Statement.

    Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of the exchange notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker Dealers are required by law to deliver such prospectus).

    In the event that applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer, or if for any other reason we do not consummate the Registered Exchange Offer within 240 days of the date of the Registration Rights Agreement, or if any holder of outstanding notes shall notify us that:

    (1) such holder is prohibited by law or SEC policy from participating in the Registered Exchange Offer;

    (2) such holder may not resell the exchange notes acquired by it in the Registered Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder; or

    (3) such holder is a broker-dealer and holds outstanding notes that are part of an unsold allotment from the original sale of the outstanding notes,

then, we will, at our cost,

    (1) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the outstanding notes or the exchange notes as the case may be;

    (2) use all reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

    (3) keep the Shelf Registration Statement effective until the earlier of
       (a) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses
       (c), (e), (f) and (h) of Rule 144 and (b) two years from the Issue Date.

    We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A holder selling notes pursuant to the Shelf Registration Statement generally would be required to be named as a

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
selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

    We will pay additional interest (as described below) if:

    (1) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC on or before the date specified for such filing;

    (2) neither the Registered Exchange Offer is consummated nor the Shelf Registration Statement is declared effective on or before the date specified for such consummation or effectiveness as applicable; or

    (3) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable during the period of effectiveness specified above (subject to certain exceptions);

(each such event referred to in clauses (1) through (3) above a "Registration Default") from and including the date on which any such Registration Default shall occur to, but excluding the date on which all Registration Defaults have been cured or waived.

    Upon consummation of this exchange offer, except as described above, holders of exchange notes will not be entitled to additional interest.

    The rate of the additional interest will be 0.50% per annum following the occurrence of such Registration Default, until all Registration Defaults have been cured; PROVIDED, HOWEVER, that

    (1) no holder of notes who is not entitled to the benefits of a Shelf Registration Statement shall be entitled to receive additional interest by reason of a Registration Default that pertains to a Shelf Registration Statement; and

    (2) no holder of outstanding notes constituting an unsold allotment from the original sale of the outstanding notes or any other holder of notes who is entitled to the benefits of a Shelf Registration Statement shall be entitled to receive additional interest by reason of a Registration Default that pertains to a Registered Exchange Offer.

    We will pay any additional interest on regular interest payment dates.

    All references in the indenture, in any context, to any payment of principal, purchase prices in connection with a purchase of notes, and interest or any other amount payable on or with respect to any of the notes shall be deemed to include payment of any additional interest pursuant to the registration rights agreement.

    If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer and except as required by applicable law.

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each holder shall have the right to require that we purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

    (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3

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
       and 13d-5 under the Exchange Act), except that for purposes of this clause (1) such person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock of the Company; PROVIDED, HOWEVER, that no Change of Control shall be deemed to have occurred under this paragraph
       (1) if the Permitted Holders either (a) beneficially own (as defined above), directly or indirectly, (x) in the aggregate more than 40% of the total voting power of the then outstanding Voting Stock of the Company and (y) a greater percentage of the total voting power of the then outstanding Voting Stock of the Company than any other person or
       (b) have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (which, as defined, includes our Management Committee);

    (2) after an initial Public Equity Offering, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new members of the Board of Directors whose election by such Board of Directors or whose nomination for election by the equityholders of the Company was approved by a vote of the majority of the members of the Board of Directors of the Company then still in office who were either members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved including new members of the Board of Directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of our assets, if such agreement was approved by a vote of such majority of members of the Board of Directors) cease for any reason to constitute a majority of the Board of Directors then in office;

    (3) the adoption by the holders of Capital Stock of either Issuer of any plan or proposal for the liquidation or dissolution of either Issuer (whether or not otherwise in compliance with the Indenture) except in connection with converting the Company into a corporation, by way of merger, consolidation or otherwise; or

    (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to another Person (other than to a Restricted Subsidiary of the Company or to one or more Permitted Holders or any entity controlled by one or more Permitted Holders), in which, in the case of any such merger, consolidation or sale, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate Voting Stock of the Company are changed into or exchanged for cash, securities or property; provided, however, that no Change of Control shall be deemed to have occurred under this paragraph (4) if pursuant to such transaction the securities of the Company are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, (a) at least 30% of the aggregate voting power of the Voting Stock of the surviving Person and (b) a greater percentage of the Voting Stock of the surviving Person than the percentage of such Voting Stock beneficially owned by any other person (as defined in paragraph (1) above).

    Prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which a Change of Control occurs, the Issuers covenant to (1) repay in full all Indebtedness under the New Credit Agreement (and terminate all commitments thereunder) or offer to repay in full all such Indebtedness (and terminate all such commitments) and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or (2) obtain the requisite consents under the New Credit Agreement to permit the repurchase of the notes as provided below. The Issuers will first comply with the covenant in the preceding sentence before they will be required to repurchase notes pursuant to the provisions described below; PROVIDED that the Issuers failure to comply with the covenant

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described in the preceding sentence shall constitute an Event of Default described below under clause (5) under the heading "Events of Default" and not under clause (2) thereof.

    Within 30 days following any Change of Control, unless notice of redemption of the notes has been given pursuant to the provisions of the indenture described under "--Optional Redemption" above, the Issuers shall mail a notice to each holder with a copy to the trustee (the "Change of Control Offer") stating:

    (1) that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

    (2) the circumstances and relevant facts regarding such Change of Control;

    (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    (4) the instructions determined by the Issuers, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.

    The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    The Change of Control purchase feature is a result of negotiations between the Issuers and the initial purchaser of the outstanding notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers would decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers' capital structure or credit ratings. Restrictions on the ability of the Issuers and their Restricted Subsidiaries to incur additional Indebtedness are contained in the covenant described below under "Certain Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

    The New Credit Agreement contains, and future indebtedness of the Issuers may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuers to purchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Issuers. Finally, the Issuers' ability to pay cash to the holders of the notes following the occurrence of a Change of Control may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. For more details, see the section "Risk Factors" under the heading "Limitations on Repurchases of Notes Upon a Change of Control."

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    The provisions under the indenture relating to the Issuers' obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

    The Change of Control purchase feature of the notes may make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management.

    The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

CERTAIN COVENANTS

    The indenture contains covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS

    (a) The Issuers will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that the Issuers and their Restricted Subsidiaries may Incur Indebtedness, if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio would be at least 2.00 to 1.00 if the date of such Incurrence is on or before May 1, 2002 and 2.25 to 1.00 thereafter.

    (b) Notwithstanding the foregoing paragraph (a), the Issuers and any Restricted Subsidiary, as applicable, may Incur any or all of the following
Indebtedness:

    (1) Indebtedness of the Issuers or any Restricted Subsidiary Incurred pursuant to the New Credit Agreement in an aggregate principal amount outstanding at any time of up to (x) with respect to the Term Loan Facility (or any replacement term loan facility, as the case may be), $50 million and (y) with respect to the Revolving Loan Facility (or any replacement revolving loan facility, as the case may be), the greater of
       (A) $25 million and (B) the sum of (I) 50% of the net book value of the inventory of the Company and its Restricted Subsidiaries and (II) 85% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries, in each case less the aggregate amount of Net Available Cash from any Asset Disposition applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sales of Assets and Subsidiary Stock;" PROVIDED, HOWEVER, that the maximum amount permitted to be outstanding under this clause (1) of this paragraph (b) shall not be deemed to limit additional Indebtedness under the New Credit Agreement to the extent such additional Indebtedness is permitted pursuant to the Consolidated Coverage Ratio or otherwise under this covenant;

    (2) Indebtedness owed to and held by either Issuer or a Restricted Subsidiary; PROVIDED, HOWEVER, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to an Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if either Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and the Indenture and the New Credit Agreement;

    (3) the notes;

    (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

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    (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by an Issuer (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by an Issuer); PROVIDED, HOWEVER, that on the date of acquisition, and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a);

    (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) of this paragraph
       (b);

    (7) Indebtedness of an Issuer or a Restricted Subsidiary in respect of bids, performance bonds, letters of credit and surety or appeal bonds and obligations entered into by an Issuer or any Restricted Subsidiary in the ordinary course of business;

    (8) Indebtedness of an Issuer or any Restricted Subsidiary which constitutes Hedging Obligations consisting of either (A) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Issuers or a Restricted Subsidiary pursuant to the Indenture or (B) Currency Agreements for the purpose of limiting exchange rate risks in connection with a Related Business;

    (9) Indebtedness of the Issuers or a Restricted Subsidiary which constitutes Capital Lease Obligations or Purchase Money Indebtedness, and Refinancing Indebtedness thereof, in an aggregate principal amount not exceeding
       $7.5 million at any one time outstanding;

    (10) Indebtedness incurred by the Company constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of customs duties, equipment leases, workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed or refinanced within 30 days following such drawing or Incurrence; and

    (11) Indebtedness of an Issuer or any Restricted Subsidiary in an aggregate principal amount which does not, together with all other outstanding Indebtedness incurred pursuant to this clause (11), exceed $25 million at any one time outstanding.

    (c) Notwithstanding the foregoing, neither the Issuers nor any Restricted Subsidiary shall Incur any Indebtedness pursuant to the foregoing paragraph
(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes or the Guarantees, as applicable, to at least the same extent as such Subordinated Obligations.

    (d) For purposes of determining compliance with the foregoing covenant,
(1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Issuers, in their sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and
(2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above. A guarantee of Indebtedness permitted by this covenant to be Incurred by the Issuers or a Restricted Subsidiary otherwise permitted to be Incurred pursuant to this covenant is not considered a separate Incurrence for purposes of this covenant.

    (e) Notwithstanding paragraphs (a) and (b) above, neither the Guarantors nor the Issuers shall Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness or Senior Indebtedness, respectively, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated

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Indebtedness or (2) any Secured Indebtedness that is not Guarantor Senior
Indebtedness or Senior Indebtedness, respectively, unless contemporaneously therewith effective provision is made to secure the Guarantees or the notes, respectively, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

LIMITATION ON RESTRICTED PAYMENTS.

    (a) the Issuers shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Issuers or such Restricted Subsidiary makes such Restricted Payment:

    (1) a Default shall have occurred and be continuing (or would result therefrom);

    (2) the Issuers are not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described above under the heading "--Limitation on Indebtedness"; or

    (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

       (A) 50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) beginning on the first day of the fiscal quarter commencing immediately following the Issue Date and ending on the last day of the most recent full fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

       (B) the aggregate Net Cash Proceeds received by the Company from capital contributions or the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date or any options, warrants or rights to purchase its Capital Stock (other than Disqualified Stock) together with the aggregate cash received by the Company at the time of the exercise of such options, warrants or rights (other than an issuance or sale to a Subsidiary of the Company);

       (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible into or exchangeable or exercisable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and

       (D) an amount equal to the sum of (x) the net amount of any Investments made after the Issue Date constituting a Restricted Payment that are returned to either Issuer or any Restricted Subsidiary by way of dividend, distribution, repayment of loans or advances or otherwise and (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary (other than Unrestricted Subsidiaries referred to in clause (1) of the definition thereof, except to the extent of Investments made or deemed made in such Unrestricted Subsidiaries on or after the Issue Date) at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed the aggregate amount of Investments previously made (and treated as a Restricted Payment) by either Issuer or any Restricted Subsidiary.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit:

    (1) any redemption, repurchase or other acquisition of any Capital Stock of the Company made out of the proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of

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       the Company (other than (A) Disqualified Stock or, (B) Capital Stock issued or sold to a Subsidiary of the Company) or out of the proceeds of a substantially concurrent capital contribution to the Company; PROVIDED, HOWEVER, that the Net Cash Proceeds from such sale of Capital Stock or capital contribution shall be excluded from clause (3)(B) of paragraph
       (a) above;

    (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of an Issuer which is permitted to be Incurred pursuant to the covenant described above under the heading "--Limitation on Indebtedness";

    (3) dividends or distributions paid within 60 days after the date of declaration thereof if at such date of declaration such dividend or distributions would have complied with this covenant;

    (4) the declaration or payment of Permitted Tax Distributions or Permitted Distributions for Pre-Closing Tax Liabilities;

    (5) any repurchase or other acquisition of shares of, or options to purchase, Capital Stock of the Company from directors (or similar persons), officers or employees of the Company pursuant to the terms of an employee benefit plan or employment or other agreement approved by the Board of Directors; PROVIDED, HOWEVER, that the aggregate amount of all such repurchases shall not exceed $1 million in any fiscal year and $5 million in the aggregate;

    (6) Investments in Unrestricted Subsidiaries, or joint ventures in which the Company has at least a 25% economic ownership interest in an aggregate amount not to exceed $7.5 million at any time outstanding;

    (7) other Restricted Payments in an amount not to exceed $3 million at any time outstanding; and

    (8) The $150 million distribution made to the members of the Company on the Issue Date as described above in the section "The Transactions."

    In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (a)(3) above, amounts expended pursuant to clauses (3), (6) and (7) (but not pursuant to clause (1), (2), (4), (5) or (8)) of the immediately preceding paragraph shall be included in such calculation.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES.

    The Issuers will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to
(a) pay dividends or make any other distributions on its Capital Stock to the Issuers or a Restricted Subsidiary or pay any Indebtedness owed to the Issuers,
(b) make any loans or advances to the Issuers or (c) transfer any of its property or assets to the Issuers, except:

    (1) any encumbrance or restriction in respect of any Restricted Subsidiary
       (x) pursuant to an agreement in effect at or entered into on the Issue Date as in effect on the Issue Date (including the New Credit Agreement) or (y) no more restrictive on such Restricted Subsidiary than under clause (x);

    (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by an Issuer (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by an Issuer and outstanding on such date;

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    (3) any encumbrance or restriction pursuant to an agreement effecting a
       Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

    (4) any such encumbrance or restriction (A) consisting of customary non-assignment provisions in leases to the extent such provisions restrict the subletting, assignment or transfer of the lease or the property leased thereunder or in purchase money financings or (B) by virtue of any Indebtedness, transfer, option or right with respect to, or any Lien on, any property or assets of an Issuer or any Restricted Subsidiary not otherwise prohibited by the indenture;

    (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

    (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

    (7) encumbrances or restrictions imposed by operation of any applicable law, rule, regulation or order;

    (8) Capital Lease Obligations that are otherwise permitted hereunder; PROVIDED, HOWEVER, that such encumbrance or restriction does not extend to any property other than that subject to the underlying lease;

    (9) any encumbrance or restriction under or relating to an agreement relating to the acquisition of assets or property so long as such encumbrances and restriction relate solely to the assets so acquired (and any improvements thereon); and

    (10) restrictions imposed by the notes or the indenture or by our other indebtedness ranking senior or PARI PASSU with the notes; PROVIDED, that such restrictions are no more restrictive taken as a whole than those imposed by the indenture and the notes.

LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK.

    (a) The Issuers shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

    (1) the Issuers or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by such Issuer's Board of Directors, of the shares and assets subject to such Asset Disposition;

    (2) at least 75% of the consideration thereof received by the Issuers or such Restricted Subsidiary in connection with such Asset Disposition consists of cash, Temporary Cash Investments or other cash equivalents; and

    (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Issuers (or such Restricted Subsidiary, as the case may be):

       (A) to either (x) prepay, repay, redeem or purchase (and permanently reduce the commitments under) Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a

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           Restricted Subsidiary (in each case other than Indebtedness owed to the Issuers or an Affiliate of the Issuers or Indebtedness, other than Senior Indebtedness, of the Company) or (y) to the extent an Issuer elects, to acquire Additional Assets, in each case within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or

       (B) to make an offer pursuant to paragraph (b) below to the holders to purchase notes pursuant to and subject to the conditions contained in the indenture and to repurchase or redeem our other Indebtedness ranking on a parity with the notes and with similar provisions requiring us to repurchase or redeem such Indebtedness with the proceeds from such Asset Disposition, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the notes and such other Indebtedness then outstanding; and

       (C) to the extent of the balance of such Net Available Cash after application in accordance with clause (A) or (B), to any other application or use not prohibited by the Indenture.

    Notwithstanding the foregoing provisions of this paragraph, the Issuers and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this paragraph exceeds $5 million (at which time, the entire unutilized Net Available Cash, and not just the amount in excess of $5 million, shall be applied pursuant to this paragraph).

    For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Issuers or any Restricted Subsidiary and the release of the Issuers or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Issuers or any Restricted Subsidiary from the transferee that are converted by the Issuers or such Restricted Subsidiary into cash within 90 days of closing the transaction.

    (b) In the event of an Asset Disposition that requires the purchase of the notes pursuant to clause (a)(3)(B) above, the Issuers will be required to purchase notes tendered pursuant to an offer by the Issuers for the notes at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest, if any, thereon in accordance with the procedures (including prorating in the event of over subscription) set forth in the indenture.

    (c) The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

LIMITATION ON TRANSACTIONS WITH AFFILIATES.

    (a) The Issuers shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Issuers (an "Affiliate Transaction") unless the terms thereof:

    (1) are no less favorable to the Issuers or such Restricted Subsidiary than those that could be obtained at the time of such transaction in a comparable transaction in arm's-length dealings with a Person who is not such an Affiliate;

    (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, have been approved by a majority of the members of the Company's Board of Directors having no material personal financial stake in such Affiliate Transaction; and

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    (3) if such Affiliate Transaction involves an amount in excess of
       $10 million, have been determined by a nationally recognized investment banking firm or nationally recognized independent appraisal firm qualified to perform such task, to be fair, from a financial standpoint, to the Company or such Restricted Subsidiary, as the case may be.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit:

    (1) any Permitted Investment or Restricted Payment permitted to be made pursuant to the covenant described above under the heading "--Limitation on Restricted Payments," or any payment or transaction specifically excepted from the definition of Restricted Payment;

    (2) transactions exclusively between or among an Issuer and one or more Restricted Subsidiaries or exclusively between or among Restricted Subsidiaries;

    (3) customary directors' (or similar persons') fees, indemnification and similar arrangements (and payments pursuant thereto), employee salaries, bonuses or employment agreements, compensation or retirement or employee benefit arrangements and incentive arrangements with any officer, director (or similar person), employee or member of an Issuer or any Restricted Subsidiary entered into in the ordinary course of business;

    (4) agreements (and transactions pursuant to agreements), in effect on the Issue Date, as such agreements are in effect on such date or as thereafter amended in a manner not materially adverse to holders of the notes in the good faith judgment of the Company's Board of Directors;

    (5) issuances of Capital Stock (other then Disqualified Stock) of the
       Company;

    (6) loans and advances to officers, directors (and similar persons) and employees of an Issuer or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; or

    (7) agreements (and transactions pursuant to agreements) making manufacturing capacity of other Persons available to the Company or making the Company's manufacturing capacity available to other Persons; provided, the Company complies with the requirements of clauses
       (a)(1) and (2) above in connection with any such agreement.

MERGER AND CONSOLIDATION.

    Neither of the Issuers shall consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless:

    (1) such Issuer shall be the surviving Person, or the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of such Issuer under the notes, the indenture and the registration rights agreement; PROVIDED that at any time such Issuer or its successor is a limited partnership, there shall be a co-issuer of the notes that is a corporation;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described above under the heading "--Limitation on Indebtedness."

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    The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and, except in the case of a lease, the Company shall not be released from the obligations under the notes and the indenture.

    Notwithstanding the foregoing, (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, (2) the Company may merge with or transfer all or substantially all of its assets to an Affiliate incorporated (or, in the case of a limited liability company, formed) for the purpose of reincorporating (or, in the case of a limited liability company, reforming) the Company to realize tax or other benefits and (3) the Company may merge into, or transfer its assets substantially as an entity to, a newly formed corporation that prior to such merger has no liabilities and conducts no business for the purpose of reorganizing the Company as or into a corporation; PROVIDED, in each case, the surviving entity will assume all the obligations of such Person under the notes and the indenture.

    The Issuers will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer, lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person unless:

    (1) the resulting, surviving or transferee Person shall be a Person organized and existing under the laws of the jurisdiction under which the Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not the Guarantor) shall expressly assume, by a Guaranty Agreement, executed and delivered to the trustee, in a form satisfactory to the trustee, all the obligations of the Guarantor, if any, under its Guarantee; and

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing.

    The provision of clauses (1) and (2) shall not apply to any transactions that constitute an Asset Disposition if the Issuers complied with the applicable provisions of the covenant described above under the heading "--Limitation on Sales of Assets and Subsidiary Stock." The foregoing shall not prohibit any consolidation or merger of, or transfer of all or part of the property and assets of, any Restricted Subsidiary with or to the Company.

LIMITATION ON BUSINESS ACTIVITIES

    The Issuers will not, and will not permit any Restricted Subsidiary to, engage in any business other than in businesses conducted by the Issuers and their Restricted Subsidiaries on the Issue Date and businesses which, in the good faith determination of the Company's Board of Directors, are reasonably related, ancillary or complementary thereto.

FUTURE GUARANTORS

    The Issuers will not permit any Restricted Subsidiary that is not a Guarantor to Guarantee any other Indebtedness of the Company or any Guarantor unless such Restricted Subsidiary simultaneously executes a supplemental indenture to the indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee of the payment of the notes shall be subordinated to the Guarantee of such other Indebtedness to the same extent as the notes or the Guarantees, as applicable, are subordinated to such other Indebtedness. Such Restricted Subsidiary shall be deemed released from its obligations under the Guarantee of the payment of the notes at any such time that such Restricted Subsidiary is released from all of its obligations under its Guarantee of such other Indebtedness.

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    The obligations of the Issuers pursuant to the notes, including the repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, on a senior subordinated unsecured basis, by the Guarantors. The Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the trustee and the holders in enforcing any rights under the Guarantees. The Guarantees will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the Guarantors, after giving effect to all of its other contingent and fixed liabilities (including, without limitation, any guarantees under the New Credit Agreement) without rendering the Guarantees voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If any Guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the relevant Guarantor, and, depending on the amount of such indebtedness, the Guarantor's liability on its Guarantee could be reduced to zero.

    Pursuant to the indenture, a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described above under the heading "--Merger and Consolidation;" PROVIDED, HOWEVER, that if such other Person is not an Issuer, the Guarantors' obligations under its Guarantee must be expressly assumed by such other Person. However, upon the sale or other disposition (including by way of consolidation or merger) of all the Capital Stock, or the sale or disposition of all or substantially all the assets, of a Guarantor (in each case other than to the Company or an Affiliate of the Company) permitted by the indenture, such Guarantor will be released and relieved from all its obligations under the indenture and its Guarantee and such Guarantee shall terminate.

    The obligations of the Guarantors under their Guarantees are senior subordinated obligations. As such, the rights of holders of notes to receive payment by the Guarantors pursuant to their Guarantees will be subordinated in right of payment to the rights of holders of Guarantors' Senior Indebtedness. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to the Guarantors and its obligations under the Guarantees.

SEC REPORTS

    Whether or not the Issuers are then subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the indenture requires the Issuers to file with the SEC (unless the SEC will not accept the filing, in which case the Issuers must provide to the trustee) and provide within 15 days to the trustee and noteholders such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. limited liability company or corporation subject to such Sections. The SEC has informed us that if the Issuers are not subject to the reporting requirements, the Issuers will not be entitled to file reports with the SEC. In any case, such information, documents and other reports will be filed or provided, as the case may be, at the times specified for the filing of such information, documents and reports under such Sections. In addition, for so long as any notes remain outstanding, the Issuers shall furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial owner of notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

EVENTS OF DEFAULT

    Each of the following is an Event of Default:

    (1) a default in the payment of interest on the notes when due, continued for 30 days,

    (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase (except as provided above under the heading "Change of Control"), upon acceleration or otherwise,

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    (3) the failure by either of the Issuers to comply with its obligations described above under the heading "Certain Covenants--Merger and Consolidation,"

    (4) the failure by either of the Issuers to comply for 30 days after notice with any of its obligations in the covenants described above under the headings "Change of Control" (other than a failure to purchase notes), "Certain Covenants--Limitation on Indebtedness," "Certain Covenants--Limitation on Restricted Payments," "Certain Covenants--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock," or "Certain Covenants--Limitation on Transactions with Affiliates,"

    (5) the failure by either of the Issuers to comply for 60 days after notice with its other agreements contained in the indenture,

    (6) Indebtedness of either Issuer or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross-acceleration provision"),

    (7) certain events of bankruptcy, insolvency or reorganization of either Issuer or any Significant Subsidiary (the "bankruptcy provisions"),

    (8) any judgment or decree for the payment of money (except to the extent that a solvent insurance carrier has admitted in writing that such judgment or decree is covered by its applicable policy) in excess of $5 million is entered against either Issuer or any Significant Subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after notice (the "judgment default provision"), or

    (9) a Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the Guarantee is found to be invalid or a Guarantor denies its liability under its Guarantee (other than by reason of release of the Guarantor in accordance with the terms of the indenture).

    However, a default under clause (4), (5), (6) or (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the notes (including any additional notes issued under the indenture) then outstanding notify the Issuers of the default and the Issuers do not cure such default within the time specified after receipt of such notice.

    If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes (including any additional notes issued under the indenture) then outstanding may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the principal of and interest on all the notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the notes (including any additional notes issued under the indenture) then outstanding may rescind any such acceleration with respect to the notes and their consequences.

    Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

    (1) such holder has previously given the trustee notice that an Event of Default is continuing;

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    (2) holders of at least 25% in principal amount of the notes (including any additional notes issued under the indenture) then outstanding have requested the trustee to pursue the remedy;

    (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

    (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

    (5) the holders of a majority in principal amount of the notes (including any additional notes issued under the indenture) then outstanding have not given the trustee a direction inconsistent with such request within such 60-day period.

    Subject to certain restrictions, the holders of a majority in principal amount of the notes (including any additional notes issued under the indenture) then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

    The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders. In addition, the Issuers are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuers are taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes (including any additional notes issued under the indenture) then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes (including any additional notes issued under the indenture) then outstanding. However, without the consent of each holder of a note affected thereby, no amendment may, among other things,

    (1) reduce the amount of notes whose holders must consent to an amendment or waiver,

    (2) reduce the rate of or extend the time for payment of interest on any note,

    (3) reduce the principal of or extend the Stated Maturity of any note,

    (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described above under the heading "Optional Redemption,"

    (5) make any note payable in money other than that stated in the note,

    (6) impair the right of any holder to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes, or

    (7) make any change to the subordination provisions of the indenture that would adversely effect the holders in any material respect.

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    Without the consent of any holder, the Issuers and the trustee may amend the indenture to (1) cure any ambiguity, omission, defect or inconsistency,
(2) provide for the assumption by a successor Person of the obligations of the Issuers and the Guarantors under the indenture in accordance with the covenant described above under the heading "Certain Covenants--Merger and Consolidation,"
(3) provide for uncertificated notes in addition to or in place of certificated notes (PROVIDED that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),
(4) add guarantees with respect to the notes, (5) secure the notes, (6) add to the covenants of the Issuers for the benefit of the holders or surrender any right or power conferred upon the Issuers, (7) make any change that does not adversely affect the rights of any holder or (8) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

    The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the indenture becomes effective, the Issuers are required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

    The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. The Issuers may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

    The Issuers at any time may terminate all their obligations under the notes and the indenture ("legal defeasance"), and the Guarantors may terminate their obligations under the Guarantees, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. In addition, the Issuers at any time may elect to have their obligations released with respect to certain covenants and Events of Default under the indenture, except as described otherwise in the indenture ("covenant defeasance"), and thereafter any omission to comply with such obligations shall not constitute an Event of Default.

    The Issuers may exercise their legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) as set forth above under the heading "Events of Default."

    In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

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SATISFACTION AND DISCHARGE

    The indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes when:

    (1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the trustee for cancellation or (b) all notes not theretofore delivered to the trustee for cancellation have become due and payable or shall become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the trustee an amount in U.S. dollars sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit;

    (2) the Issuers have paid or caused to be paid all other sums payable under the indenture by the Issuers; and

    (3) the Issuers have delivered to the trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND EQUITYHOLDERS

    No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, equityholder, officer, director (or similar person), employee or controlling person of the Issuers or any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

CONCERNING THE TRUSTEE

    Firstar Bank of Minnesota, N.A., is to be the trustee under the indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the notes.

    The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The holders of a majority in principal amount of notes (including any additional notes issued under the indenture) then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

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GOVERNING LAW

    The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "ADDITIONAL ASSETS" means:

    (1) any property or assets (other than Indebtedness and Capital Stock) in a Related Business;

    (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clause (2) above or this clause
       (3) is primarily engaged in a Related Business.

    "AFFILIATE" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "ASSET DISPOSITION" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuers or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

    (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

    (2) all or substantially all the assets of any division or line of business of the Issuers or any Restricted Subsidiary, or

    (3) any other assets of the Issuers or any Restricted Subsidiary outside of the ordinary course of business of the Issuers or such Restricted Subsidiary

(other than, in the case of (1), (2) and (3) above, (u) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (v) for purposes of the covenant described above under the heading "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described above under the heading "Certain Covenants--Limitation on Restricted Payments" or a disposition specifically excepted from the definition of Restricted Payment), (w) a transaction or series of related transactions for which the Issuers or its Restricted Subsidiaries receive aggregate consideration less than or equal to $1 million, (x) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuers as permitted by the covenant described above under the heading "Certain Covenants--Merger and Consolidation", (y) the disposition of Temporary Cash Investments or (z) an exchange of assets by the Issuers or any Restricted Subsidiary for like or similar assets held by any Person; PROVIDED that (I) the assets received by the Issuers or such Restricted Subsidiary in any such exchange in the good faith reasonable judgment of the Board of Directors of the Company will immediately constitute, be a part of, or be used in, a Related Business of the Issuers or such Restricted Subsidiary, (II) the Board of Directors of the Company has determined that the terms of any exchange are fair and

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reasonable, and (III) any such exchange shall be deemed to be an Asset
Disposition to the extent of any cash or cash equivalents received by the Issuers or any Restricted Subsidiary that exceed $1 million.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (y) the sum of all such payments.

    "BOARD OF DIRECTORS" means:

    (a) in the case of a Person that is a limited partnership, the board of directors of its corporate general partner or any committee authorized to act therefor (or, if the general partner is itself a limited partnership, the board of directors of such general partner's corporate general partner or any committee authorized to act therefor);

    (b) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor; and

    (c) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

    "BUSINESS DAY" means each day which is not a Legal Holiday.

    "CAPITAL LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (x) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters for which financial information is available ending prior to the date of such determination to (y) the aggregate amount of Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that

    (1) if either Issuer or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (and, if such Indebtedness is revolving Indebtedness, the amount of Indebtedness deemed to be outstanding for such period shall be the average outstanding amount of such Indebtedness during such period) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period (including, without limitation, Indebtedness that has been repaid, repurchased, defeased or otherwise discharged in connection with an Asset Disposition) that is no longer outstanding on

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       such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (other than Indebtedness Incurred for working capital purposes unless such Indebtedness has been permanently repaid and has not been replaced), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period,

    (2) if since the beginning of such period the Issuers or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period,

    (3) if since the beginning of such period the Issuers or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Investment or acquisition occurred on the first day of such period,

    (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuers or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Issuers or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

    For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the average rate in effect during the period had been the applicable rate for the entire period (taking into account any fixed rate established by an Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months, in which case such fixed rate shall be used).

    "CONSOLIDATED EBITDA" for any period means the sum of Consolidated Net Income plus the following to the extent deducted in calculating such Consolidated Net Income:

    (1) Consolidated Interest Expense;

    (2) all income tax expense of the Company and its Restricted Subsidiaries;

    (3) depreciation expense of the Company and its Restricted Subsidiaries;

    (4) amortization expense of the Company and its Restricted Subsidiaries; and

    (5) all other non-cash items reducing such Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursement for any subsequent period) less all non-cash items increasing such Consolidated Net Income (such amount calculated pursuant to this clause (5) not to be less than zero), in each case for such period.

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    Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income. For purposes of this definition, Cherokee International Finance, Inc. shall be deemed to be a Restricted Subsidiary of the Company.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Issuers and their consolidated Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Issuers or their Restricted Subsidiaries and attributable to such period, without duplication:

    (1) interest expense attributable to Capital Lease Obligations (which shall be deemed to accrue at an interest rate reasonably determined in good faith by us to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP);

    (2) amortization of debt discount and debt issuance costs;

    (3) capitalized interest;

    (4) non-cash interest expense;

    (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (6) net costs associated with Hedging Obligations (including amortization of fees);

    (7) dividends paid or payable in respect of any Disqualified Stock of the Company;

    (8) cash dividends paid or payable by the Issuers and all dividends paid or payable by Restricted Subsidiaries, in each case in respect of all Preferred Stock of a Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Subsidiary; and

    (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by the Issuers or any Restricted Subsidiary.

    "CONSOLIDATED NET INCOME" means, for any period, the net income of the Company and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income to the extent included in computing such net income (without duplication):

    (1) any net income, if positive, of any Person if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); PROVIDED that for purposes of this clause
       (1), Cherokee International Finance, Inc. will be deemed to be a Restricted Subsidiary of the Company;

    (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income, if positive, of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, prohibiting the payment of dividends, the repayment of intercompany debt and the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash

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       actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); PROVIDED THAT for purposes of this clause (3), Cherokee International Finance, Inc. will be deemed to be a Restricted Subsidiary of the Company;

    (4) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) extraordinary gains or losses;

    (6) the amount of any Permitted Tax Distributions (to the extent such Permitted Tax Distributions are made); and

    (7) the cumulative effect of a change in accounting principles.

    "CURRENCY AGREEMENT" means in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DEPOSITORY" means The Depository Trust Company, its nominees and their respective successors.

    "DESIGNATED SENIOR INDEBTEDNESS" means

    (1) Indebtedness under or in respect of the New Credit Agreement and

    (2) any other Senior Indebtedness of either Issuer which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Board of Directors of the applicable Issuer or in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event

    (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

    (2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

    (3) is redeemable or must be repurchased, in either case, at the option of the holder thereof, in whole or in part,

in each case on or prior to the Stated Maturity of the Notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described above under the headings "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "Change of Control."

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

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    "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

    (2) statements and pronouncements of the Financial Accounting Standards
       Board,

    (3) such other statements by such other entity as approved by a significant segment of the accounting profession, and

    (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

    (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "GUARANTOR SENIOR INDEBTEDNESS," with respect to any Guarantor, means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

    Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing by the Guarantors in respect of, (x) all monetary obligations of every nature of the Guarantors under the New Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Rate Agreements (including guarantees thereof) and (z) all obligations under Currency Agreements (including guarantees thereof), in each case whether outstanding on the Issue Date or thereafter incurred, except, in the case of clauses (y) and
(z), for obligations or agreements that provide otherwise.

    Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

    (1) any Indebtedness of a Guarantor to a Subsidiary of a Guarantor;

    (2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of a Guarantor or any Subsidiary of the Guarantor (including, without limitation, amounts owed for compensation);

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
    (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

    (4) Indebtedness represented by Disqualified Stock;

    (5) any liability for Federal, state, local or other taxes owed or owing by the Guarantors;

    (6) that portion of any Indebtedness incurred in violation of the covenant described above under the heading "Certain Covenants--Limitation on Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant);

    (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Guarantors; and

    (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Guarantors.

    "GUARANTORS" means each of the Issuers' Restricted Subsidiaries that in the future executes a Guarantee pursuant to and in accordance with the requirements of the indenture in which such Restricted Subsidiary unconditionally guarantees on a senior subordinated basis the Issuers' obligations under the notes and the indenture; PROVIDED that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the indenture.

    "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "HOLDER" OR "NOTEHOLDER" means the Person in whose name a note is registered on the Registrar's books.

    "INCUR" means issue, assume, guarantee, incur or otherwise become liable; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication):

    (1) the principal of and premium (if any) in respect of

       (A) indebtedness of such Person for money borrowed, and

       (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

    (2) all Capital Lease Obligations of such Person;

    (3) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than one year after taking title of such property), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement;

    (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of

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       credit securing obligations (other than obligations described in clauses
       (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

    (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee (but only to the extent of the amount actually guaranteed);

    (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

    (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

    For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture; PROVIDED, HOWEVER, that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. Indebtedness shall not include (1) undrawn commitments under the New Credit Agreement or other revolving credit facilities and (2) trade accounts payable arising in the ordinary course of business.

    "INTEREST RATE AGREEMENT" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

    "INVESTMENT" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the Person making the advance or loan) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described above under the heading "Certain Covenants--Limitation on Restricted Payments,"

    (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value as determined in good faith by the Board of Directors of the Company of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition, and

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value as determined in good faith by the Board of Directors of the Company at the time of such transfer.

    "ISSUE DATE" means April 30, 1999.

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
    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "MOODY'S" means Moody's Investors Service, Inc.

    "NET AVAILABLE CASH" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of

    (1) all legal, title and recording tax expenses, brokerage commissions, underwriting discounts or commissions or sales commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset Disposition or converting to cash any other proceeds received, and any relocation and severance expenses as a result thereof, and all Federal, state, provincial, foreign and local taxes required to be accrued or paid as a liability under GAAP, as a consequence of such Asset Disposition,

    (2) all payments made on any Indebtedness or other obligations which is secured by any assets subject to such Asset Disposition or made in order to obtain a necessary consent to such Asset Disposition or to comply with applicable law,

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, and

    (4) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a Wholly Owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.

    The amounts in clauses (1) through (4) above, to the extent estimates are necessary, shall be estimated reasonably and in good faith by us.

    "NET CASH PROCEEDS," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "NEW CREDIT AGREEMENT" means, collectively, the Term Loan Facility and the Revolving Credit Facility and any other bank credit agreement or similar facility entered into in the future by either Issuer or any Restricted Subsidiary and all documents, instruments and agreements ancillary thereto, including security agreements and financing statements, as any of the same, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the indenture), substituted, refinanced, restructured or replaced (including, without limitation, any successive renewals,

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extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

    "PERMITTED DISTRIBUTIONS FOR PRE-CLOSING TAX LIABILITIES" means distributions in accordance with the Cherokee Unit Purchase Agreement made by the Company to certain of its members to cover such member's income tax liability attributable to income of the Company for the period from January 1, 1999 through the Issue Date.

    "PERMITTED HOLDERS" means Cherokee Investors, GFI, OCM Principal Opportunities Fund, L.P., Rothschild and their respective Affiliates.

    "PERMITTED INVESTMENT" means an Investment by the Company or any Restricted Subsidiary in:

    (1) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business;

    (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business;

    (3) Temporary Cash Investments;

    (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) loans or advances to (x) employees made in the ordinary course of business of the Company or such Restricted Subsidiary or (y) to executive officers of the Company to purchase Capital Stock of the Company not to exceed in the aggregate $3 million at any time outstanding;

    (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade debtors or customers of the Company or any Restricted Subsidiary or upon the foreclosure, perfection or enforcement of a Lien in favor of the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or such Restricted Subsidiary; and

    (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for a disposition of Assets as permitted pursuant to the covenant described above under the heading "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock."

    "PERMITTED TAX DISTRIBUTIONS" means, for any calendar year (or portion thereof), a pro rata cash distribution by the Company to the members (the "Members") equal to (i) the amount of taxable income allocated to the Member of the Company (the "Reference Member") with the greatest share of the Company's taxable income (taking into consideration any prior losses of the Company allocated to such Member to the extent such losses have not been previously used to reduce such Member's allocable share of taxable income of the Company for purposes of determining a Permitted Tax Distribution) for such period multiplied by (ii) the applicable income tax rate (as defined below) and, thereafter,
(iii) divided by the Reference Member's Percentage Interest (the "Tax Amount"), minus any aggregate amounts previously distributed to the Members under this definition for such period. Permitted Tax Distributions for

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estimated taxes of the Members may be made on or about the last day of March,
May, August, and December of each year in an amount not to exceed twenty-five percent (25%) of the Tax Amount for the calendar year as estimated, from time to time, in writing by the Chief Financial Officer of the Company or other person serving in a similar capacity. Notwithstanding the foregoing, to the extent Permitted Tax Distributions for estimated taxes for any calendar year (or portion thereof) exceed the Tax Amount for such period (an "Excess Tax Distribution"), Permitted Tax Distributions (including Permitted Tax Distributions for estimated taxes) shall be reduced until the Excess Tax Distribution is recovered. For purposes of this definition, "applicable income tax rate" shall mean the highest marginal individual Federal income tax rate imposed on ordinary income plus the highest marginal individual California income tax rate; PROVIDED, HOWEVER, that the highest marginal individual California income tax rate shall be appropriately reduced to reflect the deductibility of such taxes from Federal taxable income.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

    "PRINCIPAL" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

    "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of common stock of the Company (or a corporate successor thereof created in accordance with the covenant described above under the heading "Certain Covenants--Merger and Consolidation") pursuant to an effective registration statement under the Securities Act that results in gross proceeds of at least $25 million to the Company.

    "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of assets (including in the case of a Capital Lease Obligation, the lease) which is incurred concurrently with (or within 270 days following) such acquisition and is secured only by the assets so financed.

    "REFINANCE" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "REFINANCING INDEBTEDNESS" means Indebtedness that Refinances any Indebtedness of the Issuers or any Restricted Subsidiary, including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that

    (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

    (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, and

    (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

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PROVIDED, FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x)
Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Issuers or (y) Indebtedness of the Issuers or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "RELATED BUSINESS" means any business, in the good faith judgment of the Board of Directors of the Company, reasonably related, ancillary or complementary to the businesses of the Company on the Issue Date.

    "REPRESENTATIVE" means any trustee, agent or representative (if any) for an issue of Designated Senior Indebtedness.

    "RESTRICTED PAYMENT" with respect to any Person means:

    (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person), other than (w) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (x) Permitted Tax Distributions, (y) dividends or distributions payable to the Company or a Restricted Subsidiary, and (z) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation);

    (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of an Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuers (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

    (3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition or Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

    (4) the making of any Investment in any Person (other than a Permitted Investment), including by designating any Subsidiary as an Unrestricted Subsidiary.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Issuers that is not an Unrestricted Subsidiary.

    "REVOLVING CREDIT FACILITY" means the revolving credit portion of the New Credit Agreement with initial aggregate commitments of $25 million.

    "SEC" means the Securities and Exchange Commission.

    "SECURED INDEBTEDNESS" means any Indebtedness of the Company or a Guarantors secured by a Lien.

    "SENIOR INDEBTEDNESS" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of either Issuer, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing by

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the Issuers in respect of, (x) all monetary obligations of every nature of either Issuer under the New Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all Interest Rate Agreements (including guarantees thereof) and (z) all obligations under Currency Agreements (including guarantees thereof), in each case whether outstanding on the Issue Date or thereafter incurred except, in the case of clauses (y) and
(z), for obligations or agreements that provide otherwise. Notwithstanding the foregoing, "Senior Indebtedness" shall not include

    (1) any Indebtedness of the Company to a Subsidiary of the Company,

    (2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation),

    (3) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

    (4) Indebtedness represented by Disqualified Stock,

    (5) any liability for federal, state, local or other taxes owed or owing by the Company,

    (6) that portion of any Indebtedness incurred in violation of the covenant described above under the heading "Certain Covenants--Limitation on Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative and the trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the indenture),

    (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, and

    (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuers.

    "SENIOR SUBORDINATED INDEBTEDNESS" means the notes and any other Indebtedness of an Issuer or any Guarantor that specifically provides that such Indebtedness is to rank pari passu with the notes or the Guarantees, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of either Issuer or the Guarantor, as the case may be, which is not Senior Indebtedness or Guarantor Senior Indebtedness.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "SUBORDINATED OBLIGATION" means any Indebtedness of the Issuers or a Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or the Guarantees, respectively, pursuant to a written agreement to that effect.

    "SUBSIDIARY" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or similar persons), managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by

    (1) such Person,

    (2) such Person and one or more Subsidiaries of such Person or

    (3) one or more Subsidiaries of such Person.

    "S&P" means Standard & Poor's Ratings Service.

    "TEMPORARY CASH INVESTMENTS" means any of the following:

    (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

    (2) investments in time deposit accounts, certificates of deposit, and money market deposits maturing within one year of the date of acquisition thereof, issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause
       (2) above,

    (4) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P,

    (5) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and having one of the three highest ratings obtainable by either S&P or Moody's, and

    (6) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through
       (5) above.

    "TERM LOAN FACILITY" means the term loan portion of the New Credit Agreement equal to $50 million.

    "UNRESTRICTED SUBSIDIARY" means:

    (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Company's Board of Directors in the manner provided below; and

    (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless at the time of designation such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described above under the heading "Certain Covenants--Limitation on Restricted Payments."

    The Company's Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, the Issuers could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described above under the heading "Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Company's Board of Directors shall be evidenced by the Company to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "U.S. GOVERNMENT OBLIGATIONS" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

    "VOTING STOCK" of a Person means all classes of Capital Stock or other interests (including limited liability company or partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or similar persons), managers or trustees thereof and, in the case of the Company, includes Class A Units.

    "WHOLLY OWNED SUBSIDIARY" means (1) Cherokee International Finance, Inc. and
(2) each Restricted Subsidiary, in each case all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    We lease our facility located at 2841 Dow Avenue in Tustin, California from Patel/King Investment, or PKI. The Principals of PKI are Pat Patel and Ken King, our Chairman and CEO and our Executive Vice President, respectively. Pursuant to the lease, we paid PKI $740,851 in 1996, $783,740 in 1997, $862,280 in 1998 and
$448,310 for the first six months of 1999.

    We have signed a new lease with PKI that will run from May 1, 1999 through April 30, 2009, with an extension for an additional 60 months at our option. Pursuant to the new lease, we will pay rent of approximately $79,840 per month to PKI, subject to certain periodic adjustments.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of the United States federal income tax consequences of the exchange of outstanding notes for the exchange notes and the ownership and disposition of the exchange notes which are anticipated to be material to holders who acquired the outstanding notes at the initial offering from the initial purchaser of the outstanding notes for the original offering price and who acquire exchange notes in the exchange offer. This discussion is based upon current United States federal income tax law which is subject to change, possibly with retroactive effect. This discussion assumes that holders hold the notes as capital assets, which generally means property held for investment. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, or to holders subject to special treatment under United States federal income tax law, including, without limitation, financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who hold outstanding notes or exchange notes as part of a straddle, hedge, short sale, or conversion transaction or persons whose functional currency is not the United States dollar. This discussion also does not address the United States federal income tax consequences to Non-U.S. Holders (as defined below) whose ownership of the notes is effectively connected with the conduct of a United States trade or business. In addition, this discussion does not address any aspect of state, local or foreign taxation.

    EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE, ACQUISITION, OWNERSHIP, SALE OR OTHER DISPOSITION OF NOTES INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

THE EXCHANGE OFFER

    The exchange of outstanding notes for exchange notes will not be treated as a taxable "exchange" for United States federal income tax purposes. Rather, the exchange notes will be treated as a continuation of the outstanding notes. As a result, there will be no United States federal income tax consequences to holders exchanging their outstanding notes for exchange notes, and an exchanging holder of outstanding notes will have the same adjusted tax basis and holding period in the exchange notes as such holder had in the outstanding notes surrendered in the exchange.

TAX TREATMENT OF THE EXCHANGE NOTES TO NON-U.S. HOLDERS

    For purposes of this discussion, a "NON-U.S. HOLDER" means a holder of an exchange note who is a person other than:

    - an individual citizen or resident of the United States;

    - a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof;

    - an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; and

    - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

GENERAL

    Under current United States federal income tax law and subject to the discussion of backup withholding below:

    (1) payments of principal and interest on the exchange notes to a Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that in the case of interest:

       A.  -          the Non-U.S. Holder does not actually or constructively own 10 percent or more of our capital or profits interests within the meaning of Section 871(h)(3) of the Internal Revenue Code;
           -          the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;
           -          the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the
                      Internal Revenue Code; and
           -          either:

           (a) the Non-U.S. Holder certifies to us or our agent on IRS Form W-8 or IRS Form W-8BEN, or a suitable substitute form, that it is not a "United States person," as defined in the Internal Revenue Code and provides its name and address, an "OWNER'S STATEMENT;" or

           (b) a securities clearing organization, bank or other financial institution that holds the exchange notes on behalf of the Non-U.S. Holder certifies to us or our agent that an owner's statement has been received from the Non-U.S. Holder and furnishes us or our agent with a copy thereof; or

       B.  -          the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the exchange notes is exempt from United States federal withholding tax and the Non- U.S. Holder provides a properly executed IRS Form
                      1001 or IRS Form W-8BEN claiming the exemption; and

    (2) a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of an exchange note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of disposition and specified other conditions are met.

                  BACKUP WITHHOLDING AND INFORMATION REPORTING

    Backup withholding generally will not apply to payments made to a Non-U.S. Holder that certifies its foreign status by providing us or our agent with a properly completed IRS Form W-8 or IRS Form W-8BEN or that otherwise establishes an exemption from backup withholding. Payments by a United States office of a broker of the proceeds from a disposition of the exchange notes by a Non-U.S. Holder generally will be subject to backup withholding at a rate of 31% unless the non-U.S. Holder certifies its foreign status by providing us or our agent with a properly completed IRS Form W-8 or IRS Form W-8BEN or otherwise establishing an exemption.

    Any amount withheld from a payment to a holder under the backup withholding rules may be credited against such holder's United States federal income tax liability, or if withholding results in an overpayment of taxes, a refund may be claimed, provided that the required information is furnished to the IRS. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO ITS QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURE FOR OBTAINING SUCH AN EXEMPTION.

    The United States Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-U.S. Holders after December 31, 2000. These Treasury regulations generally would not alter the treatment of non-U.S. Holders described above. The Treasury regulations would, however, alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of an exchange note. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE EFFECT TO THE HOLDER, IF ANY, OF THESE TREASURY REGULATIONS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the expiration date of the exchange offer (or such shorter period during which such broker-dealer are required by law to deliver this prospectus), they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until       , 1999, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the expiration date of the exchange offer (or such shorter period during which such broker-dealers are required by law to deliver this prospectus) the Issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the exchange notes offered will be passed upon for Cherokee by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, or Skadden Arps. Skadden Arps from time to time provides legal services to the initial purchaser of the outstanding notes.

                                    EXPERTS

    The consolidated financial statements of Cherokee International, LLC as of December 31, 1997 and 1998 and June 30, 1999 and for the nine months ended December 31, 1996, the years ended December 31, 1997 and 1998, and the six months ended June 30, 1999, included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         FUTURE ADDITIONAL INFORMATION

    Following the effective date of the Registration Statement, we will be subject to the information requirements of Section 15(d) of the Securities Exchange Act of 1934 and will be required to file annual, quarterly and current reports and other information with the SEC. Our obligation to file the reports required by Section 15(d) will be suspended as to any fiscal year, other than the fiscal year in which the exchange notes are registered, if, among other things, at the beginning of that fiscal year the exchange notes are held by less than 300 holders of record. We have agreed that whether or not we are subject to the reporting requirements of the Securities Exchange Act of 1934, we will file with the SEC (unless the SEC will not accept such a filing), and furnish to our noteholders the annual reports and such information, documents and other reports as are specified in the Securities Exchange Act of 1934. The SEC has informed us that if we are not subject to the reporting requirements, we will not be entitled to file reports with the SEC. You may read and copy any reports or other information on file at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. You can obtain copies of such material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains an Internet "website" that contains reports, registration, proxy and information statements and other information at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Independent Auditors' Report...............................................................................     F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and as of June 30, 1999.......................     F-3

Consolidated Statements of Income for the nine months ended December 31, 1996, the years ended
  December 31, 1997 and 1998 and the six months ended June 30, 1998 (unaudited) and 1999...................     F-4

Consolidated Statements of Members' Equity for the nine months ended December 31, 1996, the years ended
  December 31, 1997 and 1998 and the six months ended June 30, 1999........................................     F-5

Consolidated Statements of Cash Flows for the nine months ended December 31, 1996, the years ended
  December 31, 1997 and 1998 and the six months ended June 30, 1998 (unaudited) and 1999...................     F-6

Notes to Consolidated Financial Statements.................................................................     F-8

Independent Auditors' Report...............................................................................    F-17

Schedule of valuation and qualifying accounts for the nine months ended December 31, 1996, the years ended
  December 31, 1997 and 1998 and the six months ended June 30, 1999........................................    F-18

                          INDEPENDENT AUDITORS' REPORT

To the Manager and Members of
  Cherokee International, LLC and subsidiaries:

    We have audited the accompanying consolidated balance sheets of Cherokee International, LLC and subsidiaries (the Company) as of December 31, 1997 and 1998 and June 30, 1999, and the related consolidated statements of income, members' equity (deficit) and cash flows for the nine months ended December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cherokee International, LLC and subsidiaries as of December 31, 1997 and 1998 and June 30, 1999, and the results of their operations and their cash flows for the nine months ended December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Costa Mesa, California
September 15, 1999

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                       ------------------------    JUNE 30,
                                                                                          1997         1998          1999
                                                                                       -----------  -----------  -------------
ASSETS (NOTE 4)
CURRENT ASSETS:
Cash and cash equivalents............................................................  $   873,410  $ 2,784,828  $   1,347,760
Accounts receivable, net of allowances for doubtful accounts of $400,000, $175,000,
  and $175,000 as of December 31, 1997 and 1998, and June 30, 1999, respectively.....    9,666,507   14,861,816     17,689,497
Inventories, net (Note 2)............................................................   13,371,362   15,467,183     19,561,992
Prepaid expenses and other current assets............................................      200,033       67,576        148,068
                                                                                       -----------  -----------  -------------
  Total current assets...............................................................   24,111,312   33,181,403     38,747,317
PROPERTY AND EQUIPMENT, net (Notes 2, 3, and 4)......................................    6,384,690    7,457,096      9,126,457
DEPOSITS.............................................................................      157,926      207,526        261,195
DEFERRED FINANCING COSTS, net of accumulated amortization of $163,310 as of June 30,
  1999 (Note 2)......................................................................           --           --      4,715,035
                                                                                       -----------  -----------  -------------
                                                                                       $30,653,928  $40,846,025  $  52,850,004
                                                                                       ===========  ===========  =============
LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable.....................................................................  $ 3,428,590  $ 5,896,016  $   3,954,023
Accrued liabilities..................................................................    1,224,745      825,113      2,951,089
Accrued compensation and benefits (Note 7)...........................................    2,419,254    2,054,736      1,527,676
Current portion of long-term debt (Note 4)...........................................    2,350,715      240,000      4,500,000
Current portion of capital lease obligations (Notes 3 and 5).........................      290,043      467,694        835,676
                                                                                       -----------  -----------  -------------
  Total current liabilities..........................................................    9,713,347    9,483,559     13,768,464
LONG-TERM DEBT, net of current portion (Note 4)......................................    1,389,058      540,000    147,500,000
CAPITAL LEASE OBLIGATIONS, net of current portion (Notes 3 and 5)....................      433,247      793,937      2,364,598
COMMITMENTS (Note 5)
MEMBERS' EQUITY (DEFICIT)(Note 6):
Class A units; 600,000 units authorized; 300,000 units issued and outstanding........       14,000       14,000         14,000
Class B units; 30,000,000 units authorized; 29,700,000 units issued and outstanding..    1,386,000    1,386,000      1,386,000
Paid-in capital......................................................................           --           --      5,330,000
Retained earnings (deficit)..........................................................   17,718,276   28,628,529   (117,513,058)
                                                                                       -----------  -----------  -------------
  Total members' equity (deficit)....................................................   19,118,276   30,028,529   (110,783,058)
                                                                                       -----------  -----------  -------------
                                                                                       $30,653,928  $40,846,025  $  52,850,004
                                                                                       ===========  ===========  =============

                See notes to consolidated financial statements.

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                NINE MONTHS                                   SIX MONTHS ENDED
                                                                   ENDED       YEARS ENDED DECEMBER 31,           JUNE 30,
                                                                DECEMBER 31,   ------------------------  --------------------------
                                                                   1996           1997         1998          1998          1999
                                                                ------------   -----------  -----------  ------------  ------------
                                                                                                         (UNAUDITED)
NET SALES (Note 8)............................................  $50,197,550    $77,022,168  $87,553,056  $38,102,681   $ 66,496,348
COST OF SALES.................................................   33,901,142     48,990,442   54,824,150   23,531,329     41,499,182
                                                                -----------    -----------  -----------  ------------  ------------
GROSS PROFIT..................................................   16,296,408     28,031,726   32,728,906   14,571,352     24,997,166
OPERATING EXPENSES:
Engineering expenses..........................................    2,740,276      4,057,255    3,798,767    1,873,922      2,061,629
Selling and marketing expenses................................    1,587,032      2,194,493    1,916,442      907,274      1,294,107
General and administrative expenses (Notes 5 and 7)...........    2,758,078      3,267,937    3,079,007    1,314,906      1,883,029
Special bonus distribution (Note 9)...........................           --             --           --           --      5,330,000
                                                                -----------    -----------  -----------  ------------  ------------
  Total operating expenses....................................    7,085,386      9,519,685    8,794,216    4,096,102     10,568,765
                                                                -----------    -----------  -----------  ------------  ------------

OPERATING INCOME..............................................    9,211,022     18,512,041   23,934,690   10,475,250     14,428,401

OTHER INCOME (EXPENSE):
Interest expense..............................................   (1,638,138)    (1,064,914)    (372,870)    (209,745)    (2,911,123)
Other income (expense)........................................       41,248        376,581      338,433        9,607       (518,865)
                                                                -----------    -----------  -----------  ------------  ------------
  Total other income (expense)................................   (1,596,890)      (688,333)     (34,437)    (200,138)    (3,429,988)
                                                                -----------    -----------  -----------  ------------  ------------
INCOME BEFORE EXTRAORDINARY ITEM..............................    7,614,132     17,823,708   23,900,253   10,275,112     10,998,413

EXTRAORDINARY GAIN ON EARLY EXTINGUISHMENT OF DEBT
  (Note 4)....................................................           --        714,436           --           --             --
                                                                -----------    -----------  -----------  ------------  ------------

NET INCOME....................................................  $ 7,614,132    $18,538,144  $23,900,253  $10,275,112   $ 10,998,413
                                                                ===========    ===========  ===========  ============  ============
BASIC AND DILUTED INCOME PER UNIT:
Income before extraordinary item..............................  $       .25    $       .59  $       .80  $       .34   $        .37
Net income....................................................  $       .25    $       .62  $       .80  $       .34   $        .37
                                                                ===========    ===========  ===========  ============  ============
WEIGHTED AVERAGE UNITS OUTSTANDING............................   30,000,000     30,000,000   30,000,000   30,000,000     30,000,000
                                                                ===========    ===========  ===========  ============  ============

                See notes to consolidated financial statements.

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (DEFICIT)

                                        CLASS A                  CLASS B                           RETAINED
                                 ----------------------  ------------------------    PAID-IN       EARNINGS
                                   UNITS      AMOUNT        UNITS       AMOUNT       CAPITAL      (DEFICIT)         TOTAL
                                 ---------  -----------  -----------  -----------  -----------  --------------  --------------
BALANCE, March 30, 1996........    225,000  $ 1,000,000           --  $        --  $        --  $           --  $    1,000,000

Issuance of units in
  conjunction with purchase of
  business (Note 1)............     75,000      400,000                                                                400,000

Equity distribution............                                                                       (360,000)       (360,000)

Net income.....................                                                                      7,614,132       7,614,132
                                 ---------  -----------  -----------  -----------  -----------  --------------  --------------

BALANCE, December 31, 1996.....    300,000    1,400,000                                              7,254,132       8,654,132

Unit issuance (Note 6).........              (1,386,000)  29,700,000    1,386,000

Equity distribution............                                                                     (8,074,000)     (8,074,000)

Net income.....................                                                                     18,538,144      18,538,144
                                 ---------  -----------  -----------  -----------  -----------  --------------  --------------

BALANCE, December 31, 1997.....    300,000       14,000   29,700,000    1,386,000                   17,718,276      19,118,276

Equity distribution............                                                                    (12,990,000)    (12,990,000)

Net income.....................                                                                     23,900,253      23,900,253
                                 ---------  -----------  -----------  -----------  -----------  --------------  --------------

BALANCE, December 31, 1998.....    300,000       14,000   29,700,000    1,386,000                   28,628,529      30,028,529

Equity distribution............                                                                   (157,140,000)   (157,140,000)

Capital contribution to fund
  special bonus distribution
  (Note 9).....................                                                      5,330,000                       5,330,000

Net income.....................                                                                     10,998,413      10,998,413
                                 ---------  -----------  -----------  -----------  -----------  --------------  --------------

BALANCE, June 30, 1999.........    300,000  $    14,000   29,700,000  $ 1,386,000  $ 5,330,000  $ (117,513,058) $ (110,783,058)
                                 =========  ===========  ===========  ===========  ===========  ==============  ==============

                See notes to consolidated financial statements.

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    NINE MONTHS                                    SIX MONTHS ENDED
                                                       ENDED       YEARS ENDED DECEMBER 31,            JUNE 30,
                                                   DECEMBER 31,   --------------------------  ---------------------------
                                                       1996           1997          1998          1998          1999
                                                   -------------  ------------  ------------  ------------  -------------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................  $   7,614,132  $ 18,538,144  $ 23,900,253  $ 10,275,112  $  10,998,413
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization..................      1,364,000     1,503,315     1,670,586       790,404      1,123,523
  Amortization of deferred financing costs.......             --            --            --            --        163,310
  Interest accrual...............................        458,598            --            --            --             --
  Deferred rental payments.......................        264,000            --            --            --             --
  Gain on extinguishment of debt.................             --      (714,436)           --            --             --
  Net change in operating assets and liabilities:
    Accounts receivable, net.....................        517,578      (136,167)   (5,195,309)   (2,753,289)    (2,827,681)
    Inventories, net.............................      1,397,561    (1,789,652)   (2,095,821)   (1,914,813)    (4,094,809)
    Prepaid expenses and other current assets....        (17,004)      (58,055)      132,457       104,614        (80,492)
    Deposits.....................................         36,158       244,183       (49,600)      (36,157)       (53,669)
    Accounts payable.............................     (3,302,619)    1,794,719     2,467,426      (629,534)    (1,941,993)
    Accrued liabilities..........................        494,857        (3,495)     (399,632)     (171,424)     2,125,976
    Accrued compensation and benefits............      1,011,909       699,122      (364,518)   (1,084,799)      (527,060)
                                                   -------------  ------------  ------------  ------------  -------------
      Net cash provided by operating activities..      9,839,170    20,077,678    20,065,842     4,580,114      4,885,518

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash
  received.......................................    (15,264,383)           --            --            --             --
Additions to property and equipment..............     (1,935,372)   (1,354,914)   (1,898,202)     (544,703)      (482,570)
                                                   -------------  ------------  ------------  ------------  -------------
      Net cash used in investing activities......    (17,199,755)   (1,354,914)   (1,898,202)     (544,703)      (482,570)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit...........      9,291,376    10,655,388            --     3,097,520      4,699,935
Payments on revolving line of credit and Term
  Loan A.........................................     (9,074,345)   (8,835,354)   (2,739,773)      (99,325)    (2,699,935)
Payments on obligations under capital leases.....       (161,793)     (263,203)     (306,449)   (2,699,935)      (371,671)
Payments on long-term debt.......................       (136,200)  (12,892,138)     (220,000)           --       (780,000)
Borrowings on long-term debt.....................      7,368,250       993,250            --            --    150,000,000
Deferred financing cost..........................             --            --            --            --     (4,878,345)
Equity distribution..............................       (360,000)   (8,074,000)  (12,990,000)   (9,840,000)  (157,140,000)
Capital contribution to fund special bonus
  distribution...................................             --            --            --            --      5,330,000
                                                   -------------  ------------  ------------  ------------  -------------
      Net cash provided by (used in) financing
        activities...............................      6,927,288   (18,416,057)  (16,256,222)   (7,103,306)    (5,840,016)
                                                   -------------  ------------  ------------  ------------  -------------

NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS....................................       (433,297)      306,707     1,911,418    (3,067,895)    (1,437,068)

CASH, AND CASH EQUIVALENTS, beginning of
  period.........................................      1,000,000       566,703       873,410       873,410      2,784,828
                                                   -------------  ------------  ------------  ------------  -------------

CASH, AND CASH EQUIVALENTS, end of period........  $     566,703  $    873,410  $  2,784,828  $ (2,194,485) $   1,347,760
                                                   =============  ============  ============  ============  =============

                See notes to consolidated financial statements.

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES

                                                     NINE MONTHS                                    SIX MONTHS ENDED
                                                        ENDED       YEARS ENDED DECEMBER 31,            JUNE 30,
                                                    DECEMBER 31,   --------------------------  --------------------------
                                                        1996           1997          1998          1998          1999
                                                    -------------  ------------  ------------  ------------  ------------
                                                                                               (UNAUDITED)
SUPPLEMENTAL INFORMATION--
  Cash paid during the year for interest..........  $   1,179,540  $  1,064,914  $    372,870  $    209,745  $    870,913
                                                    =============  ============  ============  ============  ============
SUPPLEMENTAL DISCLOSURE OF NONCASH
TRANSACTIONS--On March 29, 1996, the Company
  acquired certain businesses in transactions
  summarized as follows (Note 1):
Fair value of tangible assets acquired............  $  26,536,888
Fair value of Class A units issued................       (400,000)
Issuance of subordinated notes to previous
  owners..........................................     (6,361,384)
Cash paid, net of cash acquired...................    (15,264,383)
                                                    -------------
Liabilities assumed...............................  $   4,511,121
                                                    =============
Assets acquired under capital lease obligations...  $   1,148,286                $    844,790                $  2,310,314
                                                    =============                ============                ============

                See notes to consolidated financial statements.

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996,
                 THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
            THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999

1. GENERAL

    INCORPORATION--Cherokee International LLC (the Company) was incorporated on February 21, 1996, under the California Beverly-Killea Limited Liability Company Act. After the acquisition described below, planned principal operations commenced on March 30, 1996.

    ACQUISITIONS--On March 29, 1996, the Company and Cherokee
International, Inc., a California corporation, entered into an asset purchase agreement whereby the Company purchased certain assets and assumed certain liabilities of Cherokee International, Inc. for a total cash payment of $15,264,383 and issuance of a subordinated note payable of $5,885,218. The acquisition was funded with cash borrowed from an asset-based lender and subordinated note payable to the previous owner (Note 4). The acquisition was accounted for under the purchase method of accounting, with the total purchase price allocated to net tangible assets.

    On March 29, 1996, the Company and Bikor Corporation, a California corporation, entered into an asset transfer agreement and operations transfer agreement whereby Bikor Corporation transferred all operations and assets and certain liabilities to the Company in exchange for 75,000 Class A units of the Company with a fair market value of $400,000 and a subordinated note payable of $476,166. The acquisition was accounted for under the purchase method of accounting, with the total purchase price allocated to net tangible assets.

    LINE OF BUSINESS--The Company designs, develops, assembles and sells switch mode power supplies for original equipment manufacturers (OEMs) in the telecommunications, data networking and high-end workstation markets.

    INTERIM FINANCIAL INFORMATION--In the opinion of management, the accompanying unaudited financial statements for the six months ended June 30, 1998 contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Company's financial position, results of operations and cash flows. The consolidated financial position at June 30, 1999 is not necessarily indicative of the financial position to be expected at December 31, 1999 and the consolidated results of operations for the six months ended June 30, 1999 are not necessarily indicative of the consolidated results of operations to be expected for the year ending December 31, 1999. The Company's fiscal six-month period ended on July 4 in 1999 and July 5 in 1998. For presentation purposes, these fiscal quarters have been referred to as June 30.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries Cherokee Electronica, S.A. DE C.V., (Electronica), Cherokee India Pvt. Ltd. (India), Powertel India Pvt. Ltd. (Powertel) and Cherokee International Finance, Inc. (Finance). Finance was formed in April 1999 as a wholly-owned finance subsidiary to act as a co-obligor of the 10 1/2% Senior Subordinated Notes (see
Note 4) and has no independent assets or operations. All material intercompany accounts and transactions have been eliminated.

    TRANSLATION OF FOREIGN CURRENCIES--Foreign subsidiary financial statements are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, FOREIGN CURRENCY TRANSLATIONS. The functional currency of Electronica and India is the U.S. dollar because the majority of transactions are denominated in U.S. dollars; therefore, translation gains and losses are included in results of operations. Transaction and translation gains and losses were not significant for the periods presented.

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996,
                 THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
      THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999 (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS--For presentation purposes in the consolidated financial statements, all highly liquid debt instruments purchased with an original maturity date of three months or less are considered to be cash equivalents.

    INVENTORIES--Inventories are valued at the lower of cost (first-in, first-out) or market. Inventory costs include the cost of material, labor, and manufacturing overhead and consist of the following:

                                                          DECEMBER 31,
                                                  ----------------------------    JUNE 30,
                                                      1997           1998           1999
                                                  -------------  -------------  -------------
Raw material....................................  $  11,411,464  $  13,223,720  $  16,682,358
Work-in-process.................................      1,664,956      2,369,463      3,026,052
Finished goods..................................        480,312        452,310        431,892
                                                  -------------  -------------  -------------
                                                     13,556,732     16,045,493     20,140,302
Reserve for obsolescence........................       (185,370)      (578,310)      (578,310)
                                                  -------------  -------------  -------------
                                                  $  13,371,362  $  15,467,183  $  19,561,992
                                                  =============  =============  =============

    PROPERTY AND EQUIPMENT--Depreciation and amortization of property and equipment are provided using the straight-line method over the following estimated useful lives:

Buildings and improvements.........................................   5 years
Machinery and equipment............................................   5 years
Dies, jigs and fixtures............................................   3 years
Office equipment and furniture.....................................   5 years
Automobiles and trucks.............................................   5 years
Leasehold improvements.............................................   5 years

    DEFERRED FINANCING COSTS--During the six months ended June 30, 1999, the Company incurred approximately $5.5 million of fees and expenses related to the issuance of senior subordinated notes and the execution of a new term loan and credit facility. Of such fees and expenses approximately $4.9 million was capitalized as deferred financing costs and approximately $0.6 million was directly expensed and included in other income (expense) in the accompanying consolidated statements of income. Deferred financing costs are being amortized over 6 years.

    LONG-LIVED ASSETS--The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF. In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. There was no impairment of the value of such assets for the six months ended June 30, 1999.

    INCOME TAXES--The Company is taxed as a limited liability company under the provisions of the federal and state tax codes. Under federal laws, taxes based on income of a limited liability company are payable by the company members individually. Accordingly, no provision for federal income taxes has been

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996,
                 THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
      THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999 (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) provided in the accompanying financial statements. Provisions for California franchise tax and fees are not significant for any period presented.

    REVENUE RECOGNITION--Revenue from product sales are recognized upon shipment of the products to customers.

    CREDIT RISK--The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

    INCOME PER UNIT--In accordance with SFAS No. 128, EARNINGS PER SHARE, basic income per unit calculations are determined by dividing net income by the weighted average Class A and B units outstanding. There are no significant dilutive units outstanding for any period presented.

    SEGMENT INFORMATION--The Company has adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 established standards for reporting information about operating segments in financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company currently operates in a single business segment as a leading designer and manufacturer of a broad range of power supplies for original equipment manufacturers in the telecommunications, data networking, high-end workstations and other electronic industries.

    COMPREHENSIVE INCOME--During fiscal 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for the reporting and display of comprehensive income. Comprehensive income is defined as all changes in a company's net assets except changes resulting from transactions with shareholders. It differs from net income in that certain items currently recorded through equity are included in comprehensive income. The Company's net income was the same as comprehensive income for all periods presented.

    NEW ACCOUNTING PRONOUNCEMENT--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which the Company is required to adopt effective in its fiscal year 2001. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. The Company has not completed its evaluation of the effect of adopting SFAS No. 133.

    USE OF ESTIMATES--The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

    RECLASSIFICATIONS--Certain items in the prior period consolidated financial statements have been reclassified to conform to the current period presentation.

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996,
                 THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
      THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999 (CONTINUED)

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                          DECEMBER 31,
                                                  ----------------------------    JUNE 30,
                                                      1997           1998           1999
                                                  -------------  -------------  -------------
Land............................................  $     398,919  $     398,919  $     398,919
Building and improvements.......................        790,622        793,752        793,752
Machinery and equipment.........................      5,298,440      6,706,506      9,866,244
Dies, jigs and fixtures.........................        211,839        293,568        345,948
Office equipment and furniture..................        728,212        852,830        954,882
Automobiles and trucks..........................         89,177        138,625        138,625
Leasehold improvements..........................      1,028,887      1,261,888      1,323,166
Construction in progress........................        152,253        995,253        412,689
                                                  -------------  -------------  -------------
                                                      8,698,349     11,441,341     14,234,225
Less accumulated depreciation and
  amortization..................................     (2,313,659)    (3,984,245)    (5,107,768)
                                                  -------------  -------------  -------------
                                                  $   6,384,690  $   7,457,096  $   9,126,457
                                                  =============  =============  =============

    Included in property and equipment are assets under capital leases of $2,471,827 and $3,030,908 as of December 31, 1997 and 1998, respectively, and $4,131,273 as of June 30, 1999. Accumulated amortization of assets under capital leases was $757,589 and $1,279,264 as of December 31, 1997 and 1998,
respectively, and $1,668,779 as of June 30, 1999.

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996,
                 THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
      THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999 (CONTINUED)

4. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                  DECEMBER 31,
                                                                             ----------------------    JUNE 30,
                                                                                1997        1998         1999
                                                                             -----------  ---------  -------------
10.5% senior subordinated notes, interest due semi-annually beginning on
  November 1, 1999, redeemable at the Company's option beginning May 2004 at a rate of 105.25% of the original principal amount decreasing to 100%
  of the original principal amount at May 2007 and thereafter, the Company may also redeem up to 35% of the original principal amount prior to May
  2002 at 110.5% of the original principal amount, matures in May 2009.....  $        --  $      --  $ 100,000,000
Term loan, bearing interest at either LIBOR plus 2.75% at inception or prime plus 1.50% at inception, interest rates subject to change based on the Company's leverage ratio as defined, quarterly principal amounts due beginning September 30, 1999 at amounts ranging from $625,000 to
  $3,375,000, remaining unpaid principal and interest due April 30, 2005...           --         --     50,000,000
Three-year term loan, payable in monthly principal installments of $16,554,
  paid in full during 1998.................................................      827,708         --             --
Five-year credit facility, bearing interest at 8.13%, payable in monthly principal installments of $20,000 beginning April 1, 1997, collaterized
  by certain property and equipment, paid in full during May 1999..........    1,000,000    780,000             --
Revolving lines of credit..................................................    1,912,065         --      2,000,000
                                                                             -----------  ---------  -------------
                                                                               3,739,773    780,000    152,000,000
Less current portion.......................................................   (2,350,715)  (240,000)    (4,500,000)
                                                                             -----------  ---------  -------------
Total long-term debt.......................................................  $ 1,389,058  $ 540,000  $ 147,500,000
                                                                             ===========  =========  =============

    As of June 30, 1999, maturities of long-term debt are as follows:

1999 (subsequent to June 30)........................................  $    3,250,000
2000................................................................       4,250,000
2001................................................................       7,000,000
2002................................................................       8,450,000
2003................................................................       9,950,000
Thereafter..........................................................     119,100,000
                                                                      --------------
                                                                      $  152,000,000
                                                                      ==============

    The term loan is collateralized by substantially all of the Company's assets and contains certain financial covenants including capital expenditures limitations, minimum fixed charge coverage and interest coverage ratios, minimum debt to equity ratio requirements and restrictions on dividends. The Company was in compliance with these financial covenants as of June 30, 1999.

    The Company restructured its credit facility in March 1997, which resulted in the payment in full of a subordinated note to the previous owner of the Company. Payment of the subordinated note resulted in a gain of approximately $714,000 or $0.03 per unit. This gain on early extinguishment of debt has been included as an extraordinary item in the accompanying consolidated statements of income.

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996,
                 THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
      THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999 (CONTINUED)

4. LONG-TERM DEBT (CONTINUED)
    During April 1999, the Company entered into a revolving line of credit agreement, which provides for borrowings, based on a percentage of certain receivables and inventory, not to exceed $25,000,000. Borrowings bear interest at LIBOR plus 2.75% at inception or prime plus 1.50% at inception. Interest rates are subject to change over time based on the Company's leverage ratio as defined. This revolving line of credit is collateralized by substantially all of the Company's assets and is subject to the same financial covenants as the term loan discussed above. This revolving line of credit expires in 2005. Outstanding borrowings under this line of credit were $2,000,000 at June 30, 1999.

    During March 1997, and as part of the restructuring of its credit facility with an asset-based lender, the Company entered into a revolving line of credit which provided for maximum borrowings not to exceed $13,000,000. Borrowings under this revolving line of credit were tied to availability formulas as follows: 85% of eligibile trade receivables; 25% of eligible raw materials; and 60% of eligible finished goods. Inventory borrowings were capped at $2,600,000. This revolving line of credit was collateralized by all of the Company's assets and required the Company to comply with certain financial covenants such as certain financial ratios and maximum capital expenditures. This line of credit was paid off in full and terminated in 1998.

5. COMMITMENTS

    The Company leases certain of its manufacturing facilities under noncancelable operating leases for an aggregate monthly rental of approximately $107,000. These leases expire at various dates through 2009. One of the manufacturing facilities is leased from an entity controlled by an officer and a principal member of the Company. During the nine months ended December 31, 1996, the Company incurred rent expense of approximately $548,000 for the use of this location. Of this amount, $264,000 was deferred by the Company and recorded as subordinated notes payable as of December 31, 1996. The subordinated note was paid in full in 1997. Rental expense totaled approximately $693,000, $982,700 and $1,072,700 ($680,780, $783,740, and $862,280 to a related entity) for the nine months ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. Rental expense for the six-month periods ended June 30, 1998 (unaudited) and 1999 totaled approximately $544,873 and $624,952 ($429,355 and $448,310 to a related entity), respectively.

    The Company has two capital lease contracts, bearing interest at 6.41% and 9.75%. The total monthly principal and interest payments related to these capital leases are approximately $91,000. The leases expire between March 2000 and January 2004.

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996,
                 THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
      THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999 (CONTINUED)

5. COMMITMENTS (CONTINUED)
    A summary of lease commitments as of June 30, 1999 is as follows:

                                                                     CAPITAL       OPERATING
                                                                      LEASES        LEASES
                                                                   ------------  -------------
1999 (subsequent to June 30).....................................  $    546,247  $     711,723
2000.............................................................       860,607      1,433,091
2001.............................................................       744,663      1,200,540
2002.............................................................       744,663      1,012,790
2003.............................................................       711,851        998,682
Thereafter.......................................................        45,649      5,189,902
                                                                   ------------  -------------

Total minimum lease payments.....................................     3,653,680  $  10,546,728
                                                                                 =============
Less amount representing interest................................      (453,406)
                                                                   ------------

Present value of future minimum lease payments...................     3,200,274
Less current portion.............................................      (835,676)
                                                                   ------------
                                                                   $  2,364,598
                                                                   ============

Of the $10,546,728 total minimum payments for operating leases, $9,501,513 is payable to a related entity.

6. MEMBERS' EQUITY (DEFICIT)

    CAPITALIZATION--The Company's members' equity consists of Class A and Class B units. Class A units are entitled to one vote per unit and Class B units are not entitled to vote.

    On November 3, 1997, the members and managers authorized a dividend distribution of Class B units in the ratio of 99 Class B units for every Class A unit issued and outstanding to members as of November 3, 1997.All Unit A and Unit B stated values have been restated to reflect this transaction.

    UNIT SPLIT--Effective June 28, 1999, the Company's management committee approved a 75-for-1 split of the outstanding Class A units and Class B units from 4,000 to 300,000 and from 396,000 to 29,700,000, respectively. Accordingly, all unit and income per unit figures included in the accompanying consolidated financial statements and footnotes have been restated to reflect this unit split for all periods presented.

    UNIT OPTION PLAN--In June 1999, the Company adopted the 1999 Unit Option Plan (the Plan) which provides for the issuance to officers and key employees of up to a total of 2,970,000 options to purchase Class B units at an exercise price per unit of not less than 85% of fair market value. At June 30, 1999, 1,915,000 options were available for grant. Options expire no later than ten years from the date of grant and generally become exercisable over a five-year period.

    As permitted by SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company accounts for its employee stock-based compensation plan using the intrinsic value method under APB Opinion No. 25 and provides the expanded disclosures specified in SFAS No. 123. On June 28, 1999, the Company granted 1,055,000 unit options at an exercise price of $4.00, which represented the fair value of the Company's Class B units as determined by the Company's Management Committee utilizing the arms-length equity

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996,
                 THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
      THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999 (CONTINUED)

6. MEMBERS' EQUITY (DEFICIT) (CONTINUED) transaction which occurred on April 30, 1999, whereby a new member acquired a 60% majority equity interest from the then existing members. Accordingly, no compensation expense was recorded for these unit option grants pursuant to APB Opinion No. 25.

    Had compensation cost been determined using the provisions of SFAS No. 123, the difference between net income as reported and pro forma net income would have been insignificant, as the options were granted on June 28, 1999.

    For purposes of estimating the compensation cost of the Company's option grants in accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants during the six months ended June 30, 1999: expected volatility of zero; risk-free interest rate of 6%; and expected lives of five years.

    A summary of activity for the 1999 Unit Option Plan is presented below:

                                                                                                 WEIGHTED AVERAGE
                                                                                       UNITS      EXERCISE PRICE
                                                                                     ----------  ----------------
Outstanding, January 1, 1999.......................................................          --     $   --
Granted (weighted average fair value of $1.02).....................................   1,055,000        4.00
Exercised..........................................................................          --         --
Canceled...........................................................................          --         --
                                                                                     ----------
Balance, June 30, 1999.............................................................   1,055,000     $  4.00
                                                                                     ==========

    The following table summarizes information about options as of June 30, 1999:

                                  OPTIONS OUTSTANDING
                       -----------------------------------------    OPTIONS EXERCISABLE
                                       WEIGHTED                   ------------------------
                                       AVERAGE        WEIGHTED                  WEIGHTED
                                      REMAINING       AVERAGE                   AVERAGE
                         NUMBER      CONTRACTUAL      EXERCISE      NUMBER      EXERCISE
   EXERCISE PRICE      OUTSTANDING       LIFE          PRICE      EXERCISABLE    PRICE
---------------------  -----------  --------------  ------------  ----------  ------------
        $4.00           1,055,000         10           $4.00          --         $4.00
                       ===========                                ==========

    UNIT PURCHASE PLAN--In June 1999, the Company adopted the 1999 Unit Purchase Plan covering an aggregate of 1,500,000 shares of Class B membership units. The purpose of the 1999 Unit Purchase Plan is to enable selected officers, management committee members, employees, consultants and advisors of the Company to purchase Class B units. The price of the Class B units under the plan shall not be less than 85% of the fair market value of the Class B units. At June 30, 1999, the Company had granted 302,000 Class B units at $4.00 per unit, representing fair value consistent with the unit option grants described above, and had 1,198,000 units available to grant.

7. RETIREMENT PLANS

    In March 1996, the managers and members of the Company approved the adoption of a supplemental retirement plan (the 401(k) Plan) in which substantially all employees are eligible to participate after completing six months of employment. The 401(k) Plan allows participating employees to contribute up to

                  CHEROKEE INTERNATIONAL, LLC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1996,
                 THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND
      THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999 (CONTINUED)

7. RETIREMENT PLANS (CONTINUED)
15% of the employee's pretax compensation, with the Company making discretionary matching contributions. Company contributions fully vest and are nonforfeitable after the participant has completed five years of service. For the nine months ended December 31, 1996, and the years ended December 31, 1997 and 1998, the Company elected to contribute approximately $131,000, $184,100, and $201,700, respectively, to the 401(k) Plan. For the six-month periods ended June 30, 1998 (unaudited) and 1999, the Company accrued employer contributions of $101,802 and $123,423, respectively, for the 401(k) Plan. Administrative costs associated with the 401(k) Plan are paid by participants.

8. CONCENTRATION OF NET SALES

    For the nine months ended December 31, 1996 and the years ended
December 31, 1997 and 1998, approximately 55%, 53%, and 59%, respectively, of the Company's net sales were derived from four, five, and six customers, respectively. For the six months ended June 30, 1999, approximately 57% of the Company's net sales were derived from four customers. Although not anticipated, a decision by a major customer to decrease the amount purchased from the Company or to cease purchasing the Company's products would have a material adverse effect on the Company's financial position and results of operations.

    The Company sells its power supply products to OEMs in the telecommunications, networking, high-end workstations and other electronic industries. The Company uses information based on customers and geographic location; however, the business activities are managed as a single segment. For the nine months ended December 31, 1996, the years ended December 31, 1997 and 1998, and the six months ended June 30, 1998 and 1999, net sales by region were as follows:

                                       NINE MONTHS        ------  ----------  ------------SIX MONTHS ENDED
                                           ENDED       YEARS ENDED DECEMBER 31,               JUNE 30,
                                       DECEMBER 31,
                                           1996           1997           1998           1998           1999
                                       -------------  -------------  -------------  -------------  -------------
                                                                                     (UNAUDITED)
United States........................  $  48,979,763  $  72,717,181  $  75,583,826  $  34,114,316  $  53,976,306
Europe...............................      1,023,237      3,732,732     10,832,647      3,702,983     10,414,324
Other................................        194,550        572,255      1,136,583        285,382      2,105,718
                                       -------------  -------------  -------------  -------------  -------------
                                       $  50,197,550  $  77,022,168  $  87,553,056  $  38,102,681  $  66,496,348
                                       =============  =============  =============  =============  =============

    The Company's long-lived assets located outside of the United States were $2,030,640, $1,896,971, and $1,860,156 as of December 31, 1997 and 1998 and June
30, 1999, respectively.

9. SPECIAL BONUS DISTRIBUTION

    During the six months ended June 30, 1999, the Company's management committee authorized approximately $5,330,000 of special bonus payments to certain key employees for their role in the Company's growth and success over the previous years. These bonus payments were entirely funded by capital contributions made by the Company's then existing members.

                          INDEPENDENT AUDITORS' REPORT

To the Manager and Members of
  Cherokee International, LLC and subsidiaries:

    We have audited the consolidated financial statements of Cherokee International, LLC and subsidiaries (the Company) as of December 31, 1997 and 1998 and June 30, 1999, and for the nine months ended December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999, and have issued our report thereon dated September 15, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule on page F-18 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Costa Mesa, California
September 15, 1999

                          CHEROKEE INTERNATIONAL, LLC
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                                               CHARGED
                                                                 BALANCE AT  (CREDITED)                BALANCE AT
                                                                 BEGINNING   TO COST AND                 END OF
                                                                 OF PERIOD    EXPENSES    DEDUCTIONS     PERIOD
                                                                 ----------  -----------  -----------  ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Nine months ended December 31, 1996............................  $  349,391  $   214,319  $        --  $  563,710
Year ended December 31, 1997...................................     563,710      (98,710)     (65,000)    400,000
Year ended December 31, 1998...................................     400,000     (150,771)     (74,229)    175,000
Six months ended June 30, 1999.................................     175,000           --           --     175,000

RESERVE FOR INVENTORY OBSOLESCENCE:
Nine months ended December 31, 1996............................  $  134,835  $    50,535  $        --  $  185,370
Year ended December 31, 1997...................................     185,370           --           --     185,370
Year ended December 31, 1998...................................     185,370      392,940           --     578,310
Six months ended June 30, 1999.................................     578,310           --           --     578,310

                          CHEROKEE INTERNATIONAL, LLC
                      CHEROKEE INTERNATIONAL FINANCE, INC.

              10 1/2% SERIES B SENIOR SUBORDINATED NOTES DUE 2009

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                October 28, 1999


    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR OUR AFFAIRS HAVE NOT CHANGED SINCE THE DATE HEREOF.


    UNTIL JUNE 5, 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

CHEROKEE INTERNATIONAL, LLC.

    Cherokee International, LLC ("Cherokee International") is a California Limited Liability Company governed by the Beverly-Killea Limited Liability Company Act ("BKLLCA").

    Section 17155 of the BKLLCA empowers a California limited liability company to indemnify any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines or expenses of any kind incurred as a result of acting in that capacity, except that indemnification of managers for a breach of any fiduciary duty owed to the limited liability company and its members is not permitted under the BKLLCA.

    Article 12.2 of the Amended and Restated Operating Agreement of Cherokee International (the "Operating Agreement") provides, among other things, that to the fullest extent permitted by applicable law, Cherokee International shall indemnify and defend each member, Management Committee representative, officer, or other agent of the company, and the affiliates and partners of each of the foregoing, who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a member, Management Committee representative, officer or other agent of the Company, except that no such person shall be entitled to indemnification for any act or omission constituting gross negligence, willful misconduct or material breach of the Operating Agreement.

    The Operating Agreement facilitates the enforcement of indemnification rights by establishing the indemnification right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the Operating Agreement were set forth in a separate written contract between Cherokee International and the indemnified party. Therefore, any amendment or repeal of the indemnification provisions contained in the Operating Agreement or the BKLLCA shall only be prospective and will not affect the indemnification rights under such provision in effect at the time of the alleged occurrence of any action or omission to act.

    In addition, Cherokee International maintains insurance on behalf of its officers and Management Committee representatives against any liability asserted against or incurred by any such person acting in that capacity.

CHEROKEE INTERNATIONAL FINANCE, INC.

    Cherokee International Finance, Inc. ("Cherokee Finance") is a Delaware Corporation governed by the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").

    Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

    Article VIII of the bylaws of Cherokee Finance provide, among other things, that Cherokee Finance shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Cherokee Finance, or is or was a director or officer of Cherokee Finance serving at the request of Cherokee Finance as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Cherokee Finance, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    The Delaware General Corporation Law permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of any director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation of Cherokee Finance contains such a provision limiting the personal liability of its directors for monetary damages for a breach of the director's fiduciary duty, to the fullest extent currently permitted by the Delaware General Corporation Law.

    In addition, Cherokee Finance maintains insurance on behalf of its officers and directors against any liability asserted against or incurred by any such person acting in that capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)        Exhibits:

           *3.1       Second Amended and Restated Operating Agreement of Cherokee International,
                      LLC, dated as of April 30, 1999.

           *3.2       Amendment No. 1 to the Second Amended and Restated Operating Agreement of
                      Cherokee International, LLC, dated as of June 28, 1999.

           *3.3       Amendment No. 2 to the Second Amended Restated Operating Agreement of
                      Cherokee International, LLC, dated as of June 28, 1999.

           *3.4       Certificate of Incorporation of Cherokee International Finance, Inc.

           *3.5       Bylaws of Cherokee International Finance, Inc.

           *4.1       Indenture, dated as of April 30, 1999, among the Issuers and Firstar Bank of Minnesota, N.A., as trustee, relating to the notes.

           *4.2       Form of 10 1/2% Series A Senior Subordinated Notes due 2009 (included in
                      Exhibit 4.1).

           *4.3       Form of 10 1/2% Series B Senior Subordinated Note due 2009 (included in
                      Exhibit 4.1).

           *4.4       Registration Rights Agreement, dated as of April 30, 1999, among the
                      Issuers and Credit Suisse First Boston Corporation.

           *5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the
                      Issuers.

           *10.1      Credit Agreement, dated as of April 30, 1999, among Cherokee International,
                      LLC, as borrower, Heller Financial, Inc., as agent and lender, and Bank
                      Austria Creditanstalt Corporate Finance, Inc., Fleet Capital Corporation,
                      Finova Capital Corporation, Key Corporate Capital Inc. and U.S. Bank, as
                      lenders.

           *10.2      Security Agreement, dated as of April 30, 1999, between Cherokee
                      International, LLC and Heller Financial, Inc., as agent.

           *10.3      Security Agreement, dated as of April 30, 1999, between Cherokee
                      International Finance, Inc. and Heller Financial, Inc., as agent.

           *10.4      Cherokee International, LLC 1999 Unit Option Plan.

           *10.5      Form of Unit Option Agreement.

           *10.6      Cherokee International, LLC 1999 Unit Purchase Plan.

           *10.7      Noncompetition and Confidentiality Agreement, dated as of April 30, 1999, between Cherokee International, LLC and Mukesh Patel.

           *10.8      Noncompetition and Confidentiality Agreement, dated as of April 30, 1999, between Cherokee International, LLC and Bud Patel.

           *10.9      Noncompetition and Confidentiality Agreement, dated as of April 30, 1999, between Cherokee International, LLC and Pat Patel.

           *10.10     Noncompetition and Confidentiality Agreement, dated as of April 30, 1999, between Cherokee International, LLC and Amrit Patel.

           *12.1      Statement regarding the computation of ratio of earnings to fixed charges for the Company.

           *23.1      Consent of Deloitte & Touche LLP.

           *23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the
                      Issuers (included in Exhibit 5.1).

           *24.1      Powers of Attorney for each registrant.

           *25.1      Statement of Eligibility and Qualification on Form T-1 of Firstar Bank of
                      Minnesota, N.A., as trustee under the indenture relating to the Company's
                      10 1/2% Series B Senior Subordinated Notes due 2009.

           *27.1      Financial Data Schedule for the six months ended June 30, 1998 and 1999.

           *27.2      Financial Data Schedule for fiscal years ended December 31, 1996, 1997 and
                      1998.

           *99.1      Form of Letter of Transmittal.

           *99.2      Form of Notice of Guaranteed Delivery.

           *99.3      Form of Letter of Brokers, Dealers, Commercial Banks, Trust Companies and
                      Other Nominees.

           *99.4      Form of Letter to Clients.


------------------------

*   Previously filed.

ITEM 22. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this Amendment to Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California on October 28, 1999.


                                CHEROKEE INTERNATIONAL, LLC

                                By:             /s/ GANPAT I. PATEL
                                     -----------------------------------------
                                                  Ganpat I. Patel
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                CHEROKEE INTERNATIONAL FINANCE, INC.

                                By:             /s/ GANPAT I. PATEL
                                     -----------------------------------------
                                                  Ganpat I. Patel
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                          CHEROKEE INTERNATIONAL, LLC

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman, Chief Executive
              *                   Officer and member of
------------------------------    Management Committee       October 28, 1999
       Ganpat I. Patel            (Principal Executive
                                  Officer)

 /s/ R. VAN NESS HOLLAND, JR.   Chief Financial Officer
------------------------------    (Principal Financial and   October 28, 1999
   R. Van Ness Holland, Jr.       Accounting Officer)

              *                 Executive Vice President
------------------------------    and member of Management   October 28, 1999
         Kenneth King             Committee

              *                 Executive Vice President
------------------------------    and member of Management   October 28, 1999
      Bahechar S. Patel           Committee

              *
------------------------------  Member of Management         October 28, 1999
       Ian A. Schapiro            Committee

              *
------------------------------  Member of Management         October 28, 1999
        Stephen Kaplan            Committee

              *
------------------------------  Member of Management         October 28, 1999
          Tony Bloom              Committee

              *
------------------------------  Member of Management         October 28, 1999
        Raymond Meyer             Committee

              *
------------------------------  Member of Management         October 28, 1999
     Christopher Brothers         Committee


*By:       /s/ RITA PATEL
      -------------------------
             Rita Patel
          ATTORNEY-IN-FACT

                      CHEROKEE INTERNATIONAL FINANCE, INC.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.


             NAME                         TITLE*                   DATE
------------------------------  --------------------------  -------------------

                                Chief Executive Officer,
              ++                  President and Director
------------------------------    (Principal Executive       October 28, 1999
       Ganpat I. Patel            Officer)

              ++
------------------------------  Vice President, Secretary    October 28, 1999
       Ian A. Schapiro            and Director

              ++
------------------------------  Director                     October 28, 1999
      Bahechar S. Patel


------------------------

* Cherokee International Finance, Inc. has no principal financial or accounting officers, other than its Chief Executive Officer.

++By:      /s/ RITA PATEL
      -------------------------
             Rita Patel
          ATTORNEY-IN-FACT